Filed Pursuant to Rule 424(b)(3)

Registration No. 333-260299

Prospectus Supplement No. 12

(to prospectus dated November 1, 2021)

UP TO 8,526,546 SHARES OF COMMON STOCK ISSUABLE UPON THE

EXERCISE OF WARRANTS

UP TO 12,668,314 SHARES OF COMMON STOCK

UP TO 3,500,000 PRIVATE PLACEMENT WARRANTS

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement the information contained in the prospectus dated November 1, 2021 (as may be supplemented or amended from time to time, the “Prospectus”), with the information contained in our Current Report on Form 8-K, which we filed with the SEC on September 20, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement.

The Prospectus and this Prospectus Supplement relate to the issuance by us of up to an aggregate of 8,526,546 shares of our common stock, par value $0.0001 per share (“Common Stock”), which consists of:

•

up to 4,311,322 shares of Common Stock that are issuable upon the exercise of 8,622,644 warrants originally issued in the initial public offering of Chardan Healthcare Acquisition 2 Corp. (“Chardan”) to the holders thereof (the “Public Warrants”);

•

up to 3,500,000 shares of Common Stock that are issuable upon the exercise of 3,500,000 warrants originally issued in a private placement concurrently with the initial public offering of Chardan (the “Private Placement Warrants”); and

•

up to 715,224 shares of Common Stock that are issuable upon the exercise of a pre-funded warrant originally issued in the PIPE Investment (as defined below) (the “Pre-Funded Warrant”, and together with the Public Warrants and the Private Placement Warrants, the “Warrants”).

In addition, the Prospectus and this Prospectus Supplement relate to the resale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 12,668,314 shares of Common Stock and 3,500,000 Private Placement Warrants, which consists of:

•

up to 2,284,776 shares of Common Stock (the “PIPE Shares”) issued in a private placement pursuant to subscription agreements entered into between us and the subscribers on March 22, 2021 (the “PIPE Investment”);

•

up to 6,305,061 shares of Common Stock (the “Old Renovacor Stockholder Shares”) issued to certain former stockholders of Old Renovacor (defined below) (the “Old Renovacor Stockholders”) in connection with the Merger (as defined below);

•	up to 1,655,661 shares of Common Stock (the “Sponsor Shares”) originally issued in a private placement to Chardan Investments 2, LLC (the “Sponsor”) and certain of its directors and employees;

•	up to 1,922,816 shares of Common Stock (the “Earnout Shares”) that may be issued pursuant to the earnout provisions of the Merger Agreement (as defined herein);

•

up to 500,000 shares of restricted Common Stock held in escrow and subject to forfeiture pursuant to certain conditions more fully described in the Sponsor Support Agreement (as defined herein) (the “Sponsor Earnout Shares”); and

•	up to 3,500,000 Private Placement Warrants.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

We are a “smaller reporting company” and “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), and are subject to reduced reporting requirements.

Our Common Stock is currently listed on the NYSE American LLC (the “NYSE”) under the symbol “RCOR”, and our Public Warrants are currently listed on NYSE under the symbol “RCOR.WS”. On September 20, 2022, the closing price of our Common Stock was $2.18 and the closing price for our Public Warrants was $0.11.

See the section “ Risk Factors” beginning on page 10 of the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 20, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2022

Renovacor, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39271	83-3169838
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Broadway, Suite 310
Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (610) 424-2650

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RCOR	NYSE American LLC
Warrants to purchase one share of common stock at an exercise price of $11.50	RCOR.WS	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

Merger Agreement

On September 19, 2022, Renovacor, Inc., a Delaware corporation (“Renovacor” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Renovacor, Rocket Pharmaceuticals, Inc., a Delaware corporation (“Rocket”), Zebrafish Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Rocket (“Merger Sub I”), and Zebrafish Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Rocket (“Merger Sub II,” and together with Merger Sub I, the “Merger Subs”). Each of the board of directors of Rocket and the board of directors of Renovacor (the “Renovacor Board”) have unanimously approved the Merger Agreement.

Pursuant to and on the terms and conditions set forth in the Merger Agreement, (i) first, Merger Sub I will merge with and into Renovacor (the “First Merger”, and the effective time of the First Merger, the “First Effective Time”), with Renovacor continuing as the surviving entity (the “Initial Surviving Corporation”) in the First Merger and (ii) second, the Initial Surviving Corporation will merge with and into Merger Sub II (the “Second Merger”, and together with the First Merger, the “Mergers”), with Merger Sub II continuing as the surviving entity in the Second Merger and as a wholly owned subsidiary of Rocket.

The Mergers are intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Merger Consideration

Subject to the terms and conditions of the Merger Agreement, at the effective time of the First Merger (the “First Effective Time”), each share of common stock of Renovacor, par value $0.0001 per share (collectively, the “Renovacor Shares”), issued and outstanding immediately prior to the First Effective Time will be converted into the right to receive a number of shares of common stock of Rocket, par value $0.01 per share (collectively, the “Rocket Shares”), determined on the basis of an exchange formula set forth in the Merger Agreement (the “Exchange Ratio”). The Exchange Ratio will initially be equal to approximately 0.1676 Rocket Shares for each Renovacor Share (subject to adjustment as described in this paragraph, the “Per Share Merger Consideration”). Under certain circumstances further described in the Merger Agreement, the Exchange Ratio may be adjusted upward or downward based on the level of Renovacor’s net cash at the closing of the First Merger and certain other adjustments, as determined in accordance with the Merger Agreement. There can be no assurances as to Renovacor’s level of net cash between now and the closing of the transactions contemplated by the Merger Agreement (the “Closing”).

In addition, subject to the terms and conditions of the Merger Agreement:

•

Immediately prior to the First Effective Time, each Sponsor Earnout Share (as defined in the Merger Agreement) will vest in full and be released to Chardan Investments 2, LLC (formerly known as Chardan Investments III, LLC), a Delaware limited liability company (the “Sponsor”), in accordance with the terms of the that certain Sponsor Support Agreement, dated as of March 22, 2021, by and among Renovacor (formerly known as Chardan Healthcare Acquisition 2 Corp.), the Sponsor and Renovacor Holdings, Inc. (formerly known as Renovacor, Inc.) (“Renovacor Holdings”) and, at the First Effective Time, will be canceled and converted into the right to receive the Per Share Merger Consideration;

•

Immediately prior to the First Effective Time, Renovacor will issue a number of Renovacor Shares comprising the maximum number of SPAC Merger Earnout Shares (as defined in the Merger Agreement) issuable in connection with and in accordance with that certain Agreement and Plan of Merger, dated as of March 22, 2021 (the “SPAC Merger Agreement”), by and among Renovacor (formerly known as Chardan Healthcare Acquisition 2 Corp.), CHAQ2 Merger Sub, Inc., a Delaware corporation, and Renovacor Holdings to certain persons entitled thereto (other than Renovacor Shares issuable in settlement of outstanding Company Earnout RSUs (as defined in the Merger Agreement)) and, at the First Effective Time, the Renovacor Shares issuable pursuant to this paragraph will be canceled and converted into the right to receive the Per Share Merger Consideration;

•

Immediately prior to the First Effective Time, Renovacor will issue a number of Renovacor Shares comprising the maximum number of SPAC Merger Earnout Shares issuable in settlement of Company Earnout RSUs and, at the First Effective Time, the Renovacor Shares issuable pursuant to this paragraph will be canceled and converted into the right to receive the Per Share Merger Consideration;

•

At the First Effective Time, each restricted stock unit award that is subject to time vesting (each, a “Renovacor Time-Vesting RSU”) outstanding immediately prior to the First Effective Time will automatically, without any further action on the part of Rocket, Merger Sub I, Renovacor or any holder thereof, vest in full and be canceled and converted into the right to receive a number of Rocket Shares, rounded to the nearest whole number, equal to the number of Renovacor Shares subject to such Renovacor Time-Vesting RSU multiplied by the Exchange Ratio;

•

At the First Effective Time, each option to purchase Renovacor Shares (each, a “Renovacor Option”) outstanding immediately prior to the First Effective Time will automatically, without any action on the part of Rocket, Merger Sub I, Renovacor or any holder thereof, be converted into and thereafter evidence an option to acquire a number of Rocket Shares that is equal to the product of (A) the number of Renovacor Shares subject to such Renovacor Option as of immediately prior to the First Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Rocket Shares (after such conversion, an “Exchanged Option”), at an exercise price per Rocket Share underlying such Exchanged Option equal to the quotient obtained by dividing (x) the per share exercise price of Renovacor Options immediately prior to the First Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent;

•

Each public warrant to purchase shares of Renovacor Common Stock (each, a “Renovacor Public Warrant”) outstanding and unexercised immediately prior to the First Effective Time will automatically, without any action on the part of Rocket, Merger Sub I, Renovacor or any holder thereof, be converted into and thereafter evidence a warrant to purchase a number of Rocket Shares, rounded down to the nearest whole share, that is equal to the product of (A) the number of shares of Renovacor Common Stock subject to such Renovacor Public Warrant as of immediately prior to the First Effective Time, multiplied by (B) the Exchange Ratio (after such conversion, an “Exchanged Warrant”), at an exercise price per Rocket Share underlying such Exchanged Warrant equal to the quotient obtained by dividing (x) the per share exercise price applicable to such Renovacor Public Warrant immediately prior to the First Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent;

•

Each private warrant to purchase Renovacor Shares (each, a “Renovacor Private Warrant”) outstanding and unexercised immediately prior to the First Effective Time will automatically, without any action on the part of Rocket, Merger Sub I, Renovacor or any holder thereof, be converted into and thereafter evidence an Exchanged Warrant entitling the holder thereof to purchase a number of Rocket Shares, rounded down to the nearest whole share, that is equal to the product of (A) the number of Renovacor Shares subject to such Renovacor Private Warrant as of immediately prior to the First Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per Rocket Share underlying such Exchanged Warrant equal to the quotient obtained by dividing (x) the per share exercise price applicable to such Renovacor Private Warrant immediately prior to the First Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent; and

•

Each pre-funded warrant to purchase Renovacor Shares (each, a “Renovacor Pre-Funded Warrant”) outstanding and unexercised immediately prior to the First Effective Time will automatically, without any action on the part of Rocket, Merger Sub I, Renovacor or any holder thereof, be converted into and thereafter evidence an Exchanged Warrant entitling the holder thereof to purchase a number of Rocket Shares, rounded down to the nearest whole share, that is equal to the product of (A) the number of Renovacor Shares subject to such Renovacor Private Warrant as of immediately prior to the First Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per Rocket Share underlying such

Exchanged Warrant equal to the quotient obtained by dividing (x) the per share exercise price applicable to such Renovacor Private Warrant immediately prior to the First Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent.

Conditions to the Mergers

The closing of the Mergers is subject to the satisfaction or waiver of certain conditions including, among other things, (i) the required approvals by Rocket’s and Renovacor’s stockholders, (ii) the accuracy of the respective representations and warranties of each party, subject to certain materiality qualifications, (iii) compliance by the parties with their respective covenants, (iv) the absence of any law or order preventing the Mergers and the contemplated transactions, (v) the Rocket Shares to be issued in the First Merger being approved for listing (subject to official notice of issuance) on Nasdaq as of the closing and (vi) the Registration Statement (as defined below) having become effective in accordance with the provisions of the Securities Act of 1933, as amended, and not being subject to any stop order or proceeding (or threatened proceeding by the Securities and Exchange Commission (the “SEC”)) seeking a stop order with respect to the Registration Statement that has not been withdrawn.

Certain Other Terms of the Merger Agreement

Renovacor and Rocket have made customary representations and warranties in the Merger Agreement. The Merger Agreement also contains customary covenants and agreements, including covenants and agreements relating to (i) the conduct of each of Renovacor’s and Rocket’s business between the date of the signing of the Merger Agreement and the Closing and (ii) the efforts of the parties to cause the Mergers to be completed, including actions which may be necessary to obtain the required regulatory consents and approvals for the transaction.

In connection with the Mergers, Rocket and Renovacor will jointly prepare and file a registration statement on Form S-4 (the “Registration Statement”), in which a joint proxy statement will be included (the “Proxy Statement”) to seek the approval of (i) Rocket’s stockholders with respect to certain actions, including the issuance of Rocket Shares, pursuant to the Nasdaq rules (the “Rocket Stockholder Approval”) and (ii) Renovacor’s stockholders with respect to certain actions, including the adoption of the Merger Agreement and the approval of the First Merger (the “Company Stockholder Approval”).

Renovacor is subject to a customary “no-shop” provision whereby, subject to certain exceptions, it is prohibited from, directly or indirectly (i) initiating, seeking or soliciting, or knowingly encouraging or facilitating (including by way of furnishing non-public information) or inquiring or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal (as defined in the Merger Agreement); (ii) participating or engaging in discussions or negotiating with, or disclosing any non-public information or data relating to, Renovacor or its Subsidiary or affording access to the properties, books or records of Renovacor or its subsidiary to any person that has made or could reasonably be expected to make, a Company Acquisition Proposal; or (iii) entering into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, whether or not binding, with respect to a Company Acquisition Proposal. The “no-shop” provision is subject to certain exceptions that permit the board of directors of Renovacor (the “Renovacor Board”) to comply with its fiduciary duties, which, under certain circumstances, would enable Renovacor to provide information to, and enter into discussions or negotiations with, third parties in response to a Superior Proposal (as defined in the Merger Agreement).

The Merger Agreement contains certain customary termination rights, including, among others:

•	upon the mutual consent of Rocket and Renovacor;

•

by Renovacor, if any of Rocket’s or the Merger Sub’s covenants, representations or warranties contained in the Merger Agreement will be or have become untrue and such breach is not capable of being cured or has not been cured within 45 days following notice of such breach;

•

by Renovacor, if at any time prior to the Renovacor Stockholder Approval, upon written notice to Rocket, in order to enter into a definitive agreement for a transaction constituting a Superior Proposal;

•	by Renovacor, if Rocket makes a Rocket Adverse Recommendation Change (as defined in the Merger Agreement);

•	by Rocket, if Renovacor makes a Company Adverse Recommendation Change (as defined in the Merger Agreement); and

•

by either Rocket or Renovacor, if (A) a court of competent jurisdiction or other governmental body issues a final and non-appealable order, decree or ruling, or has taken any other action, having the effect of prohibiting the Mergers and the contemplated transactions, (B) the Mergers have not occurred by March 19, 2023, subject to certain conditions, (C) Renovacor Stockholder Approval will not have been obtained at Renovacor’s stockholder meeting or any adjournment thereof; or (D) the Rocket Stockholder Approval will not have been obtained at Rocket’s stockholder meeting or any adjournment thereof.

In addition, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, (x) Rocket and Renovacor are permitted to terminate the Merger Agreement prior to the First Effective Time, subject to the payment by either Rocket or Renovacor, as applicable, of a termination fee of $1.74 million or (y) in some circumstances, Rocket may be required to reimburse Renovacor’s expenses up to a maximum of $750,000.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary has been included to provide investors and security holders with information regarding the terms of the Merger Agreement and is qualified in its entirety by the terms and conditions of the Merger Agreement. It is not intended to provide any other factual information about Renovacor, Rocket or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by each of the parties to the Merger Agreement, which were made only for purposes of the Merger Agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Renovacor, Rocket or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Renovacor’s or Rocket’s public disclosures.

Voting and Support Agreement

Contemporaneously with the execution of the Merger Agreement, (i) Renovacor and certain stockholders of Rocket (the “ Rocket Stockholders”) holding approximately 35% of Rocket’s outstanding shares, entered into a voting and support agreement (the “Rocket Voting Agreement”), and (ii) Rocket and certain stockholders of Renovacor (the “Renovacor Stockholders”) holding approximately 9.4% of Renovacor’s outstanding shares, entered into a voting and support agreement (the “Renovacor Voting Agreement,” and together with the Rocket Voting Agreement, the “Support Agreements”). Pursuant to the Support Agreements, the Rocket Stockholders and the Renovacor Stockholders, respectively, agreed to, among other things, vote all of their shares in Renovacor and/or Rocket, as the case may be, that they own as of the record date for the Renovacor and Rocket stockholder meetings (i) only in the case of the Renovacor Stockholder, in favor of (A) the Mergers and the adoption and approval of the Merger Agreement and the terms thereof, and (B) each of the other transactions contemplated by the Merger Agreement; (ii) only in the case of Rocket Stockholders, in favor the issuance of the shares of Rocket Common Stock in connection with the First Merger; (iii) against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Mergers or any of the transactions contemplated by the Merger Agreement; (iv) against any action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any of the other transactions contemplated by the Merger Agreement, including against any competing proposals; (v) in favor of any adjournment or postponement recommended by Renovacor or Rocket, as applicable, with respect to any meeting of the Renovacor stockholders or Rocket stockholders, as applicable; and (vi) in favor of any other matter necessary or appropriate to effect the consummation of the transactions contemplated by the Merger Agreement, including the Mergers.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Voting Agreements, forms of which are filed as Exhibit 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01.	Other Events.

On September 20, 2022, Renovacor and Rocket issued a joint press release announcing that they had entered into the Merger Agreement. A copy of the joint press release is attached hereto as Exhibit 99.3 and is incorporated herein by reference.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this communication that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the anticipated closing of and synergies related to the transaction, expectations concerning market position, future operations and other financial and operating information.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: uncertainties as to the timing of the consummation of the proposed transaction and the ability of the parties to consummate the proposed transaction; the satisfaction of the conditions precedent to consummation of the proposed transaction, including the approval of Renovacor’s and Rocket’s stockholders; any litigation related to the proposed transaction; disruption of Renovacor’s or Rocket’s current plans and operations as a result of the proposed transaction; the ability of Renovacor or Rocket to retain and hire key personnel; competitive responses to the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; the ability of Rocket to successfully integrate Renovacor’s operations and technology; diversion of managements’ attention from ongoing business operations and opportunities; the ability of Rocket to implement its plans, forecasts and other expectations with respect to Renovacor’s business after the completion of the transaction and realize additional opportunities for growth and innovation; the ability of Rocket to realize the anticipated synergies from the proposed transaction in the anticipated amounts or within the anticipated timeframes or costs expectations or at all; the ability to maintain relationships with Rocket’s and Renovacor’s respective employees, customers, other business partners and governmental authorities; competition; the impact of the COVID-19 pandemic on Renovacor’s and Rocket’s businesses, supply chain and labor force; risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction, including as a result of inflationary pressures; the interest from patients and families for participation in each of Rocket’s ongoing trials, expectations regarding the delays and impact of COVID-19 on clinical sites, patient enrollment, trial timelines and data readouts, expectations regarding drug supply for ongoing and anticipated trials, actions of regulatory agencies, which may affect the initiation, timing and progress of pre-clinical studies and clinical trials of the parties respective product candidates; the risk that the results of preclinical studies and clinical trials may not be predictive of future results in connection with future studies or trials; and the risks and uncertainties described in the “Risk Factors” section of Renovacor’s and Rocket’s respective annual and quarterly and reports filed the Securities Exchange Commission. These risks, as well as other risks related to the proposed transaction, will be included in the registration statement on Form S-4 and proxy statement/prospectus that will be filed with the Securities and Exchange Commission (“SEC”) in connection with the proposed transaction. While the list of factors presented here is, and the list of factors to be presented in the registration statement on Form S-4 are, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-

looking statements, and neither Renovacor nor Rocket assumes any obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Renovacor nor Rocket gives any assurance that it will achieve its expectations.

Important Additional Information Regarding the Transaction Will Be Filed With the SEC

In connection with the proposed transaction between Renovacor and Rocket, Renovacor and Rocket will file relevant materials with the SEC, including a Rocket registration statement on Form S-4 that will include a joint proxy statement of Renovacor and Rocket and will also constitute a prospectus of Rocket, and a definitive proxy statement will be mailed to stockholders of Renovacor and Rocket, respectively. INVESTORS AND SECURITY HOLDERS OF RENOVACOR AND ROCKET ARE URGED TO READ THE PROSPECTUS/JOINT PROXY STATEMENT THAT WILL BE INCLUDED IN THE REGISTRATION STATEMENT ON FORM S-4, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROSPECTUS/JOINT PROXY STATEMENT (IF ANY) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE PARTIES TO THE PROPOSED TRANSACTION AND THE RISKS ASSOCIATED WITH THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain, without charge, a copy of the registration statement, the prospectus/joint proxy statement and other relevant documents filed with the SEC (when available) from the SEC’s website at http://www.sec.gov. Copies of the documents filed with the SEC by Renovacor will be available free of charge on Renovacor’s internet website at www.renovacor.com under the tab “Investor & Media - Financials” or by contacting Renovacor’s Investor Relations Department at investors@renovacor.com. Copies of the documents filed with the SEC by Rocket will be available free of charge on Rocket’s internet website at www.rocketpharma.com under the tab “Investors – SEC Filings”.

Participants in the Solicitation

Renovacor, Rocket and certain of their directors, executive officers and other members of management may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Renovacor or Rocket in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the prospectus/joint proxy statement when it is filed with the SEC. Information regarding Renovacor’s directors and executive officers is contained in Renovacor’s definitive proxy statement, which was filed with the SEC on April 14, 2022, and Renovacor’s Current Reports on Form 8-K, filed with the SEC on March 28, 2022 and June 3, 2022 (as amended on June 24, 2022). Information regarding Rocket’s directors and executive officers is contained in Rocket’s definitive proxy statement, which was filed with the SEC on April 29, 2022. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of Renovacor’s or Rocket’s security holders generally, by reading the prospectus/joint proxy statement and other relevant documents regarding the transaction, which will be filed with the SEC. You may obtain these documents (when they become available) free of charge through the website maintained by the SEC at http://www.sec.gov and from the Investor Relations websites of Rocket or Renovacor as described above.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This communication does not constitute a prospectus or prospectus equivalent document. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. In connection with the proposed transaction, Rocket will file a registration statement on Form S-4 that will include a joint proxy statement of Renovacor and Rocket and will also constitute a prospectus of Rocket. INVESTORS AND SECURITY HOLDERS OF RENOVACOR AND ROCKET ARE URGED TO READ THE PROSPECTUS/JOINT PROXY STATEMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibits shall be deemed to be furnished.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of September 19, 2022, by and among Renovacor, Inc, Rocket Pharmaceuticals, Inc., Merger Sub I and Merger Sub II

99.1	Form of Voting and Support Agreement between Renovacor, Inc. and the stockholders party thereto

99.2	Form of Voting and Support Agreement between Rocket Pharmaceuticals, Inc. and the stockholders party thereto

99.3	Joint Press Release, dated September 20, 2022

104	Cover Page Interactive Data File (embedded with Inline XBRL document)

*

Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Renovacor hereby undertakes to furnish supplementally copies of any of the omitted schedules upon request by the SEC; provided, however, that Renovacor may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedule so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RENOVACOR, INC.

Date: September 20, 2022	By:	/s/ Magdalene Cook, M.D.
President, Chief Executive Officer and Director

Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ROCKET PHARMACEUTICALS, INC.,

ZEBRAFISH MERGER SUB, INC.,

ZEBRAFISH MERGER SUB II, LLC,

and

RENOVACOR, INC.

dated as of September 19, 2022

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of September 19, 2022 (the “Agreement Date”), by and among Rocket Pharmaceuticals, Inc., a Delaware corporation (“Parent”), Zebrafish Merger Sub, Inc., a Delaware corporation and a direct wholly owned Subsidiary of Parent (“Merger Sub I”), Zebrafish Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned Subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, the “Merger Subs”) and Renovacor, Inc., a Delaware corporation (the “Company”).

WHEREAS, the board of directors of Parent (the “Parent Board”) and the board of directors of the Company (the “Company Board”) each propose to effect a business combination pursuant to which (i) Merger Sub I will merge with and into the Company (the “First Merger”), and pursuant to which each share of common stock of the Company, $0.0001 par value per share (each, a “Company Share”), outstanding at the First Effective Time will be converted into the right to receive a number of fully paid and non-assessable shares of common stock of Parent, $0.01 par value per share (each, a “Parent Share”), equal to the Exchange Ratio, as more fully provided in this Agreement; and (ii) the Company, as the surviving corporation of the First Merger, will merge with and into Merger Sub II (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub II as the surviving limited liability company;

WHEREAS, the Company Board has (i) determined that this Agreement and the Contemplated Transactions on the terms and subject to the conditions contained herein are advisable, fair to and in the best interests of the Company and its stockholders (the “Company Stockholders”); (ii) approved and deemed advisable the execution and delivery of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Mergers; and (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the Company Stockholders and resolved to recommend that the Company Stockholders adopt this Agreement;

WHEREAS, the Parent Board has (i) approved the execution and delivery of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Mergers, and the issuance of Parent Shares in connection therewith, each on the terms and subject to the conditions set forth herein and (ii) directed that the issuance of the Parent Shares be submitted to a vote at a meeting of the stockholders of Parent (the “Parent Stockholders”) and resolved to recommend that the Parent Stockholders approve such issuance;

WHEREAS, the board of directors of Merger Sub I (the “Merger Sub I Board”) has (i) approved the execution and delivery of this Agreement, the performance by Merger Sub I of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Mergers; and (ii) recommended that its sole stockholder adopt this Agreement;

WHEREAS, Parent, as the sole stockholder of Merger Sub I, has (i) determined that it is advisable and in the best interests of Merger Sub I and its sole stockholder to enter into this Agreement and (ii) approved, adopted and declared advisable this Agreement and the consummation of the Contemplated Transactions, including the Mergers;

WHEREAS, Parent, as the sole member and managing member of Merger Sub II, has (i) approved the execution and delivery of this Agreement, the performance by Merger Sub II of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Mergers, (ii) determined that it is advisable and in the best interests of Merger Sub II and its sole member to enter into this Agreement and (iii) approved, adopted and declared advisable this Agreement and the consummation of the Contemplated Transactions, including the Mergers;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain Company Stockholders have executed and delivered that certain Voting Agreement, dated as of the date hereof, in the form of Exhibit A, by and between Parent and such Company Stockholders (the “Company Voting Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of the Company Shares beneficially owned by such Persons in favor of the approval and adoption of this Agreement and the Contemplated Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement certain Parent Stockholders have executed and delivered that certain Voting Agreement, dated as of the date hereof, in the form of Exhibit B, by and between the Company and such Parent Stockholders (the “Parent Voting Agreement”) pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of the Parent Shares beneficially owned by such Persons in favor of the issuance of Parent Shares in connection with the First Merger; and

WHEREAS, it is intended that for U.S. federal income Tax purposes, (a) the First Merger will be treated as part of a single integrated transaction that includes the Second Merger, and (b) the Mergers, taken together, should qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement will be a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a);

NOW, THEREFORE, in consideration of the premises, representations and warranties and mutual covenants contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Certain Definitions. For purposes of this Agreement:

“401(k) Plan” has the meaning set forth in Section 6.19.

“AAA” has the meaning set forth in Section 6.18(e).

“Acceptable Confidentiality Agreement” means any agreement with the Company that is either (a) in effect as of the execution and delivery of this Agreement or (b) executed, delivered and effective after the execution and delivery of this Agreement, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and Representatives) that receive material non-public information of, or with respect to, the Company to keep such information confidential; provided, however, that, in the case of clause (b), (i) the provisions contained therein are not materially less favorable in the aggregate to the Company than the terms of the Confidentiality Agreement (it being agreed that such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Company Acquisition Proposal) and (ii) such agreement does not contain any provision that prohibits the Company from satisfying its obligations hereunder.

“Accounting Firm” has the meaning set forth in Section 6.18(e).

“Action” means any claim, controversy, charge, cause of action, complaint, demand, audit, examination, mediation, action, suit, arbitration, proceeding, investigation or other legal proceeding.

“Affiliate” means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Corruption Laws” has the meaning set forth in Section 3.20(h).

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, state antitrust laws, and all other applicable Laws (including non-U.S. Laws) issued by a Governmental Body that are designed or intended to preserve or protect competition, prohibit and restrict agreements in restraint of trade or monopolization, attempted monopolization, restraints of trade and abuse of a dominant position, or to prevent acquisitions, mergers or other business combinations and similar transactions, the effect of which may be to lessen or impede competition or to tend to create or strengthen a dominant position or to create a monopoly.

“Book-Entry Share” has the meaning set forth in Section 2.09(a).

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are closed in New York, New York.

“Capital Leases” means all obligations for capital leases (determined in accordance with GAAP).

“Capitalization Date” has the meaning set forth in Section 3.03(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as may be amended from time to time, and any administrative or other guidance published with respect thereto by any Governmental Body (including IRS Notice 2020-22), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020, IRS Notices 2020-65 or 2021-11, and the Consolidated Appropriations Act, 2021) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of state, local or non-U.S. Law and including any related or similar orders or declarations from any Governmental Body).

“Cash Determination Time” has the meaning set forth in Section 6.18(a).

“CERCLA” has the meaning set forth in Section 3.18(d).

“Certificate of Merger” has the meaning set forth in Section 2.03.

“Change in Control Severance Plan” has the meaning set forth in Section 5.01(b)(v).

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” has the meaning set forth in Section 2.02.

“Code” has the meaning set forth in Section 2.08(c).

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” means any proposal or offer, whether or not in writing, for any transaction or series of related transactions involving the (i) direct or indirect acquisition or purchase of a business or assets that constitutes twenty percent (20%) or more of the consolidated net revenues, net income or the assets (based on the fair market value thereof) of the Company and its Subsidiary, taken as a whole, (ii) direct or indirect acquisition or purchase of twenty percent (20%) or more of any class of equity securities or capital stock of the Company or its Subsidiary whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its Subsidiary, taken as a whole, or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, share exchange, exchange offer, recapitalization or other similar transaction that if consummated would result in any Person or Persons beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or its Subsidiary whose business constitutes twenty percent (20%) or more of the consolidated net revenues, net income or assets of the Company and its Subsidiary, taken as a whole, in each case, other than the Contemplated Transactions.

“Company Adverse Recommendation Change” has the meaning set forth in Section 6.04(b).

“Company Balance Sheet Date” means June 30, 2022.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.02.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Earnout RSU” means an Earnout RSU issued under the Company’s 2021 Omnibus Incentive Plan pursuant to Section 3.09 of the SPAC Merger Agreement.

“Company Earnout Shares” means, collectively, the SPAC Merger Earnout Shares and the Sponsor Earnout Shares.

“Company Employee” means each individual who is an employee, a director or individual consultant or service provider of the Company or its Subsidiary as of the First Effective Time.

“Company Employment Agreements” means each contract with a Company Executive listed on Section 1.1(a) of the Company Disclosure Letter.

“Company Executive” means each Person listed on Section 1.1(b) of the Company Disclosure Letter.

“Company Expense Reimbursement” has the meaning set forth in Section 8.03(d).

“Company Equity Plans” means each of the Company’s 2018 Stock Option and Grant Plan, as amended August 12, 2019, the Company’s 2021 Omnibus Incentive Plan and any other Plan under which Company has granted any equity or equity-based compensation, in each case, as amended.

“Company Intervening Event” means an event, fact, change, effect, development, condition or occurrence with respect to the Company that (i) was not known by the Company Board (or if known to the Company Board, the consequences of which are not known to the Company Board) as of the date hereof and (ii) does not relate to or constitute a Company Acquisition Proposal.

“Company Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiary, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from (i) general business or economic conditions affecting the industry in which the Company or its Subsidiary operates, to the extent such change or effect does not disproportionately affect the Company or its Subsidiary relative to other industry participants; (ii) any natural disaster, or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent such change or effect does not disproportionately affect the Company or its Subsidiary relative to other industry participants; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such change or effect does not disproportionately affect the Company or its Subsidiary relative to other industry participants; (iv) any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures), to the extent such change or effect does not disproportionately affect the Company or its Subsidiary relative to other industry participants; (v) changes in GAAP after the date hereof; (vi) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Body, to the extent such change or effect does not disproportionately affect the Company or its Subsidiary relative to other industry participants; (vii) the announcement of this Agreement or the Company’s pursuit of strategic alternatives or the pendency of the Contemplated Transactions, including the announcement of the identity of Parent, each Merger Sub or any of their Affiliates or Representatives, any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company with any of its current or prospective suppliers, wholesalers, service providers, distributors, licensors, licensees, regulators, employees, creditors, stockholders or other third parties, or similar business relationships or partnerships resulting from the announcement of this Agreement or the Company’s pursuit of strategic alternatives or the pendency of the Contemplated Transactions; (viii) changes in the Company’s stock price or the trading volume of the Company’s stock or any change in the credit rating of the Company (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition); (ix) (a) any delay in obtaining or making, or failure to obtain or make, any regulatory approval, clearance or application with respect to any of the Company’s Products or (b) any results, outcomes or data, adverse events, side effects or safety observations arising from, or any delay in the timing or conduct of, any nonclinical, preclinical or clinical studies, trials or tests related to any of the Company’s Products; (x) the failure in and of itself to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition); (xi) any Action arising from or related to this Agreement or the Contemplated Transactions; (xii) the taking of any action explicitly permitted hereby or by the other agreements contemplated hereby; (xiii) any effect, change or development arising out of or otherwise directly relating to any action taken by the Company at the written direction or with the prior written approval of Parent, any Merger Sub or any of their Affiliates or Representatives, or any action specifically required to be taken by the Company, or the failure of the Company to take any action that the Company is specifically prohibited from taking by the terms of this Agreement (including due to Parent not granting a consent requested by the Company pursuant to this Agreement); (xiv) any breach of this Agreement by Parent or any Merger Sub; or (xv) any actions taken by Parent, any Merger Sub or any of their Affiliates or Representatives.

“Company Material Contract” has the meaning set forth in Section 3.13.

“Company Net Cash” means, with respect to the Company and its Subsidiaries on a consolidated basis as of the close of business on the Closing Date, (I) the sum of (a) the fair market value (expressed in United States dollars) of all cash in the Company’s and its Subsidiaries’ bank, lock box and other accounts, net of all “cut” but un-cashed checks issued from such accounts, plus (b) pending electronic transfer or other deposits to such accounts, plus (c) the fair market value of marketable securities owned by such Person and its Subsidiaries as determined in accordance with GAAP, plus (e) the fair market value of any money market instruments, treasury bills, short-term government bonds or commercial paper held by such Person and its Subsidiaries plus (f) any other items considered by GAAP to constitute cash and cash equivalents for purposes of preparing a balance sheet in accordance with GAAP plus (g) the aggregate amount of all prepaid expenses and receivables that will be utilized by Parent and/or the Surviving Company on and following the Closing plus (h) the aggregate amount of the Company’s Transaction Costs that have been paid prior to the Closing in an amount not to exceed $5,000,000, plus (i) the aggregate amount of any Covered Employee Transaction Costs that have been paid prior to the Closing, plus (j) the aggregate amount of Permitted Bonuses that have been paid prior to the Closing in an amount not to exceed $2,473,000; minus (II) the sum of (without duplication) (v) the Company and its Subsidiaries’ accounts payable and accrued expenses in excess of $3,320,000, plus (w) the Company and its Subsidiaries’ other short-term liabilities, including under operating leases (excluding, in each case of the foregoing clauses (v) and (w), any amounts comprising the Company’s Transaction Costs or Employee Transaction Costs or any non-cash lease liability resulting from the Company’s GAAP lease accounting), plus (x) the aggregate amount, if any, of the Company’s Transaction Costs (whether paid prior to the Closing or unpaid as of the Closing) in excess of $5,000,000, plus (y) the amount, if any, by which the Permitted Bonuses (whether paid prior to Closing or unpaid as of the Closing) exceed $2,473,000 plus (z) the aggregate amount, if any, of the Company’s liabilities or obligations in respect of any severance, change in control or other payments that are or could become due to any Company Employee as a result of the consummation of the Contemplated Transactions or a termination of such Company Employee at or following the Closing (collectively, “Employee Transaction Costs”), excluding (i) obligations under the Change in Control Severance Plan for payments to any Company Employee other than a Company Executive of up to six months’ base salary for each Company Employee (with, for the avoidance of doubt, any obligations in excess thereof with respect to any individual reducing Company Net Cash), and (ii) obligations under the Company Employment Agreements (any such amounts described in the foregoing clauses (i) and (ii), the “Covered Employee Transaction Costs”).

“Company Net Cash Calculation” has the meaning set forth in Section 6.18(a).

“Company Net Cash Schedule” has the meaning set forth in Section 6.18(a).

“Company Net Cash Target” means $38 million; provided that if the Closing Date occurs after December 31, 2022, then such amount shall be reduced by $100,000 for each day that elapses between December 31, 2022 and the Closing Date.

“Company Notice of Change” has the meaning set forth in Section 6.04(c).

“Company Option” means each option to acquire Company Shares granted under a Company Equity Plan.

“Company Organizational Documents” has the meaning set forth in Section 3.01.

“Company Permits” has the meaning set forth in Section 3.20(a).

“Company Plan” means a Plan that the Company or its Subsidiary sponsors, maintains, contributes to, is obligated to contribute to, in each case, for the benefit of any current or former employee, officer, independent contractor or director of the Company or its Subsidiary, or with respect to which the Company or its Subsidiary has or may have any Liability; provided, however, that the Company Plan shall not include any Plan that is maintained or sponsored by a Governmental Body for the benefit of current or former employees, officers, independent contractors or directors of Company or its Subsidiary who are primarily located in a jurisdiction other than the U.S. For clarity, “Company Plans” includes the Company Equity Plans.

“Company Pre-Funded Warrant” means that certain Pre-Funded Warrant to Purchase Common Stock of the Company issued on September 2, 2021.

“Company Private Warrant” means each outstanding private warrant to purchase Common Shares pursuant to that certain Warrant Agreement, dated as of April 23, 2020, by and between Continental Stock Transfer & Trust Company and the Company.

“Company Public Warrant” means each outstanding public warrant to purchase Common Shares pursuant to that certain Warrant Agreement, dated as of April 23, 2020, by and between Continental Stock Transfer & Trust Company and the Company.

“Company Real Property” has the meaning set forth in Section 3.11(b).

“Company Registered Intellectual Property” has the meaning set forth in Section 3.14(a).

“Company Regulatory Agency” has the meaning set forth in Section 3.20(a).

“Company RSU” means any Company Earnout RSU or any Company Time-Vesting RSU.

“Company SEC Documents” has the meaning set forth in Section 3.07(a).

“Company Securities” means, collectively, the Company Shares, Company Options, Company Warrants, Company Earnout Shares and Company RSUs.

“Company Share” has the meaning set forth in the Recitals.

“Company Stockholder” has the meaning set forth in the Recitals.

“Company Stockholder Approval” has the meaning set forth in Section 3.02.

“Company Stockholders’ Meeting” has the meaning set forth in Section 6.03(a).

“Company Subsidiary Securities” has the meaning set forth in Section 3.04.

“Company Time-Vesting RSU” means a restricted stock unit granted under a Company Equity Plan and subject solely to time-based vesting criteria.

“Company Voting Agreement” has the meaning set forth in the Recitals.

“Company Warrant” means each Company Public Warrant and Company Private Warrant and the Company Pre-Funded Warrant.

“Company Warrant Agreement” means that certain Warrant Agreement, dated April 23, 2020, by and between Continental Stock Transfer & Trust Company and the Company.

“Competitive Product” means, with respect to either party or such party’s Subsidiaries, any product or product candidate that is competitive with a product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of such party or such party’s Subsidiaries, in each case, as applicable.

“Confidentiality Agreement” has the meaning set forth in Section 6.01(b).

“Contemplated Transactions” means each of the transactions contemplated by this Agreement, including the Mergers.

“Continuing Employee” has the meaning set forth in Section 6.06(a).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, commitment or undertaking of any nature, which, in each case, is legally binding upon a party or on any of its Affiliates.

“Copyrights” means copyrights and copyrightable subject matter, including all published and unpublished works of authorship and the registrations and applications, and renewals, extensions, restorations, and reversions thereof.

“Covered Employee Transaction Costs” has the meaning set forth in the definition of “Company Net Cash”.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Body, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“D&O Policy” has the meaning set forth in Section 6.07(c).

“DEA” means the United Stated Drug Enforcement Administration.

“Delivery Date” has the meaning set forth in Section 6.18(a).

“Determination Date” has the meaning set forth in Section 6.18(a).

“DGCL” has the meaning set forth in Section 2.01.

“Dispute Notice” has the meaning set forth in Section 6.18(b).

“DLLCA” has the meaning set forth in Section 2.01.

“DTC” shall mean The Depository Trust Company.

“Employees” means, as applicable, the Company Employees and the Parent Employees.

“End Date” has the meaning set forth in Section 8.01(d)(ii).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Laws” means all applicable Laws, and all judicial and administrative orders and determinations that are binding upon the Company or Parent, as applicable, and all applicable policies, practices and guidelines of a Governmental Body that have, or are determined to have, the force of law, concerning pollution or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, distribution, labeling, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, as such of the foregoing are promulgated and in effect on or prior to the Closing Date, and all authorizations, licenses and permits issued or required to be issued thereunder.

“ERISA” has the meaning set forth in Section 3.17(a).

“ERISA Affiliate” means any Entity, trade or business (whether or not incorporated) which is, or has at any relevant time been, under common control, or treated as a single employer, with the Company, Parent or any of their respective Subsidiaries, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” has the meaning set forth in Section 3.06.

“Exchange Agent” has the meaning set forth in Section 2.09(a).

“Exchange Fund” has the meaning set forth in Section 2.09(a).

“Exchange Ratio” means, subject to adjustment pursuant to Section 2.13, the quotient (rounded to four decimal places) obtained by dividing (a) the Company Per Share Value by (b) the Parent Valuation Price, in which:

(i)

“Company Outstanding Shares” means the total number of Company Shares outstanding immediately prior to the First Effective Time expressed on a fully diluted basis, assuming the issuance of the Company Earnout Shares and all Company Shares in respect of all outstanding Company Options, Company Time-Vesting RSUs and the Company Pre-Funded Warrant, in each case, outstanding as of immediately prior to the First Effective Time (whether then vested or unvested, exercisable or not exercisable), but excluding any Company Shares underlying the Company Public Warrants or the Company Private Warrants.

(ii)	“Company Per Share Value” means the quotient obtained by dividing (A) the Company Valuation by (B) the Company Outstanding Shares.

(iii)

“Company Valuation” means $57,795,486 minus the amount, if any, by which the Company Net Cash is less than the Company Net Cash Target plus the amount, if any, by which the Company Net Cash is greater than the Company Net Cash Target, up to a maximum increase of $3,000,000.

(iv)	“Parent Valuation Price” means $15.51.

“Exchanged Option” has the meaning set forth in Section 2.08(c).

“Excluded Shares” has the meaning set forth in Section 2.07(a)(i).

“Exclusive Intellectual Property” means, with respect to either party or such party’s Subsidiaries, all Intellectual Property that is exclusively licensed to such party or any of such party’s Subsidiaries, in each case, as applicable.

“First Effective Time” has the meaning set forth in Section 2.03.

“First Merger” has the meaning set forth in the Recitals.

“FCPA” has the meaning set forth in Section 3.20(h).

“FDA” has the meaning set forth in Section 3.20(a).

“FDCA” has the meaning set forth in Section 3.20(a).

“GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Good Clinical Practices” means the FDA’s standards for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials contained in 21 C.F.R. Parts 50, 54, 56 and 312 and other applicable regulations promulgated under the FDCA and the PHSA.

“Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58.

“Governmental Body” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including without limitation any arbitrator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“Hazardous Substance” means petroleum or any hazardous substance as defined in CERCLA or any waste, material or substance that is regulated, defined or designated as dangerous, hazardous, radioactive, explosive, toxic or a pollutant or contaminant under or pursuant to any Environmental Law.

“Healthcare Laws” means, to the extent related to the conduct of Parent’s business or the Company’s business, as applicable, as of the date hereof, the FDCA, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalty Law (42 U.S.C. § 1320a-7a), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.) and the exclusion laws (42 U.S.C. § 1320a-7), the Prescription Drug Marketing Act of 1987, the Sunshine/Open Payments Law (42 U.S.C. § 1320a-7h), all regulations or guidance promulgated pursuant to such Laws, and any other federal, state or non-U.S. Law that regulates the design, development, testing, studying, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing, selling, pricing, or marketing of pharmaceutical products, or that is related to remuneration (including ownership) to or by physicians or other health care providers (including kickbacks) or the disclosure or reporting of the same, patient or program charges, record-keeping, claims processing, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care products or services, including the collection and reporting requirements, and the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to any of the Pricing Reporting Laws.

“HSR Act” has the meaning set forth in Section 3.06.

“Indebtedness” means, with respect to any Person, without duplication: (a) the principal, accreted value, accrued and unpaid interest, fees and prepayment premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for borrowed money and (ii) indebtedness evidenced by notes, debentures, bonds, or other similar instruments for the payment of which such Person is liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property (other than trade payables or accruals incurred in the ordinary course of business); (c) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (d) all obligations of such Person under Capital Leases; (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations (but solely to the extent of such responsibility or liability); and (f) all obligations of the type referred to in clauses (a) though (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person); provided that if such Person has not assumed such obligations, then the amount of Indebtedness of such Person for purposes of this clause (f) shall be equal to the lesser of the amount of the obligations of the holder of such obligations and the fair market value of the assets of such Person which secure such obligations.

“Indemnified Party” has the meaning set forth in Section 6.07(b).

“Indemnifying Party” has the meaning set forth in Section 6.07(b).

“Initial Surviving Corporation” has the meaning set forth in Section 2.01.

“Intellectual Property” means all of the following, and rights in, arising out of, or associated therewith, throughout the world: (A) Trademarks; (B) Patents; (C) Trade Secrets; (D) Copyrights; and (E) other intellectual property rights, and all goodwill associated therewith, whether or not subject to Patent, Copyright, Trademark, or other intellectual property registration or classification, now known or hereafter recognized in any jurisdiction worldwide.

“Intended Tax Treatment” has the meaning set forth in Section 6.13.

“IP Contracts” means all Contracts in force as of the date hereof involving the licensing, assignment or other grant of rights or option with respect to Intellectual Property (A) under which the Company, Parent or any of their respective Subsidiaries, as applicable, has obtained from or granted to any Third Party any license under or (B) which by their terms expressly restrict the Company’s, Parent’s or any of their respective Subsidiaries’, as applicable, right to use, in each case (A) and (B) of this definition, any Intellectual Property that is material to the continued operation of the business of the Company or Parent, as applicable, other than any Contracts providing for the license of off-the-shelf software that is generally available on a commercial basis and made available to the Company, Parent or any of their respective Subsidiaries, as applicable, for a total cost of less than $50,000.

“Joint Proxy Statement” has the meaning set forth in Section 6.03(a).

“Knowledge” of any party to this Agreement, means with respect to any matter in question, the actual knowledge of the applicable party’s executive officers after reasonable inquiry; provided that, notwithstanding the foregoing, with respect to matters involving Intellectual Property, Knowledge is based solely on such party’s executive officers’ actual knowledge and does not require that any of such party’s executive officers conduct or have conducted or obtain or have obtained any freedom-to-operate opinions or similar opinions of counsel or any Intellectual Property clearance searches, and no knowledge of any third party Intellectual Property that would have been revealed by such inquiries, opinions or searches will be imputed to such executive officers.

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, Permit, rule, regulation, guidance document or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, for the sake of clarity, includes Healthcare Laws and Environmental Laws.

“Liability” means, with respect to any Person, any liability or obligation of that Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of that Person in accordance with GAAP.

“Liens” means any lien, mortgage, security interest, pledge, encumbrance, deed of trust, security interest, claim, lease, charge, option, preemptive right, right of first refusal, subscription right, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or restriction.

“Mergers” has the meaning set forth in Section 2.01.

“Merger Consideration” means the aggregate number of Parent Shares issuable in exchange for Company Shares pursuant to Section 2.07(a)(ii).

“Merger Sub I” has the meaning set forth in the Preamble.

“Merger Sub II” has the meaning set forth in the Preamble.

“Merger Sub I Board” has the meaning set forth in the Recitals.

“Non-DTC Book-Entry Share” has the meaning set forth in Section 2.09(b).

“NYSE” means New York Stock Exchange.

“Owned Intellectual Property” means, with respect to either party or such party’s Subsidiaries, all Intellectual Property that is owned or purported to be owned (in whole or in part) by such party or any of such party’s Subsidiaries, as applicable.

“Parent” has the meaning set forth in the Preamble.

“Parent Adverse Recommendation Change” has the meaning set forth in Section 6.04(e).

“Parent Balance Sheet Date” means June 30, 2022.

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 4.02.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Employee” means each individual who is an employee of Parent or its Subsidiaries as of the First Effective Time.

“Parent Equity Awards” has the meaning set forth in Section 4.03(b).

“Parent Equity Plans” means each of Parent’s 2004 Stock Option Incentive Plan, as amended, Parent’s Second Amended and Restated 2014 Stock Option and Incentive Plan, Parent’s Amended and Restated 2014 Employee Stock Purchase Plan and the Rocket Pharmaceuticals, Ltd. 2015 Share Option Plan.

“Parent Exchange” means the Nasdaq Global Market.

“Parent Material Adverse Effect” means any change, effect, event, circumstance, occurrence, state of facts or development, that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Parent and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence, state of facts or development related to or resulting from (i) general business or economic conditions affecting the industry in which Parent operates, to the extent such change or effect does not disproportionately affect Parent relative to other industry participants; (ii) any natural disaster, or national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, to the extent such change or effect does not disproportionately affect Parent relative to other industry participants; (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), to the extent such change or effect does not disproportionately affect Parent relative to other industry participants; (iv) any epidemics, pandemics or disease (including COVID-19 or any COVID-19 Measures), to the extent such change or effect does not disproportionately affect Parent relative to other industry participants; (v) changes in GAAP after the date hereof; (vi) changes in Laws, rules, regulations, orders, or other binding directives issued by any Governmental Body, to the extent such change or effect does not disproportionately affect Parent relative to other industry participants; (vii) the announcement of this Agreement or Parent’s pursuit of strategic alternatives or the pendency of the Contemplated Transactions, including the announcement of the identity of the Company or any of its Affiliates or Representatives, any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Parent with any of its current or prospective suppliers, customers, wholesalers, service providers, distributors, licensors, licensees, regulators, employees, creditors, stockholders or other third parties, or similar business relationships or partnerships resulting from the announcement of this Agreement or Parent’s pursuit of strategic alternatives or the pendency of the Contemplated Transactions; (viii) changes in and of itself in the Parent’s stock price or the trading volume of the Parent’s stock or any change in the credit rating of the Parent (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition); (ix) the failure in and of itself to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition); (xi) any Action arising from or related to this Agreement or the Contemplated Transactions; (xii) the taking of any action explicitly contemplated hereby or the other agreements contemplated hereby; (xiii) any effect, change or development arising out of or otherwise directly relating to any action taken by the Parent at the written direction or with the prior written approval of the Company or any of its Affiliates or Representatives, or any action specifically required to be taken by the Parent, or the failure of the Parent to take any action that the Parent is specifically prohibited from taking by the terms of this Agreement (including due to the Company not granting a consent requested by the Parent pursuant to this Agreement); (xiv) any breach of this Agreement by the Company; or (xv) any actions taken by the Company or any of its Affiliates or Representatives.

“Parent Option” has the meaning set forth in Section 4.03(b).

“Parent Organizational Documents” has the meaning set forth in Section 4.01.

“Parent Plan” means a Plan that Parent or any of its Subsidiaries sponsors, maintains, contributes to, is obligated to contribute to, in each case, for the benefit of any current or former employee, officer, independent contractor or director of Parent or any of its Subsidiaries, or with respect to which Parent or any of its Subsidiaries has any Liability; provided, however, that Parent Plan shall not include any Plan that is maintained or sponsored by a Governmental Body for the benefit of current or former employees, officers, independent contractors or directors of Parent or any of its Subsidiaries who are primarily located in a jurisdiction other than the United States.

“Parent RSUs” has the meaning set forth in Section 4.03(b).

“Parent SEC Documents” has the meaning set forth in Section 4.07(a).

“Parent Share” has the meaning set forth in the Recitals.

“Parent Share Price” means the average of the volume weighted average trading prices of the Parent Shares (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on each of the ten (10) consecutive trading days ending on (and including) the trading day that is three (3) trading days prior to the date of the First Effective Time.

“Parent Stockholder” has the meaning set forth in the Recitals.

“Parent Stockholder Approval” has the meaning set forth in Section 4.02.

“Parent Stockholders’ Meeting” has the meaning set forth in Section 6.03(b).

“Parent Subsidiary Securities” has the meaning set forth in Section 4.04.

“Parent Voting Agreement” has the meaning set forth in the Recitals.

“Parent Warrants” has the meaning set forth in Section 4.03(a).

“Patents” means patents (including utility and design patents), and applications for the same, including any divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, reissues, re-examinations, substitutions, extensions, and renewals thereof.

“Per Share Merger Consideration” has the meaning set forth in Section 2.07(a)(ii).

“Permits” means all approvals, authorizations, certificates, consents, licenses, orders and permits and other similar authorizations of all Governmental Bodies and all other Persons.

“Permitted Liens” means (i) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are established in the financial statements in accordance with GAAP, (ii) mechanics’, carriers’, workers’, repairers’, contractors’, subcontractors’, suppliers’ and similar statutory Liens arising or incurred in the ordinary course of business in respect of the construction, maintenance, repair or operation of assets for amounts which are not delinquent and which are not, individually or in the aggregate, significant, (iii) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over any leased real property which are not violated by the current use and operation of such leased real property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to any leased real property that do not materially impair the occupancy, marketability or use of such leased real property for the purposes for which it is currently used or proposed to be used in connection with the Company’s business or Parent’s business, as applicable, (v) Liens arising under workers’ compensation, unemployment insurance and social security, and (vi) purchase money liens and liens securing rental payments under Capital Leases.

“Person” means an individual, a partnership, a corporation, a limited liability company, an unlimited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other Entity, a governmental entity or any department, agency or political subdivision thereof.

“Personal Information” means all data relating to an identified or identifiable natural person, household or device (i.e., data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual, household or device) or information that constitutes “personal data”, “personal information” or “personally identifiable information”, or any similar term, as defined in Privacy Laws applicable to the Company and its Subsidiary.

“PHSA” has the meaning set forth in Section 3.20(a).

“Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other compensation and benefit plan, policy, program, arrangement, or agreement, whether written or unwritten, funded or unfunded, subject to ERISA or not and covering one or more Persons, including, without limitation, any stock purchase, stock option, restricted stock, other equity-based, phantom equity, severance, separation, retention, employment, change in control, bonus, incentive, deferred compensation, pension, retirement, supplemental retirement, employee loan, health, dental, vision, workers’ compensation, collective bargaining, disability, life insurance, death benefit, health, welfare, vacation, paid time off, leave of absence, employee assistance, legal services, tuition assistance, fringe benefit or other benefit plan, policy, program, arrangement, or agreement.

“Pre-Closing Period” has the meaning set forth in Section 5.01(a).

“Pricing Reporting Laws” means the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8) and any state supplemental rebate program, Medicare average sales price reporting (42 U.S.C. § 1395w-3a), Medicare Part B Drug Pricing requirements, the Public Health Service Act (42 U.S.C. § 256b), 340B Program requirements, the VA Federal Supply Schedule (38 U.S.C. § 8126), Veterans Health Care Act of 1992 and the Medicare Part D Coverage Gap Discount Program, and any state pharmaceutical assistance program or U.S. Department of Veterans Affairs agreement, and any successor government programs.

“Products” means any product that the Company or Parent or any of their respective Subsidiaries, as applicable, has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing or selling and any products currently under preclinical or clinical development by the Company or Parent, as applicable.

“Prohibited Payment” has the meaning set forth in Section 3.20(h).

“Registration Statement” has the meaning set forth in Section 3.06.

“Representative” means the officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives of a party.

“Response Date” has the meaning set forth in Section 6.18(b).

“Sale Process” means all matters related to the sale of the Company or its Subsidiary and the review of strategic alternatives with respect to the Company and its businesses and operations, and all activities in connection therewith, including matters relating to (a) the solicitation of proposals from and negotiations with third parties in connection with the sale of the Company or its Subsidiary or (b) the drafting, negotiation or interpretation of any of the provisions of this Agreement or any Contract entered into by the Company or any of its Affiliates in connection therewith, or the determination of the allocation of any assets or liabilities pursuant to the foregoing agreements or the Contemplated Transactions or any other transactions contemplated thereby.

“SEC” has the meaning set forth in Section 3.06.

“Second Effective Time” has the meaning set forth in Section 2.03.

“Second Merger” has the meaning set forth in the Recitals.

“Securities Act” has the meaning set forth in Section 3.06.

“SPAC Merger Agreement” means that certain Agreement and Plan of Merger, dated as of March 22, 2021, by and among the Company (formerly known as Chardan Healthcare Acquisition 2 Corp.), CHAQ2 Merger Sub, Inc., a Delaware corporation, and Renovacor Holdings, Inc. (formerly known as Renovacor, Inc.).

“SPAC Merger Earnout Shares” means the Company Shares issuable under the SPAC Merger Agreement in connection with the achievement of earnout milestones as set forth in and pursuant to Section 3.09 of the SPAC Merger Agreement, including Company Shares issuable in settlement of Company Earnout RSUs.

“Sponsor” means Chardan Investments 2, LLC (formerly known as Chardan Investments III, LLC), a Delaware limited liability company.

“Sponsor Earnout Shares” means the Company Shares issued to the Sponsor and subject to vesting and forfeiture based on the achievement of earnout milestones as provided in Section 4 of the Sponsor Support Agreement.

“Sponsor Support Agreement” means that certain Sponsor Support Agreement, dated as of March 22, 2021, by and among the Company (formerly known as Chardan Healthcare Acquisition 2 Corp.), the Sponsor and Renovacor Holdings, Inc. (formerly known as Renovacor, Inc.).

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, limited liability company, unlimited liability company or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association, limited liability company, or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association, limited liability company or other business entity if such Person or Persons are allocated a majority of partnership, association, limited liability company or other business entity gains or losses or otherwise control the managing director, managing member, general partner or other managing Person of such partnership, association, limited liability company or other business entity.

“Superior Proposal” means any bona fide written Company Acquisition Proposal (other than an Acquisition Proposal which has resulted from a material violation of the Company’s obligations under Section 6.04) (with all references to “twenty percent (20%)” in the definition of Acquisition Proposal being deemed to be references to “fifty percent (50%)”) on terms and conditions that the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, and taking into account all the terms and conditions (including all financial, regulatory, financing, conditionality, legal and other terms and conditions) of such Company Acquisition Proposal, and this Agreement (including any changes to the terms of this Agreement proposed in writing by Parent prior to the time of such determination and any fees to be paid by the Company for terminating this Agreement) would result in a transaction (i) that, if consummated, would be more favorable to the Company Stockholders from a financial point of view than the Mergers, and (ii) that is reasonably capable of being completed on the terms proposed, taking into account the identity of the Person making the Acquisition Proposal, any approval requirements and all other financial, regulatory, legal and other aspects of such Acquisition Proposal.

“Surviving Company” has the meaning set forth in Section 2.01.

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transaction,” or “business combination” statute or regulation or other similar antitakeover laws of a state or any other Governmental Body.

“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, unclaimed property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, penalty, or addition thereto, in each case whether disputed or not.

“Tax Actions” means an Action related to Taxes.

“Tax Allocation Agreement” has the meaning set forth in Section 3.12(d).

“Tax Returns” means any return, report, election, designation, information return or other document (including schedules or any related or supporting information) filed with any Governmental Body or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including all information returns relating to Taxes of third parties, any claims for refund of Taxes and any amendments or supplements to any of the foregoing.

“Termination Fee” has the meaning set forth in Section 8.03(c).

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than the Company, Parent or any of their respective Affiliates or Representatives.

“Trade Control Laws” has the meaning set forth in Section 3.20(i).

“Trade Secrets” means trade secrets, know-how, and any other proprietary or confidential information, including customer, distributor, consumer, and supplier lists and data, technology, clinical and technical data, operational data, engineering information, invention and technical reports, pricing information, research and development information, processes, formulae, methods, formulations, discoveries, specifications, designs, algorithms, plans, improvements, models, and methodologies.

“Trademarks” means trademarks, service marks, corporate names, trade names, brand names, product names, Internet domain names, logos, slogans, trade dress, and other indicia of source or origin, any applications and registrations for the foregoing and the renewals thereof, and all goodwill associated therewith and symbolized thereby.

“Transaction Costs” means, with respect to any Person, any costs, fees and expenses incurred by such Person and its Subsidiaries, or for which such Person and its Subsidiaries is liable, in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Contemplated Transactions (including the solicitation of proxies), including brokerage fees, filing fees and commissions, finders’ fees or financial advisory fees, or any fees and expenses of proxy solicitors, counsel or accountants payable by such Person and its Subsidiaries.

“Transaction Litigation” means any claim or legal proceeding (including any class action or derivative litigation) asserted or commenced by, on behalf of or in the name of, against or otherwise involving the Company or Parent, the Company Board or Parent Board, any committee thereof and/or any of the Company’s or Parent’s directors or officers, each as applicable, relating directly or indirectly to this Agreement, the Mergers or any of the Contemplated Transactions or disclosures of a party relating to the Contemplated Transactions including any such claim or legal proceeding based on allegations that the Company’s or Parent’s entry into this Agreement, as applicable, or the terms and conditions of this Agreement or any of the Contemplated Transactions constituted a breach of the fiduciary duties of any member of the Company Board or Parent Board or any officer of the Company or Parent, each as applicable.

“Treasury Regulations” has the meaning set forth in Section 3.12(b).

“WARN” has the meaning set forth in Section 3.19(c).

“Wells Fargo” has the meaning set forth in Section 3.21.

Section 1.02. Other Definitional Provisions.

(a) All references in this Agreement to Exhibits, disclosure letters, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, disclosure letters, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and will be disregarded in construing the language hereof. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified.

(b) Exhibits and disclosure letters to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

(c) The words “this Agreement,” “herein,” “hereby,” “hereunder,” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The words “either,” “or,” “neither,” “nor” and “any” are not exclusive. The word “including” (in its various forms) means including without limitation. All references to “$” and “dollars” shall be deemed to refer to U.S. currency unless otherwise specifically provided.

(d) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if all parties had prepared it.

(f) Disclosure of any fact or item in any schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement in respect of which the applicability of such disclosure is reasonably apparent on its face. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the Parent Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material.

ARTICLE II

THE MERGERS

Section 2.01. The Mergers.

(a) Upon the terms and subject to the conditions of this Agreement:

(i) at the First Effective Time, in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub I shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the “Initial Surviving Corporation”) in the First Merger and a wholly owned Subsidiary of Parent; and

(ii) at the Second Effective Time, in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), the Initial Surviving Corporation shall be merged with and into Merger Sub II, the separate corporate existence of the Initial Surviving Corporation shall cease, and Merger Sub II shall continue as the surviving company (the “Surviving Company”) in the Second Merger.

(b) From and after the Second Effective Time, all the property, rights, powers, privileges and franchises of the Company and the Merger Subs shall be vested in the Surviving Company and all of the debts, obligations, liabilities, restrictions and duties of the Company and the Merger Subs shall become the debts, obligations, liabilities and duties of the Surviving Company, all as provided under the DGCL and DLLCA and except as set forth in this Article II. After the Mergers, the Surviving Company shall be a wholly owned Subsidiary of Parent.

Section 2.02. Closing. The closing of the Mergers (the “Closing”) shall take place as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) (such date the “Closing Date”), remotely by electronic exchange of documents, unless another date or place is mutually agreed upon in writing by the parties hereto.

Section 2.03. Effective Time. Subject to the provisions of this Agreement, at the Closing, the parties shall cause a certificate of merger with respect to the First Merger (the “First Certificate of Merger”) and immediately thereafter a certificate of merger with respect to the Second Merger (the “Second Certificate of Merger,” and, together with the First Certificate of Merger, the “Certificates of Merger”) to be filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the DLLCA and shall make all other filings and recordings required under the DGCL and the DLLCA. Each Merger shall become effective at such time as the applicable Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the applicable Certificate of Merger in accordance with the DGCL and the DLLCA, as applicable (the effective time of the First Merger being referred to as the “First Effective Time” and the effective time of the Second Merger being referred to as the “Second Effective Time”); provided, that the Second Effective Time shall occur no later than the day after the First Effective Time.

Section 2.04. Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and the DLLCA.

Section 2.05. Organizational Documents. At the First Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the First Effective Time shall, by virtue of the First Merger, continue to be the certificate of incorporation of the Initial Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law and, in all cases, subject to Section 6.07, and the bylaws of the Company as in effect immediately prior to the First Effective Time shall, by virtue of the First Merger, continue to be the bylaws of the Initial Surviving Corporation, until thereafter changed or amended as provided therein or by applicable Law and, in all cases, subject to Section 6.07.

(a) At the Second Effective Time, the certificate of formation of Merger Sub II as in effect immediately prior to the Second Effective Time shall, by virtue of the Second Merger, continue to be the certificate of formation of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law and, in all cases, subject to Section 6.07, and the limited liability company agreement of Merger Sub II as in effect immediately prior to the Second Effective Time (together with the certificate of formation of Merger Sub I, the “Surviving Company Organizational Documents”) shall, by virtue of the Second Merger, continue to be the limited liability agreement of the Surviving Company, until thereafter changed or amended as provided therein or by applicable Law and, in all cases, subject to Section 6.07.

Section 2.06. Directors and Officers.

(a) From and after the First Effective Time, the initial directors and officers of the Initial Surviving Corporation shall be the directors and executive officers of Merger Sub I immediately prior to the First Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Initial Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Initial Surviving Corporation.

(b) From and after the Second Effective Time, the managers and officers of the Surviving Company shall be the managers and executive officers of Merger Sub II immediately prior to the Second Effective Time, each to hold office in accordance with the certificate of formation and the limited liability company agreement of the Surviving Company until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company agreement of the Surviving Company.

Section 2.07. Effect on Capital Stock of the Company and the Merger Subs.

(a) At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub I, the Company or any holder of shares thereof:

(i) all Company Shares that are held in the Company’s treasury or are held directly by Parent or any Merger Sub immediately prior to the First Effective Time (collectively, the “Excluded Shares”) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii) subject to Section 2.09, each Company Share outstanding immediately prior to the First Effective Time (including any Company Earnout Shares pursuant to Section 2.08(a)) shall be canceled and converted into the right to receive a number of fully paid and non-assessable Parent Shares equal to the Exchange Ratio (the “Per Share Merger Consideration”).

(b) At the First Effective Time, by virtue of the First Merger and without any action on the part of Parent, Merger Sub I, the Company or any holder of shares thereof, each share of common stock of Merger Sub I outstanding immediately prior to the First Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Initial Surviving Corporation and shall constitute the only outstanding shares of common stock of the Initial Surviving Corporation.

(c) At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Parent, the Initial Surviving Corporation or Merger Sub II, each share of common stock, par value $0.01 per share, of the Initial Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist. Each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a limited liability company interest of the Surviving Company.

Section 2.08. Effect on Other Company Securities.

(a) Company Earnout Shares. The parties acknowledge and agree that the Contemplated Transactions constitute a “Change in Control” for all purposes of Section 3.09(j) of the SPAC Merger Agreement, the applicable provisions of the award agreement pursuant to which each Company Earnout Award was issued and Section 4(a)(iv) of the Sponsor Support Agreement, and in connection therewith, all Company Earnout Shares shall be treated as set forth in this Section 2.08(a).

(i) Sponsor Earnout Shares. Immediately prior to the First Effective Time, all Sponsor Earnout Shares shall vest in full and be released to the Sponsor in accordance with Section 4(a)(iv) of the Sponsor Support Agreement. At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub I, the Company or the Sponsor, all Sponsor Earnout Shares shall be canceled and converted into the right to receive the Per Share Merger Consideration in accordance with Section 2.07(a)(ii) and subject to Section 2.09.

(ii) SPAC Merger Earnout Shares. Immediately prior to the First Effective Time, the Company shall issue a number of Company Shares comprising the maximum number of SPAC Merger Earnout Shares issuable in connection with Section 3.09(j) of the SPAC Merger Agreement to the Persons entitled thereto (other than Company Shares issuable in settlement of outstanding Company Earnout RSUs, which are the subject of Section 2.08(a)(iii)), in accordance with the terms of the SPAC Merger Agreement. At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub I, the Company or any holder of shares thereof, all Company Shares issued pursuant to the immediately precedent sentence shall be canceled and converted into the right to receive the Per Share Merger Consideration in accordance with Section 2.07(a)(ii) and subject to Section 2.09.

(iii) Company Earnout RSUs. Immediately prior to the First Effective Time, the Company shall issue a number of Company Shares comprising the maximum number of SPAC Merger Earnout Shares issuable under Section 3.09(j) of the SPAC Merger Agreement in settlement of outstanding Company Earnout RSUs in accordance with the terms of the SPAC Merger Agreement and the applicable award agreement in respect of which each such Company Earnout RSU was granted. At the First Effective Time, by virtue of the First Merger and without any further action on the part of Parent, Merger Sub I, the Company or any holder of shares thereof, all Company Shares issued in settlement of Company Earnout RSUs pursuant to the immediately precedent sentence shall be canceled and converted into the right to receive the Per Share Merger Consideration in accordance with Section 2.07(a)(ii) and subject to Section 2.09.

(b) Company Time-Vesting RSUs. At the First Effective Time, by virtue of the First Merger, each Company Time-Vesting RSU outstanding immediately prior to the First Effective Time shall automatically, without any further action on the part of Parent, Merger Sub I, the Company or any holder thereof, vest in full and be canceled and converted into the right to receive a number of Parent Shares, rounded to the nearest whole number, equal to the number of Company Shares subject to such Company Time-Vesting RSU multiplied by the

Exchange Ratio. Parent shall deliver or cause to be delivered the Parent Shares payable in respect of this Section 2.08(b) to the holders of such Company Time-Vesting RSUs as soon as practicable following the Closing Date, but in any event no later than three (3) Business Days following the Closing Date.

(c) Company Options. At the First Effective Time, by virtue of the First Merger, each Company Option outstanding immediately prior to the First Effective Time shall automatically, without any action on the part of Parent, Merger Sub I, the Company or any holder thereof, be converted into and thereafter evidence an option to acquire a number of Parent Shares that is equal to the product of (A) the number of Company Shares subject to such Company Option as of immediately prior to the First Effective Time, multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number of Parent Shares (after such conversion, an “Exchanged Option”), at an exercise price per Parent Share underlying such Exchanged Option equal to the quotient obtained by dividing (x) the per share exercise price of Company Options immediately prior to the First Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. To the extent that Section 409A or Section 421(a) of the Internal Revenue Code of 1986, as amended (the “Code”), applies to any such Company Option, the foregoing adjustment will be subject to such modifications, if any, as are required to cause the substitution contemplated by this Section 2.08(c) to be made in a manner consistent with Section 409A or Section 421(a) of the Code, as applicable. Except as provided in this Section 2.08(c) or as set forth in Section 2.08(c) of the Company Disclosure Letter or as otherwise set forth in the applicable Company Equity Plan or the award agreement pursuant to which such Company Option was granted, each Exchanged Option shall continue to be governed by the same terms and conditions as were applicable to the corresponding Company Option immediately prior to the First Effective Time; provided, that Parent shall take all action necessary to cause the term of exercisability of any such Exchanged Option following termination of the holder’s employment or service with the Company, the Initial Surviving Corporation, Surviving Company, Parent or any of their respective affiliates, as applicable (including any termination resulting from or in connection with the consummation of the Contemplated Transactions), to be extended such that such Exchanged Option may be exercised by the holder thereof until the earlier of the expiration date of the Company Option corresponding to the applicable Exchanged Option as of the date hereof or the three (3) year anniversary of the applicable Company Employee’s date of termination.

(d) Company Warrants.

(i) Company Public Warrants. At the First Effective Time, by virtue of the First Merger, each Company Public Warrant outstanding and unexercised immediately prior to the First Effective Time shall automatically, without any action on the part of Parent, Merger Sub I, the Company or any holder thereof, be converted into and thereafter evidence a warrant to purchase a number of Parent Shares, rounded down to the nearest whole share, that is equal to the product of (A) the number of Company Shares subject to such Company Public Warrant as of immediately prior to the First Effective Time, multiplied by (B) the Exchange Ratio (after such conversion, an “Exchanged Warrant”), at an exercise price per Parent Share underlying such Exchanged Warrant equal to the quotient obtained by dividing (x) the per share exercise price applicable to such Company Public Warrant immediately prior to the First Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. Following the First Effective Time, each Exchanged Warrant shall be subject to the same terms and conditions as had applied to the corresponding Company Public Warrant as of immediately prior to the First Effective Time, except for such terms rendered inoperative by reason of the Mergers or as otherwise set forth herein or in the Company Warrant Agreement with respect to such Company Public Warrant and subject to such adjustments as reasonably determined by Parent and the Company to be necessary or appropriate to give effect to the conversion or the Mergers.

(ii) Company Private Warrants. At the First Effective Time, by virtue of the First Merger, each Company Private Warrant outstanding and unexercised immediately prior to the First Effective Time shall automatically, without any action on the part of Parent, Merger Sub I, the Company or any holder thereof, be converted into and thereafter evidence an Exchanged Warrant entitling the holder thereof to purchase a number of Parent Shares, rounded down to the nearest whole share, that is equal to the product of (A) the number of Company Shares subject to such Company Private Warrant as of immediately prior to the First Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per Parent Share underlying such Exchanged Warrant equal to the quotient obtained by dividing (x) the per share exercise price applicable to such Company Private Warrant immediately prior to the First Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. Following the First Effective Time, each such Exchanged Warrant shall be subject to the same terms and conditions as had applied to the corresponding Company Private Warrant as of immediately prior to the First Effective Time, except for such terms rendered inoperative by reason of the Mergers or as otherwise set forth herein or in the Company Warrant Agreement with respect to such Company Private Warrant and subject to such adjustments as reasonably determined by Parent and the Company to be necessary or appropriate to give effect to the conversion or the Mergers.

(iii) Company Pre-Funded Warrant. To the extent the Company Pre-Funded Warrant is outstanding and unexercised immediately prior to the First Effective Time, at the First Effective Time, by virtue of the First Merger, the Company Pre-Funded Warrant shall automatically, without any action on the part of Parent, Merger Sub I, the Company or the holder thereof, be converted into and thereafter evidence an Exchanged Warrant entitling the holder to purchase a number of Parent Shares, rounded down to the nearest whole share, that is equal to the product of (A) the number of Company Shares subject to the Company Pre-Funded Warrant as of immediately prior to the First Effective Time, multiplied by (B) the Exchange Ratio, at an exercise price per Parent Share underlying such Exchanged Warrant equal to the quotient obtained by dividing (x) the per share exercise price of such Company Warrant immediately prior to the First Effective Time by (y) the Exchange Ratio, rounded up to the nearest whole cent. Following the First Effective Time, each such Exchanged Warrant in respect of the Company Pre-Funded Warrant shall be subject to the same terms and conditions as had applied to the Company Pre-Funded Warrant as of immediately prior to the First Effective Time, except for such terms rendered inoperative by reason of the Mergers or as otherwise set forth herein or in the Company Pre-Funded Warrant and subject to such adjustments as reasonably determined by Parent and the Company to be necessary or appropriate to give effect to the conversion or the Mergers.

(e) Procedures. Prior to the First Effective Time, the parties shall take all actions that Parent and the Company determine are reasonably necessary or desirable to effectuate the provisions of this Section 2.08, including obtaining board or committee consents or adopting or assuming a Company Equity Plan, the Company Pre-Funded Warrant or the Company Warrant Agreement (and any outstanding Company Securities in respect thereof) by Parent. Each party shall provide the other party with drafts of, and a reasonable opportunity to comment upon, all resolutions and other documents as may be required to effectuate the provisions of this Section 2.08.

(f) Parent Share Reserves. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Shares for delivery with respect to all Exchanged Options. Parent shall file and cause to be effective as of no later than fifteen (15) days following the Closing Date, one or more registration statements under the Securities Act on Form S-8, Form S-3, Form S-1 or other appropriate form under the Securities Act, relating to Parent Shares issuable with respect to all Exchanged Options, and Parent shall use its best reasonable efforts cause such registration statements to remain in effect for so long as such Exchanged Options remain outstanding.

Section 2.09. Exchange Fund; Cancellation of Book-Entry Positions.

(a) Parent shall designate Continental Stock Transfer & Trust Company (or such other nationally recognized transfer agent or such other bank or trust company reasonably satisfactory to the Company) to act as exchange agent in the First Merger (the “Exchange Agent”) for the payment and delivery of the Merger Consideration pursuant to an exchange agent agreement reasonably acceptable to the Company. At or prior to the First Effective Time, Parent shall cause to be deposited with the Exchange Agent, for the benefit of the Company Stockholders, for exchange in accordance with this Article II through the Exchange Agent, on behalf of itself, (i) the maximum number of Parent Shares that become issuable in exchange for Company Shares pursuant to Section 2.07(a)(ii) and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with

Section 2.11(a) for delivery to the recipients entitled thereto (such Parent Shares being the “Exchange Fund”). The Exchange Agent shall invest the cash available in the Exchange Fund in obligations, funds or accounts typical for (including having liquidity typical for) transactions of this nature as directed by Parent; provided that no losses on such investments shall affect the cash payable to former holders of Company Shares (and Parent shall promptly deliver to the Exchange Agent cash in an amount sufficient to replenish any deficiency in the Exchange Fund). All book-entry positions representing non-certificated Company Shares outstanding as of immediately prior to the First Effective Time (“Book-Entry Shares”) shall be exchanged as provided for in this Section 2.09.

(b) With respect to Book-Entry Shares not held through DTC (each, a “Non-DTC Book-Entry Share”), Parent shall instruct, and use its reasonable best efforts to cause, the Exchange Agent to pay and deliver to each holder of record of any Non-DTC Book-Entry Share, as promptly as reasonably practicable after the First Effective Time, but in any event within five (5) Business Days thereafter, the applicable Merger Consideration and a check in the amount (after giving effect to any required Tax withholdings as provided in Section 2.12) of any cash in lieu of fractional shares, if any, plus any unpaid cash dividends and any other dividends or other distributions that such holder has the right to receive pursuant to Section 2.09(d) or Section 2.11(a), and each Non-DTC Book-Entry Share shall be promptly cancelled by the Exchange Agent.

(c) With respect to Book-Entry Shares held through DTC, Parent and the Company shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as practicable after the First Effective Time, but in any event within five (5) Business Days thereafter, upon surrender of shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares, if any, and any unpaid cash dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to Section 2.09(d) or Section 2.11(a).

(d) All Parent Shares to be issued and delivered to the Exchange Agent pursuant to this Section 2.09 shall be deemed issued and outstanding as of the First Effective Time, and if a dividend or other distribution is declared by Parent in respect of Parent Shares, the record date for which is at or after the First Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Shares issuable pursuant to this Agreement.

(e) Any holders of Book-Entry Shares who have not cashed any check payable to them in accordance with Section 2.07(a)(ii) as of the date that is one (1) year after the Closing Date, shall thereafter look only to Parent for satisfaction of their claims for Parent Shares, cash in lieu of fractional Parent Shares and any dividends or distributions with respect to Parent Shares, subject to applicable abandoned property law, escheat law or similar Law.

(f) None of Parent, Merger Sub I, Merger Sub II, the Initial Surviving Corporation or the Surviving Company or any of their respective Affiliates shall be liable to any current or former Company Stockholder or to any other Person with respect to any Parent Shares (or dividends or distributions with respect thereto), or for any cash amounts, properly delivered to any public official in compliance with any applicable abandoned property law, escheat law or similar Law.

Section 2.10. Closing of the Company Transfer Books. At the First Effective Time: (a) each Book-Entry Share (other than an Excluded Share) shall cease to be outstanding and in either case shall represent only the right to receive Parent Shares (and cash in lieu of any fractional Parent Shares) as contemplated by Section 2.07 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.09(d) and all holders of Book-Entry Shares shall cease to have any rights as Company Stockholders; and (b) the stock transfer books of the Company shall be closed with respect to all Company Shares outstanding immediately prior to the First Effective Time. No further transfer of any such Company Shares shall be made on such stock transfer books after the First Effective Time.

Section 2.11. No Fractional Shares; No Appraisal Rights.

(a) No fractional Parent Shares shall be issued in connection with the Mergers, no dividends or distributions of Parent shall relate to such fractional share interests, no certificates for any such fractional shares shall be issued, and such fractional share interests shall not entitle the owner thereof to vote or to any rights as a Parent Stockholder. Any Company Stockholder who would otherwise be entitled to receive a fraction of a Parent Share (including a restricted Parent Share) pursuant to the First Merger (after taking into account all Company Shares held immediately prior to the First Effective Time by such holder) shall, in lieu of such fraction of a share and upon surrender of such Book-Entry Shares, be paid a dollar amount in cash, rounded to the nearest whole cent, without interest and subject to any applicable withholdings, determined by multiplying such fraction by the Parent Share Price. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Parent Shares pursuant to Section 2.09 was not separately bargained-for consideration but merely represents mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional Parent Shares.

(b) All calculations performed pursuant to the terms of this Agreement shall be calculated to four decimal places (0.0001), where applicable.

(c) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to the Company Stockholders in connection with the Mergers.

Section 2.12. Withholding. Each of the Company, Parent, the Initial Surviving Corporation, the Surviving Company and the Exchange Agent shall be entitled to deduct or withhold (or cause to be deducted or withheld) such amounts as it determines are reasonably necessary to cover all required withholdings from the amounts payable (including Parent Shares deliverable) under this Agreement and any other agreement or arrangements entered into in connection therewith in accordance with the Code and any other applicable Law. To the extent any such withheld or deducted amount is timely paid over to the appropriate Governmental Body, such amount shall be treated as though such amount had been paid to the Person in respect of whom such withholding was determined to be necessary. Any compensatory payments contemplated to be made hereunder shall be made through the payroll procedures of the applicable Person.

Section 2.13. Adjustments to Prevent Dilution. Without limiting the other provisions of this Agreement, in the event that the Company changes the number of Company Shares issued and outstanding prior to the First Effective Time or Parent changes the number of Parent Shares issued and outstanding prior to the First Effective Time, in either case, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the consideration paid in accordance with this Agreement, including the Exchange Ratio, shall be equitably adjusted to reflect such change.

Section 2.14. Further Action. If, at any time after the First Effective Time, any further action is determined by Parent or the Company to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Company with full right, title and possession of and to rights and property of the Merger Subs and the Company, the officers and directors of Parent shall be further authorized to take such action. Parent, the Initial Surviving Corporation and the Surviving Company also shall take such further actions as may be necessary or desirable to ensure that the Exchange Agent issues evidence of shares in book-entry form representing Parent Shares to such Stockholders in accordance with Section 2.09.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) Company SEC Documents filed at least twenty-four (24) hours prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by the Company to Parent prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent as follows:

Section 3.01. Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of the Company and its Subsidiary has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not constitute a Company Material Adverse Effect.

Each of the Company and its Subsidiary is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not constitute a Company Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of the Company (the “Company Organizational Documents”), each as in effect as of the date hereof, have been heretofore made available to Parent.

Section 3.02. Authorization; Valid and Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Mergers and the Contemplated Transactions, subject, in the case of the First Merger, to the receipt of the affirmative vote of a majority of the issued and outstanding Company Shares entitled to vote thereon in favor of the adoption of this Agreement and approval of the First Merger (the “Company Stockholder Approval”). The Company Board has unanimously (i) determined that this Agreement and the Contemplated Transactions on the terms and subject to the conditions contained herein are advisable, fair to and in the best interests of the Company Stockholders; (ii) has approved and deemed advisable the execution and delivery of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Mergers; and (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of Company Stockholders and resolved to recommend that the Company Stockholders adopt this Agreement; (the “Company Board Recommendation”). The Company Board has directed that the Company submit the adoption of this Agreement to a vote at the Company Stockholders’ Meeting. Except for the Company Stockholder Approval, no other corporate proceeding, including pursuant to the Laws of the State of Delaware or the listing standards of the NYSE, on the part of the Company is necessary to authorize or adopt this Agreement. The Company has duly executed and delivered this Agreement and each other Company Transaction Document that, by its terms, contemplates being executed and delivered on or before the Closing, and, assuming the due authorization, execution and delivery by Parent, Merger Sub I and Merger Sub II, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 3.03. Capital Stock.

(a) The authorized capital stock of the Company consists of 100,000,000 Company Shares and 1,000,000 shares of preferred stock, $0.0001 par value per share, of which, as of September 15, 2022 (the “Capitalization Date”), 17,267,690 Company Shares (including Company Earnout Shares held by the Sponsor pursuant to the Sponsor Support Agreement) and no shares of preferred stock were issued and outstanding. As of the date hereof, (i) 8,526,546 Company Shares were subject to issuance pursuant to outstanding Company Warrants, including 715,224 Company Shares underlying the Company Pre-Funded Warrant, 3,500,000 Company Shares underlying the Company Private Warrants and 4,311,322 Company Shares underlying the Company Public Warrants; (ii) 163,350 Company Shares were subject to issuance pursuant to outstanding Company Time-Vesting RSUs; (iii) 2,088,341 Company Shares were subject to issuance pursuant to outstanding Company Options; and (iv) 1,944,338 Company Shares are reserved for issuance as Company Earnout Shares pursuant to the SPAC Merger Agreement or subject to issuance pursuant to outstanding Company Earnout RSUs.

(b) Section 3.03(b) of the Company Disclosure Letter sets forth a true and complete list as of the Capitalization Date of the outstanding Company Options and Company RSUs, including, with respect to each award of Company Options and Company RSUs, (i) the number of Company Shares subject thereto (which number represents, for outstanding awards subject to performance-based vesting under a Company Equity Plan, the “maximum” level), (ii) the holder thereof (redacted names acceptable), (iii) the date of grant, (iv) the exercise price (if any), (v) the vesting schedule and/or other vesting provisions, including any accelerated vesting conditions, (vi) with respect to each Company Option, whether such Company Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code; and, as of the Capitalization Date, there are no other Company Options, Company RSUs, or other equity or equity-based compensatory awards outstanding and the Company has granted no other such awards since the Capitalization Date and prior to the date of this Agreement or changed the vesting or other terms and conditions applicable thereto except as expressly provided in this Agreement.

(c) All of the outstanding Company Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Company Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Except as referred to in this Section 3.03 or as set forth in Section 3.03(c) of the Company Disclosure Letter, the Company does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by the Company. Except as referred to in this Section 3.03 or as set forth in Section 3.03(c) of the Company Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or (v) bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which Company Stockholders may vote.

Section 3.04. Subsidiaries. The Company has no Subsidiaries other than its wholly owned Subsidiary listed on Section 3.04 of the Company Disclosure Letter. Section 3.04 lists the jurisdiction of formation and each jurisdiction in which the Company’s Subsidiary is qualified or licensed to do business. The Company’s Subsidiary is a corporation duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its incorporation or organization. All of the outstanding shares of capital stock or equivalent equity interests of the Company’s Subsidiary has been validly issued, are fully paid and nonassessable, and are owned of record and beneficially, directly or indirectly, by the Company free and clear of all Liens (other than Permitted Liens). The Company’s Subsidiary has no other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. There are not outstanding or authorized any options or other rights to acquire from the Company’s Subsidiary, or any obligations of the Company’s Subsidiary to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of the Company’s Subsidiary (collectively, “Company Subsidiary Securities”). There are no outstanding obligations of the Company or its Subsidiary to repurchase, redeem, or otherwise acquire any Company Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to Company Subsidiary Securities to which the Company or its Subsidiary is a party. Except for the capital stock or other equity or voting interests of its Subsidiary, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

Section 3.05. No Breach. Except as set forth in Section 3.05 of the Company Disclosure Letter, with respect to clause (a), for any conflicts, violations, breaches, defaults or other occurrences which would not (i) constitute a Company Material Adverse Effect, (ii) prevent or materially impair the ability of the Company to consummate the Mergers prior to the End Date, or (iii) otherwise prevent or materially impair the ability of the Company to perform in any material respect any of its material obligations under this Agreement, the execution, delivery and performance of this Agreement by the Company and, subject to obtaining the Company Stockholder Approval, the consummation of the Contemplated Transactions do not (a) conflict with or violate the Company Organizational Documents, (b) assuming all consents, approvals, authorizations and other actions described in Section 3.06 have been obtained and all filings and obligations described in Section 3.06 have been made, conflict with or violate any Law, order, judgment or decree to which the Company, its Subsidiary or any of its or their properties or assets is subject or (c) in any material respect: conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any material assets of the Company pursuant to, or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party or Person pursuant to, the provisions of any Company Material Contract.

Section 3.06. Consents, etc. Except for (a) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (b) applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated thereunder (the “Exchange Act”), (c) the filing of the Registration Statement under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), (d) any filings required under state securities Laws, (e) any filings required by NYSE, (f) the filing of the Certificates of Merger, (g) the filing of all material applications, consents, approvals, authorizations and notices, as required by the FDA, the DEA and any other federal, state, local or foreign Governmental Body that is concerned with or regulates the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs, (h) any filings of appropriate documents with the relevant authorities of other states in which the Company or its Subsidiary is qualified to do business, in each case, which have or will be made and (i) any filings the failure of which to make would not (i) prevent or materially impair the Company’s ability to consummate the Mergers prior to the End Date or (ii) otherwise prevent or materially impair the Company’s ability to perform in any material respect any of its material obligations under this Agreement, the Company is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body is required to be obtained by the Company in connection with its execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not (x) prevent or materially impair the Company’s ability to consummate the Mergers prior to the End Date, or (y) otherwise prevent or materially impair the Company’s ability to perform in any material respect any of its material obligations under this Agreement.

Section 3.07. SEC Reports; Disclosure Controls and Procedures.

(a) The Company has timely filed or furnished all reports and other documents with the SEC required to be filed or furnished by the Company since September 2, 2021 (such reports or documents, the “Company SEC Documents”). No Subsidiary of the Company is required to file or furnish, or files or furnishes, any form, report or other document with the SEC. As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such most recent applicable amendment, supplement or superseding filing): (i) each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), each as in effect on the date so filed or furnished, and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Company SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC); and (iii) fairly present in all material respects the consolidated financial position of the Company and its Subsidiary as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiary for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).

(c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. To the Knowledge of the Company, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, since September 2, 2021, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of the Company; or (3) any claim or allegation regarding any of the foregoing.

(d) The Company maintains and since September 2, 2021 has maintained disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all material information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded and reported within the time periods specified in the rules and forms of the SEC to the individuals responsible for the preparation of the Company’s filings with the SEC. The Company is, and since September 2, 2021 has been, in compliance in all material respects with all current listing and corporate governance requirements of NYSE.

(e) The Company is not a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or other Company SEC Documents.

Section 3.08. No Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on any balance sheet of the Company that is included in the Company SEC Documents; (ii) as incurred after the date thereof in the ordinary course of business consistent with past practice, (iii) arising out of or in connection with this Agreement or the Contemplated Transactions; (iv) liabilities arising in the ordinary course of business consistent with past practice in connection with the performance of obligations of the Company or its Subsidiary under Company Contracts since December 31, 2021 (other than those liabilities resulting from a breach thereof by the Company or its Subsidiary); or (v) liabilities that individually or in the aggregate or have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company, together with its Subsidiary, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of the Company or its Subsidiary (or disclosed in the notes to such balance sheet) that would have a material impact on the Company as of the date hereof or as of the Closing Date.

Section 3.09. Absence of Certain Developments. From the Company Balance Sheet Date to the date hereof, there has not been any Company Material Adverse Effect. Since the Company Balance Sheet Date, the Company has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and neither the Company its Subsidiary has taken, committed or agreed to take, any actions that would have been prohibited by Section 5.01(b) if such covenants had been in effect as of the Company Balance Sheet Date.

Section 3.10. Compliance with Laws.

(a) The Company or its Subsidiary are, and since December 31, 2020 have been, in compliance with all Laws applicable to them, any of their properties or other assets or any of their business or operations (except for such past noncompliance as has been remedied and imposes no continuing obligations, Liabilities or costs on the Company or its Subsidiary) and except where any noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Since December 31, 2020, (i) neither the Company nor its Subsidiary has received any written notice from any Governmental Body (A) notifying the Company of any material violation or noncompliance (or reflects that the Company or its Subsidiary is under investigation or the subject of an inquiry by any such Governmental Body for such alleged noncompliance) by the Company or its Subsidiary with any applicable Law, and to the Company’s Knowledge, there is no such investigation or inquiry, pending as of the Agreement Date or (B) any fine, assessment or cease and desist or other Order, or the suspension or revocation of any Company Permit and (ii) neither the Company nor its Subsidiary has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.

(c) Since December 31, 2020, the Company and its Subsidiary have timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, including state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid al fees and assessments due and payable in connection therewith and except where the failure to make such filings or pay such fees and assessments has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11. Title to Properties.

(a) The Company or its Subsidiary has sufficient title to, or hold pursuant to valid and enforceable leases or other comparable contract rights, all of the material tangible personal property and other material tangible assets owned by the Company or its Subsidiary as of the date hereof, in each case free and clear of any Liens (other than Permitted Liens), except where the failure to do so would not have a Company Material Adverse Effect. To the Company’s Knowledge, all such items of tangible personal property are in operating condition and repair (ordinary wear and tear excepted) and have been maintained in accordance with normal industry practices, except where the failure to be in such condition or to be maintained would not constitute a Company Material Adverse Effect.

(b) The Company does not own any real property. The leased real property described in Section 3.11(b) of the Company Disclosure Letter (the “Company Real Property”) constitutes all of the real property used, occupied or leased by the Company or its Subsidiary. Except as would not have a Company Material Adverse Effect, (i) the Company Real Property leases are in full force and effect, and the Company holds a valid and existing leasehold interest in the Company Real Property under each such applicable lease, (ii) neither the Company nor its Subsidiary, to the Company’s Knowledge, any other party to the applicable the Company Real Property leases is in default under any of such leases, and (iii) no event has occurred, which, if not remedied, would result in a default by the Company under the Company Real Property leases, and, to the Company’s Knowledge, no event has occurred which, if not remedied, would result in a default by any party other than the Company or its Subsidiary under the Company Real Property leases.

Section 3.12. Tax Matters.

(a) (i) the Company and its Subsidiary have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them; (ii) such Tax Returns are true, complete and correct in all material respects; (iii) the Company and its Subsidiary have paid all material Taxes as due and payable (whether or not shown on any Tax Return); and (iv) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiary reflected on the financial statements filed with the SEC prior to the date hereof are adequate, in accordance with GAAP, to cover all material amounts of Taxes payable by the Company and its Subsidiary for all periods through the date of such financial statements.

(b) No claim has been made in writing within the last five (5) years by any Governmental Body in a jurisdiction where the Company and its Subsidiary do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Returns. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or its Subsidiary. The Company and its Subsidiary have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Stockholder or other third party. Neither the Company nor its Subsidiary has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and the regulations promulgated under the Code, as such regulations may be amended from time to time (“Treasury Regulations”) Section 1.6011-4(b)(2).

(c) No material U.S., federal, state, local or foreign Tax Actions are pending or being conducted with respect to the Company or its Subsidiary. All assessments for material amounts of Taxes due from the Company or its Subsidiary with respect to completed and settled Tax Actions have been timely paid in full.

(d) Neither the Company nor its Subsidiary is a party to or bound by any Tax allocation, sharing or similar agreement (other than, in each case, any commercial agreement entered into in the ordinary course of business that does not relate primarily to Taxes) (a “Tax Allocation Agreement”). Neither the Company nor its Subsidiary (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group comprised solely of the Company or its Subsidiary) or (ii) has liability for the Taxes of any Person (other than the Company or its Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(e) Neither the Company nor its Subsidiary is or ever has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f) Neither the Company nor its Subsidiary has been a party to any transaction intended to qualify under Section 355 of the Code.

(g) To the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(h) It is agreed and understood that no representation or warranty is made by the Company in respect of Tax matters in any Section of this Agreement other than this Section 3.12 and Section 3.17.

Section 3.13. Contracts and Commitments.

(a) As of the date hereof and except as set forth in Section 3.13 of the Company Disclosure Letter, neither the Company nor its Subsidiary is a party to or bound by any:

(i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company or its Subsidiary that was required to be, but has not been, filed with the SEC with the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, or any Company SEC Documents filed after the date of filing of such Form 10-K until the date hereof;

(ii) Contract (A) relating to the disposition or acquisition by the Company or its Subsidiary of a material amount of assets or equity interests in any Person (1) after the date of this Agreement, other than the sale of inventory in the ordinary course of business consistent with past practice, or (2) which contains any ongoing obligations (including sale of inventory, indemnification, purchase price adjustment, “earn-out” or other contingent obligations) that are still in effect that are reasonably likely to result in claims in excess of $250,000 or (B) pursuant to which the Company or its Subsidiary will acquire or dispose of any material ownership interest in any other person or other business enterprise other than the Company’s Subsidiary;

(iii) collective bargaining agreement or Contract with any labor union, trade organization or other employee representative body (other than any statutorily mandated agreement in non-U.S. jurisdictions);

(iv) Contract establishing any joint ventures, partnerships, collaborations or similar arrangements;

(v) any Contract (A) limiting the freedom or right of the Company or its Subsidiary, in any material respect, to engage in any line of business, to make use of any material Intellectual Property that is owned or purported to be owned by the Company or its Subsidiary or to compete with any other Person in any location or line of business, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company or its Subsidiary or (C) containing exclusivity obligations or restrictions or otherwise materially limiting the freedom or right of the Company or its Subsidiary to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;

(vi) Contract in respect of Indebtedness of $250,000 or more, individually or in the aggregate, other than (A) accounts receivables and payables and (B) loans to its Subsidiary, in each case in the ordinary course of business consistent with past practice;

(vii) Contract that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or its Subsidiary in an amount having an expected value in excess of $250,000 in the fiscal year ending December 31, 2022 or in any fiscal year thereafter and cannot be cancelled by the Company or its Subsidiary, as applicable, without penalty or further payment without more than ninety (90) days’ notice (other than payments for services rendered to the date), excluding commercially available off-the-shelf software licenses and Software-as-a-Service offerings, generally available patent license agreements entered into in the ordinary course of business, material transfer agreements, services agreements, clinical trial agreements and non-exclusive outbound licenses entered into in the ordinary course of business;

(viii) Contract under which the Company or the Company’s Subsidiary is expected to make annual expenditures or receive annual revenues in excess of $500,000 during the current or subsequent fiscal year;

(ix) IP Contract;

(x) Settlement agreement, or agreement entered into in connection with a settlement agreement, corporate integrity agreement, consent decree, deferred prosecution agreement, or other similar type of agreement with any Governmental Bodies or Company Regulatory Agencies that has existing or contingent performance obligations;

(xi) Contract of the Company or its Subsidiary relating to the settlement of any litigation proceeding that provides for any material existing or contingent obligations on the part of the Company or its Subsidiary;

(xii) Contract of the Company or its Subsidiary that prohibits, limits or restricts the payment of dividends or distributions in respect of the capital stock of the Company or its Subsidiary or otherwise prohibits, limits or restricts the pledging of capital stock of the Company or its Subsidiary or prohibits, limits or restricts the issuance of guarantees by the Company or its Subsidiary;

(xiii) Contract providing for any guaranty by the Company or its Subsidiary of third-party obligations;

(xiv) Contract providing for the issuance or sale of any equity securities of the Company or any of its Subsidiaries; or

(xv) Contract to enter into any of the foregoing.

Each such Contract described in clauses (i) through (xv) of this Section 3.13 or excluded therefrom due to the exception of being filed as an exhibit to the Company SEC Documents, is referred to herein as a “Company Material Contract.”

(b) Parent has been given access to a true and correct copy of all written Company Material Contracts, together with all material amendments, waivers or other changes thereto, and a correct and complete written summary setting forth the terms and conditions of each oral Company Material Contract.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Company or its Subsidiary is, or has received written notice that any other party to any Company Material Contract (A) is, in violation or breach of or default (with or without notice or lapse of time or both) under or (B) has waived or failed to enforce any material rights or benefits under any Company Material Contract to which it is a party or any of its properties or other assets is subject (ii) there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Company Material Contract and (iii) each such Company Material Contract, unless expired pursuant to its terms, is in full force and effect and is a legal, valid and binding agreement of, and enforceable against, the Company or its Subsidiary, and, to the Knowledge of the Company, each other party thereto. As of the Agreement Date, to the Knowledge of the Company, no party to any Company Material Contract has given any written notice of termination or cancellation of any Company Material Contract or that it intends to seek to terminate or cancel any Company Material Contract (whether as a result of the Contemplated Transactions or otherwise).

Section 3.14. Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all (i) Patents, (ii) Trademarks, and (iii) Copyrights in each instance, that are owned (or purported to be owned) by or licensed to the Company or its Subsidiary and that are the subject of a registration or a pending application for registration (collectively, “Company Registered Intellectual Property”) indicating, for each such item in (i), (ii), (iii), and (iv), as applicable and as of the date hereof, the name of the current legal and record owner(s), the jurisdiction of application/registration, the application/registration number and the filing/issuance date.

(b) All assignments to the Company or its Subsidiary of Patents constituting or purporting to constitute Owned Intellectual Property that are material to the business of the Company and its Subsidiary exist and have been properly executed and recorded. The Company or its Subsidiary, except as disclosed in Section 3.14(b) of the Company Disclosure Letter, (A) owns and possesses all right, title and interest in and to all material Owned Intellectual Property and (B) to the Knowledge of the Company, is the sole and exclusive (as set forth in the applicable license agreement) licensee of all material Exclusive Intellectual Property, in each case free and clear of all Liens (except for Permitted Liens and licenses granted under the IP Contracts); provided, however, that the foregoing shall not be interpreted as a representation of non-infringement of third-party Intellectual Property. None of the Owned Intellectual Property or, to the Knowledge of the Company, Exclusive Intellectual Property is subject to any pending or, to the Knowledge of the Company, threatened claims of joint ownership and all registration, renewal, maintenance and other payments that are or have become due with respect to each item of Company Registered Intellectual Property have been timely paid as of the date hereof, by or on behalf of the owner of such item. The Owned Intellectual Property and the Exclusive Intellectual Property are each (A) subsisting and, to the Knowledge of the Company, valid and enforceable and (B) not subject to any outstanding order, judgment, or decree. To the Company’s Knowledge, the Company and its subsidiary have complied with the terms of each IP Contract, and all such IP Contracts are in full force and effect.

(c) No patent constituting Owned Intellectual Property or, to the Knowledge of the Company, Exclusive Intellectual Property has been or is now involved in any reissue, reexamination, inter partes review, interference, derivation, post-grant review, cancellation, or opposition proceeding.

(d) To the Knowledge of the Company, the duty of candor and good faith as required by the United States Patent and Trademark Office during prosecution of the United States patent applications of the Owned Intellectual Property and, to the Knowledge of the Company, the United States patent applications of the Exclusive Intellectual Property has been complied with, and in all foreign offices having similar requirements all such requirements have been complied with.

(e) To the Knowledge of the Company, neither the conduct of the Company’s and its Subsidiary’s businesses, nor the use of any Intellectual Property by the Company or its Subsidiary, misappropriates, infringes on, or otherwise violates the Intellectual Property of any Person in any material respect. (i) Since December 31, 2020, neither the Company nor its Subsidiary has received any written notice of any pending claim, order or proceeding with respect to any suspected violation, misappropriation or infringement by the Company of Intellectual Property of any Person and (ii) as of the Agreement Date, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiary or any of their respective Affiliates at Law or in equity by or before any Governmental Body alleging the violation, misappropriation, or infringement of the Intellectual Property of any Person or that any of the Owned Intellectual Property or Exclusive Intellectual Property is invalid or unenforceable, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) To the Knowledge of the Company, no Person is misappropriating, infringing or violating, or intending to misappropriate, infringe or violate, any material Owned Intellectual Property or Exclusive Intellectual Property.

(g) To the Knowledge of the Company, each current and former employee of the Company or its Subsidiary who works or worked in the Company’s or a Subsidiary’s business and each current and former independent contractor and consultant of the Company or its Subsidiary who provides or provided services to the Company’s or a Subsidiary’s business, in each instance, who was or is involved in the invention, creation, development, design or modification of any Intellectual Property has executed a written agreement assigning to the Company or its Subsidiary all right, title, and interest in and to any inventions and works of authorship, whether or not patentable, invented, created, developed, conceived and/or reduced to practice during the term of such employee’s employment or such independent contractor’s or consultant’s work for the Company or its Subsidiary relating to the Company’s or a Subsidiary’s business or any of the Products being researched, developed, manufactured or sold by the Company or its Subsidiary or that may be used with any such Products, and all Intellectual Property therein or related thereto.

(h) The Company has taken commercially reasonable steps to maintain and protect its rights in all proprietary information held by the Company or its Subsidiary as a trade secret to the extent that the Company has determined such proprietary information should be protected as a trade secret. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all material trade secrets or proprietary information included in the Owned Intellectual Property and the Company Exclusive Intellectual Property have been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of the Company, adequate for protection against unauthorized disclosure or use and to the Knowledge of the Company, there has been no unauthorized disclosure of any such material trade secrets or proprietary information.

(i) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since December 31, 2020, (i) to the Knowledge of the Company, there has been no material disruption to, or material interruption in, the conduct of the Company’s business attributable to a breakdown, bug in, security breach of, unauthorized or unlawful access to, or malicious code in, any of the computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company or any of its Subsidiaries (the “Business Systems”), (ii) to the Knowledge of the Company, there has been no breach of any Personal Information processed by or on behalf of the Company or any of its Subsidiary that applicable Law requires or required the Company to notify government authorities, affected individuals or other parties of such occurrence and (iii) neither the Company or any of its Subsidiaries have received any written notice, Order, complaint or other correspondence from any Governmental Authority alleging a breach of, or non-compliance with, the Privacy Laws and, to the Knowledge of the Company, no circumstances exist which are likely to result in any such notice, Order, complaint or other correspondence being sent, served, given or made.

Section 3.15. Litigation. As of the date of this Agreement, there are no Actions pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiary, at law or in equity, or before or by any Governmental Body, and the Company or its Subsidiary are not subject to or in violation of any outstanding judgment, injunction, rule, order or decree of any court or Governmental Body, except, in each case, that would not have a Company Material Adverse Effect.

Section 3.16. Insurance. Section 3.16 of the Company Disclosure Letter sets forth each material insurance policy (including policies providing casualty, liability, medical and works compensation coverage) to which the Company or any Subsidiary is currently a party. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (a) each insurance policy under which the Company or its Subsidiary is an insured or otherwise the principal beneficiary of coverage is in full force and effect, all premiums due thereon have been paid in full, and the Company and its Subsidiary are in material compliance with the terms and conditions of such insurance policy, (b) neither the Company nor its Subsidiary is in material breach or default under any such insurance policy, (c) no notice of cancellation or termination has been received with respect to any insurance policy and (d) to the Knowledge of the Company, no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any such insurance policy.

Section 3.17. Employee Benefit Plans.

(a) Section 3.17 of the Company Disclosure Letter lists all material Company Plans. Each Company Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or is covered by a favorable opinion letter from the Internal Revenue Service, and the Company is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Company Plan. Each Company Plan complies in form and in operation in all material respects with the requirements of the Code, ERISA, the Affordable Care Act and other applicable Laws. No Company Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program.

(b) With respect to each material Company Plan, the Company has made available to Parent true and complete copies of the following (as applicable) prior to the date hereof: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof; (ii) the summary plan description along with all summaries of material modifications thereto; (iii) all related trust instruments or other funding-related documents; (iv) a copy of the most recent financial statements for the plan; (v) a copy of all non-routine correspondence with any Governmental Body relating to a Company Plan received or sent within the last three years and (vi) the most recent Internal Revenue Service determination or opinion letter.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, with respect to each Company Plan, (i) all required contributions to, and premiums payable in respect of, such Company Plan have been timely made or, to the extent not required to be made on or before the date hereof, have been properly accrued on the Company’s financial statements in accordance with GAAP, and (ii) there are no Actions pending or, to the Company’s Knowledge, threatened, other than routine claims for benefits.

(d) Except as set forth in Section 3.17(d) of the Company Disclosure Letter, none of the Company, its Subsidiary or any of their respective ERISA Affiliates has at any time in the past six (6) years sponsored, maintained or contributed to, or has or has had any Liability or obligation in respect of, a plan that is or was at any relevant time (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” within the meaning of Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. None of the Company Plans obligates the Company or its Subsidiary to provide a current or former officer, director, independent contractor or employee (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with the Company or its Subsidiary, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other Law at the sole expense of the participant and coverage through the end of the month of termination of employment or service.

(e) Except as otherwise contemplated by this Agreement and except as set forth in Section 3.17(e) of the Company Disclosure Letter, neither the execution or delivery of this Agreement, nor the consummation of the Contemplated Transactions, will, either individually or together with the occurrence of some other event (including a termination of employment or service), (i) result in any payment (including severance, bonus or other similar payment) becoming due to any current or former officer, director, independent contractor or employee of the Company or its Subsidiary, (ii) increase or otherwise enhance any benefits or compensation otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any payments or benefits under any Company Plan, (iv) require the Company or its Subsidiary to set aside any assets to fund any benefits under any Company Plan or result in the forgiveness in whole or in part of any outstanding loan made by the Company to any Person, (v) limit the ability to amend or terminate any Company Plan or related trust or other funding mechanism or (vi) result in the payment of any “excess parachute payment” within the meaning of Code Section 280G or in the imposition of an excise Tax under Code Section 4999 or Section 409A (or, in either case, any corresponding provision of state, local or foreign Tax law). Except as set forth in Section 3.17(e) of the Company Disclosure Letter, no Company Plan provides for any tax “gross-up”.

(f) Each Company Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Company Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.

(g) The Company and its Subsidiary are and have been in compliance in all material respects with the Affordable Care Act, to the extent applicable, and have made an offer of affordable minimum essential coverage to its respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse Tax consequences thereunder, and the Company and its Subsidiary are not otherwise liable or responsible for any assessable payment, Taxes or penalties under Section 4980H of the Code or under the Affordable Care Act or in connection with requirements relating thereto.

Section 3.18. Environmental Compliance and Conditions. Except for matters that would not have a Company Material Adverse Effect,

(a) The Company or its Subsidiary are, and since December 31, 2020 have been, in compliance with all Environmental Laws;

(b) The Company or its Subsidiary holds, and are and have been in compliance since December 31, 2020 with, all authorizations, licenses and Permits required under Environmental Laws to operate its business as presently conducted;

(c) since December 31, 2020, neither the Company nor its Subsidiary has received any written claim, notice or complaint, or been subject to any Action from any Governmental Body or third party regarding any actual or alleged violation of Environmental Laws or any Liabilities or potential Liabilities for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under Environmental Laws, and to the Knowledge of the Company no such Action has been threatened;

(d) neither the Company nor its Subsidiary has disposed of (or arranged for the disposal of) or released any Hazardous Substance at any real property, including the Company Real Property, so as to give rise to Liability for investigation costs, cleanup costs, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any other Environmental Laws; and

(e) to the Company’s Knowledge, no Hazardous Substances are present or have been disposed of or released on, at, in or under any real property currently or formerly owned, leased or operated by the Company or its Subsidiary for which the Company or its Subsidiary has, or may have, Liability under Environmental Laws.

Section 3.19. Employment and Labor Matters.

(a) Neither the Company nor its Subsidiary is a party to or bound by any Contract, collective bargaining agreement, letter of understanding, letter of intention, side agreement, pre-hire agreement, or other legally binding commitment with a labor union, trade association, works council or other employee representative body with respect to any employees or contractors rendering services to the Company or its Subsidiary, and, there are no such agreements which pertain to employees of the Company or its Subsidiary in existence or in negotiation and to the Company’s Knowledge no employees of the Company or its Subsidiary are represented by a labor union, works council or other employee representative body. Since December 31, 2020, there has been no actual or, to the Knowledge of the Company, threatened organizing activity, labor campaign, unfair labor practice charges, grievances, arbitrations, strikes, lockouts, work stoppages, slow down, picketing or other labor disputes against the Company or its Subsidiary.

(b) (i) There are no Actions pending or, to the Company’s Knowledge, threatened (A) between the Company or its Subsidiary and any of their respective officers, directors, employees or independent contractors or (B) by or before any Governmental Body affecting the Company or its Subsidiary concerning employment matters, and (ii) no labor union, labor organization, works council or group of employees of the Company or its Subsidiary has made a demand (that is pending as of the date hereof) for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding pending or threatened in writing as of the date hereof with the National Labor Relations Board (or any similar other Governmental Body) with respect to any employees of the Company or its Subsidiary.

(c) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiary are, and since December 31, 2020 have been, in compliance with all federal, state, and foreign applicable Laws respecting labor, employment, and employment practices, including terms and conditions of employment, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), health and safety, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Applicable Laws (collectively, the “WARN Act”)), employee trainings and notices, workers’ compensation, labor relations, employee leave issues, COVID-19, affirmative action and unemployment insurance, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act, as amended, and state anti-discrimination laws. To the Knowledge of the Company, there are no audits or investigations pending or scheduled by any Governmental Authority pertaining to labor or the employment practices of the Company.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have reasonably investigated all sexual harassment, or other discrimination, retaliation or policy violation allegations of which the Company has Knowledge and, with respect to each such allegation with potential merit, the Company and its Subsidiaries have taken prompt corrective action that is reasonably calculated to prevent further improper action. To the Knowledge of the Company, the Company and its Subsidiaries do not reasonably expect any material Liabilities with respect to any such allegations described in the preceding sentence. To the Knowledge of the Company, no material allegations of discrimination or sexual harassment have been made against any employee of the Company or any of its Subsidiaries at a level of Vice President or above.

(e) No employee layoff, facility closure or shutdown, reduction-in-force, furlough, temporary layoff, or reduction in salary or wages affecting employees of the Company or its Subsidiary of the Company has occurred since December 31, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19. The Company and its Subsidiary have not otherwise experienced any material employment-related liability with respect to COVID-19.

Section 3.20. FDA and Regulatory Matters.

(a) The Company or its Subsidiary hold all material licenses, Permits, franchises, variances, registrations, exemptions, orders and other governmental authorizations, consents, approvals, and clearances, and have submitted notices to, all Governmental Bodies, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), the Public Health Service Act of 1944, as amended (the “PHSA”), and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, and any other Governmental Body that regulates the quality, identity, strength, purity, safety, efficacy or manufacturing of the Company’s Products (any such Governmental Body, a “Company Regulatory Agency”) necessary for the lawful operation of the businesses of the Company or its Subsidiary as currently conducted (the “Company Permits”), and as of the date hereof, all such Company Permits are valid and in full force and effect. There has not occurred any material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit. The Company and its Subsidiary are in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or material adverse modification of any Company Permit. Since December 31, 2020, neither the Company nor its Subsidiary has received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from the FDA or other Company Regulatory Agency alleging that any operation or activity of the Company or its Subsidiary is in violation of any applicable Law.

(b) Since December 31, 2020, all of the Company’s and its Subsidiary’s Products that are subject to the jurisdiction of the FDA or other Company Regulatory Agencies have been manufactured, imported, exported, processed, developed, labeled, stored, and tested by or on behalf of the Company or its Subsidiary in all material respects in compliance with all applicable requirements under any Permit or Law, including applicable statutes and implementing regulations administered or enforced by the FDA or other Company Regulatory Agency. Since December 31, 2020, all applications, submissions, notifications, information and data utilized by the Company or its Subsidiary as the basis for, or submitted by or, to the Knowledge of the Company, on behalf of the Company or its Subsidiary in connection with, any and all requests for Company Permits relating to the Company or its Subsidiary when submitted to the FDA or other Company Regulatory Agency, were true, complete and correct, in all material respects, as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, notifications, information and data required under applicable Laws have been submitted to the FDA or other Company Regulatory Agency.

(c) Since December 31, 2020, neither the Company, nor its Subsidiary, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or other similar Laws. Neither the Company nor or its Subsidiary nor, to the Knowledge of the Company, any of their respective officers, employees, contractors, suppliers or other entities or individuals performing research or work on behalf of the Company or its Subsidiary has been subject to any kind of consent decree, individual integrity agreement, deferred prosecution agreement, or other similar form of agreement with any Governmental Body or convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result, in a material debarment or exclusion under applicable Law, including, without limitation, 21 U.S.C. Section 335a. No claims, actions, proceedings or, to the Knowledge of the Company, investigations that would reasonably be expected to result in such a material debarment or exclusion are pending or threatened in writing against the Company or its Subsidiary or any of their respective officers, employees, contractors, suppliers or other entities or individuals performing research or work on behalf of the Company or its Subsidiary.

(d) Since December 31, 2020, none of the Company, its Subsidiary, or, to the Knowledge of the Company, any of their respective contract manufacturers for Products, has received any FDA Form 483, warning letter, untitled letter, or other similar correspondence or written notice from the FDA or any other Company Regulatory Agency alleging or asserting material noncompliance with any applicable Laws or Company Permits with respect to any Product of the Company or its Subsidiary.

(e) Since December 31, 2020, all studies, tests and preclinical studies being conducted by the Company or its Subsidiary, or in which the Company, its Subsidiary or any Product has participated, have been and are being conducted in compliance in all material respects with applicable Laws, including the applicable requirements of Good Laboratory Practices, to the extent any such study or test is required to be conducted in compliance with Good Laboratory Practices.

(f) Since December 31, 2020, all studies, tests and preclinical and clinical trials being conducted by the Company or its Subsidiary, or in which the Company, its Subsidiary or any Product or Product candidate has participated, have been and are being conducted in compliance in all material respects with applicable Laws, including the applicable requirements of Good Laboratory Practices or Good Clinical Practices. Since December 30, 2020, neither the Company or its Subsidiary have received any written notices, correspondence or other communication from any institutional review board, the FDA or any other Company Regulatory Agency, recommending or requiring the termination, suspension, or material modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or its Subsidiary, other than any comments on study design provided by the FDA as part of any pre-Investigational New Drug Application activities, including any pre-Investigational New Drug Application meetings.

(g) The Company or its Subsidiary are, and at all times since December 31, 2020 have been, in compliance in all material respects with all applicable Healthcare Laws. There is no civil, criminal, administrative, or other Action pending, received by or filed since December 31, 2020, or to the Knowledge of the Company, threatened Action against the Company or its Subsidiary alleging any material violation by the Company or its Subsidiary of any applicable Healthcare Laws.

(h) Neither the Company, its Subsidiary nor, to the Knowledge of the Company, any of their respective directors, officers, or employees, agents or distributors or any other person while acting on behalf of the Company or its Subsidiary has, at any time since December 31, 2020, (i) violated or is in violation of, in any material respect, any provision of the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”), the UK Bribery Act of 2010, or any laws, Orders, rules, or regulations thereunder, or any comparable foreign law or statute relating to the prevention of corruption and bribery (collectively, “Anti-Corruption Laws”), (ii) made, offered to make, promised to make, or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful payment or gift of money or anything of value prohibited under any applicable Law addressing matters comparable to those addressed by the FCPA implementing legislation concerning such payments or gifts in any jurisdiction (any such payment, a “Prohibited Payment”), (iii) been subject to any investigation by any Governmental Body with regard to any Prohibited Payment or (iv) violated or is in violation of, in any material respect, any other Laws regarding use of funds for political activity or commercial bribery.

(i) None of the Company nor its Subsidiary, nor any of their respective officers, directors or employees, nor to the Knowledge of the Company, any of their Representatives acting on their behalf, is currently, or has since December 31, 2020 been: (i) a Sanctioned Person, (ii) organized or ordinarily resident in a Sanctioned Country, (iii) engaging in any unlawful dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country, (iv) engaging in any export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of any licenses or authorizations under all applicable Ex-Im Laws, or (v) otherwise in violation of applicable Sanctions Laws, Ex-Im Laws, or the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service (collectively, “Trade Control Laws”).

(j) During the five years prior to the date hereof, none of the Company nor any of its Subsidiaries has, in connection with or relating to the business of the Company or its Subsidiary, received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws or Trade Control Laws.

Section 3.21. Brokerage. Other than Wells Fargo Securities, LLC (“Wells Fargo”), no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Company.

Section 3.22. Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (ii) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Company Stockholders, or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or to be supplied by Parent that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 3.22 will not apply to statements or omissions included in the Joint Proxy Statement upon information furnished to the Company in writing by Parent specifically for use therein.

Section 3.23. No Rights Agreement. There is no stockholder rights plan, “poison pill,” anti-takeover plan or other similar device in effect to which the Company is a party or by which it is otherwise bound.

Section 3.24. Opinion. The Company Board has received the opinion of Wells Fargo to the effect that, based upon and subject to the various assumptions made, procedures followed, qualifications, limitations and other matters considered, in connection with the preparation of each such opinion, as of the date of the opinion, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Shares. A true and correct copy of such opinion will be provided to Parent, solely for informational purposes, following receipt thereof by the Company, it being expressly understood and agreed that such opinion is for the benefit of the Company Board and may not be relied upon by Parent, Merger Sub I, Merger Sub II or any other Person for any purpose.

Section 3.25. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE COMPANY DISCLOSURE LETTER), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS. IN CONNECTION WITH PARENT’S INVESTIGATION OF THE COMPANY, PARENT HAS RECEIVED FROM OR ON BEHALF OF THE COMPANY CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF THE COMPANY AND CERTAIN BUSINESS PLAN INFORMATION OF THE COMPANY. THE COMPANY MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Except as otherwise disclosed in (a) Parent SEC Documents filed at least twenty-four (24) hours prior to the date of this Agreement (excluding any disclosures in “risk factors” or otherwise relating to forward-looking statements to the extent that they are cautionary, predictive or forward-looking in nature) or (b) the confidential disclosure letter delivered by Parent to the Company prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”), Parent and the Merger Subs represent and warrant to the Company as follows:

Section 4.01. Organization and Corporate Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Each of Parent and its Subsidiaries has all requisite corporate power and authority and all authorizations, licenses and Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to hold such authorizations, licenses and Permits would not constitute a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or authorized to do business and is in good standing in every jurisdiction (to the extent such concept exists in such jurisdiction) in which its ownership of property or the conduct of business as now conducted requires it to qualify, except where the failure to be so qualified, authorized or in good standing would not constitute an Parent Material Adverse Effect. True and complete copies of the certificate of incorporation and bylaws of Parent (the “Parent Organizational Documents”), each as in effect as of the date hereof, have been heretofore made available to the Company.

Section 4.02. Authorization; Valid and Binding Agreement. Parent and the Merger Subs have all requisite corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the Mergers and the Contemplated Transactions, subject to obtaining the affirmative vote of the majority of Parent Shares cast at the Parent Stockholders’ Meeting in favor of the issuance of Parent Shares in connection with the First Merger (the “Parent Stockholder Approval”). The Parent Board has (i) approved the execution and delivery of this Agreement, the performance by Parent of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Mergers, and the issuance of Parent Shares in connection therewith, each on the terms and subject to the conditions set forth herein and (ii) directed that the issuance of the Parent Shares be submitted to a vote at a meeting of the Parent Stockholders and resolved to recommend that the Parent Stockholders approve such issuance (the “Parent Board Recommendation”). The Merger Sub I Board has (i) approved the execution and delivery of this Agreement, the performance by Merger Sub I of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Mergers; and (ii) recommended that its sole stockholder adopt this Agreement. Parent, as the sole member and managing member of Merger Sub II, has approved the execution and delivery of this Agreement, the performance by Merger Sub II of its covenants and agreements contained herein and the consummation of the Contemplated Transactions, including the Mergers; and (ii) approved, adopted and declared advisable this Agreement and approve the Contemplated Transactions, including the Mergers. As of the date of this Agreement, such approvals, determinations, declarations, resolutions and directions are valid and have not been amended or withdrawn. To the Knowledge of Parent, no Takeover Law applies to this Agreement or the Contemplated Transactions. Except for the Parent Stockholder Approval, no other corporate proceeding, including pursuant to the Laws of the State of Delaware or the listing standards of the Parent Exchange, on the part of Parent or any Merger Sub is necessary to authorize or adopt this Agreement or to consummate the Mergers and the Contemplated Transactions (except for the filing of the appropriate merger documents as required by applicable Law). Each of Parent and each Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

Section 4.03. Capital Stock.

(a) The authorized capital stock of Parent consists of 120,000,000 Parent Shares and 5,000,000 shares of preferred stock $0.01 par value per share, of which, as of the Capitalization Date, there were 66,050,141 Parent Shares and no shares of preferred stock issued and outstanding. As of the Capitalization Date, (i) 904,487 Parent Shares were subject to issuance pursuant to outstanding Parent RSUs; (ii) 12,736,541 Parent Shares were subject to issuance pursuant to outstanding Parent Options; and (iii) 1,218,038 Parent Shares were subject to issuance pursuant to outstanding warrants to purchase Parent Shares (“Parent Warrants”).

(b) Section 4.03(b) of the Parent Disclosure Letter sets forth a true and complete list as of the Capitalization Date of the outstanding options to acquire Parent Shares granted under a Parent Equity Plan (“Parent Options”), restricted stock units granted under a Parent Equity Plan (“Parent RSUs”); and, as of the Capitalization Date, there are no other Parent Options or Parent RSUs or other equity or equity-based awards (collectively, “Parent Equity Awards”) outstanding and Parent has granted no other such awards since the Capitalization Date and prior to the date of this Agreement or changed the vesting or other terms and conditions applicable thereto except as expressly provided in this Agreement.

(c) All of the outstanding Parent Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive or similar rights. All of the issued and outstanding Parent Shares were issued in compliance with all applicable Laws concerning the issuance of securities. Except as referred to in this Section 4.03 or as set forth in (c) of the Parent Disclosure Letter, Parent does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by Parent. Except as referred to in this Section 4.03 or as set forth in (c) of the Parent Disclosure Letter, there are no outstanding (i) shares of capital stock or other equity interests or voting securities of Parent, (ii) securities convertible or exchangeable, directly or indirectly, into capital stock of Parent, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require Parent to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of Parent, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to Parent or (v) bonds, debentures, notes or other indebtedness of Parent having the right to vote on any matters on which Parent Stockholders may vote.

Section 4.04. Subsidiaries. Section 4.04 of the Parent Disclosure Letter lists all of the Subsidiaries of Parent, and for each Subsidiary, the state or country of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. Each of the Subsidiaries of Parent is a corporation or other Entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the laws of the jurisdiction of its incorporation or organization. All of the outstanding shares of capital stock or equivalent equity interests of each of Parent’s Subsidiaries have been validly issued, are fully paid and nonassessable, and are owned of record and beneficially, directly or indirectly, by Parent free and clear of all Liens (other than Permitted Liens). None of Parent’s Subsidiaries has any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing. There are not outstanding or authorized any options or other rights to acquire from any of Parent’s Subsidiaries, or any obligations of any of Parent’s Subsidiaries to issue, any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of any of Parent’s Subsidiaries (collectively, “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Subsidiary Securities, and there are no other options, calls, warrants, or other rights, relating to Parent Subsidiary Securities to which Parent or its Subsidiaries is a party. Except for the capital stock or other equity or voting interests of its Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

Section 4.05. No Breach. With respect to clause (a), for any conflicts, violations, breaches, defaults or other occurrences which would not (i) constitute a Parent Material Adverse Effect, (ii) prevent or materially impair the ability of Parent to consummate the Mergers prior to the End Date or (iii) otherwise prevent or impair the ability of Parent to perform in any material respect any of its material obligations under this Agreement, the execution, delivery and performance of this Agreement by Parent and, subject to obtaining the Parent Stockholder Approval, the consummation of the Contemplated Transactions do not (A) conflict with or violate the Parent Organizational Documents, (B) assuming all consents, approvals, authorizations and other actions described in Section 4.06 have been obtained and all filings and obligations described in Section 4.06 have been made, conflict with or violate any Law, order, judgment or decree to which Parent, its Subsidiaries or any of its or their properties or assets is subject or (C) in any material respect: conflict with or result in any breach of, constitute a default under, result in a violation of, give rise to a right of termination, cancellation or acceleration under, give rise to any penalties, repayment obligations, special assessments or additional payments under, result in the creation of any Lien upon any material assets of Parent pursuant to or require any authorization, consent, waiver, approval, filing, exemption or other action by or notice to any court, other Governmental Body or other third party or any other Person pursuant to, the provisions of any Parent Material Contract.

Section 4.06. Consents, etc.. Except for (a) the applicable requirements of the HSR Act, (b) applicable requirements of the Exchange Act, (c) the filing of the Registration Statement under the Securities Act, (d) any filings required under state securities Laws, (e) any filings required by the Parent Exchange, (f) the filing of the Certificates of Merger, (g) the filing of all material applications, consents, approvals, authorizations and notices, as required by the FDA, the DEA and any other federal, state, local or foreign Governmental Body that is concerned with or regulates the marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or medical devices or is concerned with or regulates public health care programs, (h) any filings of appropriate documents with the relevant authorities of other states in which Parent or any of its Subsidiaries is qualified to do business, in each case, which have or will be made and (i) any filings the failure of which to make would not (A) prevent or materially impair Parent’s ability to consummate the Mergers prior to the End Date or (B) otherwise prevent or impair Parent’s ability to perform in any material respect any of its material obligations under this Agreement, Parent is not required to submit any notice, report or other filing with any Governmental Body in connection with the execution, delivery or performance by it of this Agreement or the consummation of the Contemplated Transactions. Other than as stated above, no consent, approval or authorization of any Governmental Body is required to be obtained by Parent in connection with its execution, delivery and performance of this Agreement or the consummation of the Contemplated Transactions, except for those consents, approvals and authorizations the failure of which to obtain would not (A) prevent or materially impair Parent’s ability to consummate the Mergers prior to the End Date or (B) otherwise prevent or materially impair Parent’s ability to perform in any material respect any of its material obligations under this Agreement.

Section 4.07. SEC Reports; Disclosure Controls and Procedures.

(a) Parent has timely filed or furnished all reports and other documents with the SEC required to be filed or furnished by Parent since December 31, 2020 (such reports or documents, the “Parent SEC Documents”). No Subsidiary of Parent is required to file or furnish, or files or furnishes, any form, report or other document with the SEC. As of their respective filing dates (or, if amended, supplemented or superseded by a filing prior to the date of this Agreement, then on the date of such most recent applicable amendment, supplement or superseding filing), (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be), each as in effect on the date so filed or furnished, and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including related notes, if any) contained in the Parent SEC Documents (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC); and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments not material in amount).

(c) Parent has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Parent Board; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent that could have a material effect on the financial statements. To the Knowledge of Parent, except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since December 31, 2020, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (1) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by Parent, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (2) any illegal act or fraud, whether or not material, that involves the management or other employees of Parent; or (3) any claim or allegation regarding any of the foregoing.

(d) Parent maintains and since December 31, 2020 has maintained disclosure controls and procedures as defined in and required by Rule 13a-15 or 15d-15 under the Exchange Act that are reasonably designed to ensure that all material information required to be disclosed in Parent’s reports that it files or submits under the Exchange Act is recorded and reported within the time periods specified in the rules and forms of the SEC to the individuals responsible for the preparation of the Company’s filings with the SEC. Parent is, and since December 31, 2020 has been, in compliance in all material respects with all current listing and corporate governance requirements of the Parent Exchange.

(e) Parent is not a party to, and has no commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or other Parent SEC Documents.

Section 4.08. No Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on any balance sheet of Parent that is included in the Parent SEC Documents; (ii) as incurred after the date thereof in the ordinary course of business consistent with past practice, (iii) arising out of or in connection with this Agreement or the Contemplated Transactions; (iv) liabilities arising in the ordinary course of business in connection with the performance of obligations of Parent and its Subsidiaries under Parent contracts (other than those liabilities resulting from a breach thereof by Parent or any of its Subsidiaries); or (v) liabilities that individually or in the aggregate or have not had and would not reasonably be expected to have a Parent Material Adverse Effect, does not have any liabilities or obligations of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, in each case required by GAAP to be reflected or reserved against in the consolidated balance sheet of Parent and its Subsidiaries (or disclosed in the notes to such balance sheet) that would have a material impact on Parent as of the date hereof or as of the Closing Date.

Section 4.09. Absence of Certain Developments. From the Parent Balance Sheet Date to the date hereof, there has not been any Parent Material Adverse Effect. Since the Parent Balance Sheet Date, Parent has carried on and operated its business in all material respects in the ordinary course of business consistent with past practice, and neither Parent nor any of its Subsidiaries has taken, committed or agreed to take, any actions that would have been prohibited by Section 5.02(b) if such covenants had been in effect as of the Parent Balance Sheet Date.

Section 4.10. Compliance with Laws.

(a) Parent and its Subsidiaries are, and since December 31, 2020 have been, in compliance with all Laws applicable to them, any of their properties or other assets or any of their business or operations (except for such past noncompliance as has been remedied and imposes no continuing obligations, Liabilities or costs on Parent) and except where any noncompliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as set forth on Section 4.10(b) of the Parent Disclosure Letter, since December 31, 2020, (i) neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Body notifying Parent of any material violation or noncompliance (or reflects that Parent or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Body for such alleged noncompliance) by Parent or any of its Subsidiaries with any applicable Law, and to Parent’s Knowledge, there is no such investigation or inquiry, pending as of the Agreement Date or (B) any fine, assessment or cease and desist or other Order, or the suspension or revocation of any Parent Permit and (ii) neither Parent nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Body with respect to its alleged noncompliance with, or violation of, any applicable Law.

(c) Since December 31, 2020, Parent and its Subsidiaries have timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Body, including state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid al fees and assessments due and payable in connection therewith and except where the failure to make such filings or pay such fees and assessments has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.11. Tax Matters.

(a) (i) Parent and its Subsidiaries have timely filed (taking into account any applicable extensions) all material Tax Returns required to be filed by them; (ii) such Tax Returns are true, complete and correct in all material respects; and (iii) Parent and its Subsidiaries have paid all material Taxes as due and payable (whether or not shown on any Tax Return); and (iv) the charges, accruals and reserves for Taxes with respect to Parent and its Subsidiaries reflected on the financial statements filed with the SEC prior to the date hereof are adequate, in accordance with GAAP, to cover all material amounts of Taxes payable by Parent and its Subsidiaries for all periods through the date of such financial statements.

(b) No claim has been made in writing within the last five (5) years by any Governmental Body in a jurisdiction where Parent or any of its Subsidiaries do not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Returns. There are no material liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Parent or any of its Subsidiaries. Parent and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, Stockholder or other third party. Neither Parent nor any of its Subsidiaries has been a party to any “listed transaction” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(c) No material U.S., federal, state, local or foreign Tax Actions are pending or being conducted with respect to Parent or any of its Subsidiaries. All assessments for material amounts of Taxes due from Parent or any of its Subsidiaries with respect to completed and settled Tax Actions have been timely paid in full.

(d) Neither Parent nor any of its Subsidiaries is a party to or bound by any Tax Allocation Agreements. Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a combined, consolidated or unitary Tax Return (other than a group comprised solely of Parent and its Subsidiaries) or (ii) has liability for the Taxes of any Person (other than Parent or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract, or otherwise (other than any commercial agreements entered into in the ordinary course of business that do not relate primarily to Taxes).

(e) Neither Parent nor any of its Subsidiaries is or ever has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(f) Neither Parent nor any of its Subsidiaries has been a party to any transaction intended to qualify under Section 355 of the Code.

(g) To the Knowledge of Parent, no facts or circumstances exist that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment.

(h) It is agreed and understood that no representation or warranty is made by Parent in respect of Tax matters in any Section of this Agreement other than this Section 4.11.

Section 4.12. Litigation. As of the date of this Agreement, there are no Actions pending or, to Parent’s Knowledge, no Actions threatened against Parent or any of its Subsidiaries, at law or in equity, or before or by any Governmental Body, and Parent and its Subsidiaries are not subject to or in violation of any outstanding judgment, injunction, rule, order or decree of any court or Governmental Body, except, in each case, that would not have a Parent Material Adverse Effect.

Section 4.13. Brokerage. Other than SVB Securities LLC, no Person is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Parent.

Section 4.14. Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement is filed with the SEC and becomes effective under the Securities Act or (ii) the Joint Proxy Statement will, at the time the Joint Proxy Statement is mailed to the Company Stockholders or the Parent Stockholders, as applicable, or at the time of the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or necessary in order to correct any statement of a material fact in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting, as applicable, which has become false or misleading. The Joint Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by or to be supplied by the Company that is included or incorporated by reference in the foregoing document. The representations and warranties contained in this Section 4.14 will not apply to statements or omissions included in the Registration Statement or Joint Proxy Statement upon information furnished to Parent in writing by the Company specifically for use therein.

Section 4.15. Ownership of Company Securities. Neither Parent nor any of its affiliates is, or at any time during the last three (3) years has Parent or any of its affiliates been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Parent and its affiliates do not beneficially own any Company Securities or other securities of the Company or any options, warrants or other rights to acquire any economic interest in, the Company. Neither Parent nor either Merger Sub nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company (a) relating to (i) this Agreement or the Contemplated Transactions or (ii) the Initial Surviving Corporation or the Surviving Company or any of their respective businesses or operations (including as to continuing employment) from and after the First Effective Time or the Second Effective Time, as applicable, or (b) pursuant to which (i) any holder of Company Shares would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration, as applicable, in respect of such holder’s Company Shares or (ii) any holder of Company Shares has agreed to approve this Agreement or vote against any Superior Proposal.

Section 4.16. Opinion. Prior to the execution of this Agreement, the Parent Board has received an opinion from SVB Securities LLC to the effect that, as of the date of such opinion and based upon and subject to the various assumptions and limitations set forth therein, the Exchange Ratio provided for in the First Merger is fair, from a financial point of view, to Parent and neither opinion has been withdrawn, revoked or modified. True and complete copies of such opinions shall be provided to the Company promptly after the date hereof.

Section 4.17. Merger Subs. Each Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the Contemplated Transactions and has not engaged in any activities or business and has incurred no liabilities or obligations whatsoever, in each case other than those incident to its organization and the execution of this Agreement and the consummation of the Contemplated Transactions.

Section 4.18. No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE PARENT DISCLOSURE LETTER), PARENT MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND PARENT HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE CONTEMPLATED TRANSACTIONS. IN CONNECTION WITH THE COMPANY’S INVESTIGATION OF PARENT, THE COMPANY HAS RECEIVED FROM OR ON BEHALF OF PARENT CERTAIN PROJECTIONS, INCLUDING PROJECTED STATEMENTS OF OPERATING REVENUES AND INCOME FROM OPERATIONS OF PARENT AND CERTAIN BUSINESS PLAN INFORMATION OF PARENT. PARENT MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER WITH RESPECT TO SUCH ESTIMATES, PROJECTIONS AND OTHER FORECASTS AND PLANS (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, PROJECTIONS AND FORECASTS).

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01. Covenants of the Company.

(a) Except (i) as set forth in Section 5.01(a)(i) of the Company Disclosure Letter, (ii) as required by applicable Law, (iii) for any action taken, or omitted to be taken, pursuant to COVID-19 Measures, (iv) as required or otherwise contemplated or permitted by this Agreement or (v) with the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), from the date hereof until the earlier of the First Effective Time or the date this Agreement is validly terminated in accordance with Article VIII (the “Pre-Closing Period”), the Company shall, and shall cause its Subsidiary to, carry on its business in the ordinary course of business consistent with past practice (including as to the payment of accounts payable and the collection, if any, of any accounts receivable) and use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with material customers, suppliers, licensors, licensees, and distributors and others having material business dealings with it (it being understood that with respect to the matters specifically addressed by any provision of Section 5.01(b), such specific provisions shall govern over the more general provision of this Section 5.01(a)).

(b) During the Pre-Closing Period and except (i) as set forth on Section 5.01(b) of the Company Disclosure Letter, (ii) any action taken, or omitted to be taken, pursuant to COVID-19 Measures, or (iii) as required by or otherwise contemplated or permitted under this Agreement or as required by applicable Law, the Company shall not and shall not permit its Subsidiary, without the prior written consent of Parent (which consent shall not be unreasonably delayed, withheld or conditioned), to:

(i) amend or permit the adoption of any amendment to its certificate of incorporation and bylaws or other organizational documents;

(ii) (A) establish a record date for, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock (including the Company Shares) or (B) repurchase, redeem or otherwise reacquire any of its shares of capital stock (including any Company Shares), or any rights, warrants or options to acquire any shares of its capital stock, other than: (1) repurchases or reacquisitions of Company Shares outstanding as of the date hereof pursuant to the Company’s right (under written commitments in effect as of the date hereof) to purchase or reacquire Company Shares held by a Company Employee only upon termination of such associate’s employment or engagement by the Company; (2) repurchases of Company Options or Company RSUs (or shares of capital stock issued upon the exercise or vesting thereof) outstanding on the date hereof (in cancellation thereof) pursuant to the terms of any such Company Option or Company RSU (in effect as of the date hereof) between the Company and a Company Employee only upon termination of such Person’s employment or engagement by the Company; (3) in connection with withholding to satisfy the exercise price or Tax obligations with respect to any Company Option or Company RSU or (4) in connection with the exercise of any Company Warrants;

(iii) split, combine, subdivide or reclassify any Company Shares or other equity interests;

(iv) issue, sell, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, grant delivery, pledge, transfer or encumbrance (other than pursuant to agreements in effect as of the date hereof) of (A) any capital stock, equity interest or other security of the Company, (B) any option, call, warrant, restricted securities or right to acquire any capital stock, equity interest or other security of the Company, or (C) any instrument convertible into or exchangeable for any capital stock, equity interest or other security of the Company except that (1) the Company may issue Company Shares as required to be issued upon the exercise of Company Options or Company Warrants or the vesting of Company RSUs, (2) the Company may issue Company RSUs in fulfillment of obligations in effect prior to the date hereof and set forth on Section 5.01(b)(iv) of the Company Disclosure Letter and (3) the Company may issue Company Earnout Shares as required by this Agreement or as otherwise required by the SPAC Merger Agreement;

(v) except as (i) otherwise required under applicable Law or (ii) as contemplated by Section 2.08, establish, adopt, terminate or amend any Company Plan (or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date hereof) other than a change in control severance plan meeting the requirements listed in Section 5.01(b)(v) of the Company Disclosure Letter (a “Change in Control Severance Plan”), or amend or waive any of its rights under, any of the Company Plans (or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date hereof) or grant any employee or director any increase in compensation or other benefits, except that the Company may (A) make promotions in the ordinary course of business; (B) provide increases in salary, wages, bonuses or benefits to employees in the ordinary course of business (which shall include compensation adjustments consistent with promotions made in the ordinary course of business) or as required under a Company Plan; and (C) make annual or quarterly bonus or commission payments in the ordinary course of business consistent with past practice or as permitted by Section 6.06(c);

(vi) (A) enter into (1) any change-of-control agreement with any executive officer, employee, director or independent contractor (except the Change in Control Severance Plan) or (2) any retention, employment, severance or other material agreement with any executive officer or director, (B) enter into any employment or severance agreement with any non-executive officer employee with an annual base salary greater than $150,000 or any consulting agreement with an independent contractor with an annual base compensation greater than $100,000 or (C) hire any employee;

(vii) form any Subsidiary, acquire any equity interest in any other Entity or enter into any material joint venture, partnership, collaboration or similar profit-sharing arrangement;

(viii) make or authorize any capital expenditure, other than (A) capital expenditures provided for in the Company’s capital expense budget made available to Parent prior to the date hereof or (B) to the extent not provided for in such capital expense budget, capital expenditures that do not exceed $250,000 individually or $1,000,000 in the aggregate during any fiscal quarter;

(ix) acquire, lease, exclusively license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, mortgage or otherwise subject to any material Lien (other than Permitted

Liens) any material right or other material asset or property, except, in the case of any of the foregoing (A) in the ordinary course of business (including entering into non-exclusive license agreements in the ordinary course of business), (B) pursuant to dispositions of obsolete, surplus or worn out assets that are no longer useful in the conduct of the business of the Company, (C) as provided for in the Company’s capital expense budget delivered or made available to Parent prior to the date hereof;

(x) lend money or make capital contributions or advances to or make investments in, any Person, or incur or guarantee any Indebtedness, except for (A) short-term borrowings, of not more than $150,000 in the aggregate, incurred in the ordinary course of business, (B) advances to employees and consultants for travel and other business related expenses in the ordinary course of business, (C) intercompany loans and capital contributions, (D) sales commission advances made in the ordinary course of business or (E) Indebtedness that will be discharged at the Closing;

(xi) except as required by applicable Law or in the ordinary course of business, (A) make or change any material Tax election, (B) adopt or change any material method of Tax accounting, (C) amend any material Tax Return, (D) make a request for a Tax ruling or entry into any Tax allocation agreement, Tax sharing agreement Tax indemnity agreement or closing agreement relating to any Tax, (E) surrender any right to claim a Tax refund, (F) consent to the extension or waiver of the statutory period of limitations applicable to any Tax claim or assessment (other than in connection with automatic extensions of the due date for filing a Tax Return) or (G) settle or compromise any Tax Action;

(xii) settle, release, waive or compromise any Action pending against the Company, other than (A) any Action relating to a breach of this Agreement or any other agreements contemplated hereby or pursuant to a settlement that does not relate to any of the Contemplated Transactions or (B) any Action (1) that results solely in an obligation involving only the payment of monies by the Company of not more than $250,000 individually and $1,000,000 in the aggregate and (2) does not involve the admission of wrongdoing by the Company;

(xiii) enter into, amend or terminate, or fail to exercise renewal rights with respect to, any Company Material Contract (other than auto-renewals occurring in the ordinary course of business consistent with past practice or termination at the end of the Company Contract term in accordance with the terms of such Company Material Contract or, if permitted by the terms of such Company Material Contract, upon a material breach thereof by the counterparty thereto provided that Company shall provide written notice to Parent of any intent to terminate a Company Material Contract at least four (4) Business Days prior to termination);

(xiv) implement or adopt any change in accounting principles, practices or methods, except as required by changes in GAAP (upon the advice of its independent auditors) or applicable Laws, in each case, after the date hereof;

(xv) enter into any collective bargaining agreement or other agreement with any labor organization (except to the extent required by applicable Laws);

(xvi) adopt or implement any stockholder rights plan or similar arrangement;

(xvii) adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(xviii) authorize any of, or agree or commit to take, any of the actions described in clauses (i) through (xv) of this Section 5.01(b).

(c) The Company shall promptly notify Parent (i) of any Company Material Adverse Effect of which it has Knowledge and (ii) upon having Knowledge of any matter reasonably likely to result in any of the conditions contained in Section 7.02(a) not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.01(c) shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to any party.

Section 5.02. Covenants of Parent.

(a) Except (i) as set forth in Section 5.02(a) of the Parent Disclosure Letter, (ii) as required by applicable Law, (iii) for any action taken, or omitted to be taken, pursuant to COVID-19 Measures, (iv) as required or otherwise contemplated or permitted by this Agreement or (v) with the prior written consent of the Company (which consent shall not be unreasonably delayed, withheld or conditioned), during the Pre-Closing Period, Parent shall, and shall cause its Subsidiaries to, carry on its business in the ordinary course of business consistent with past practice and use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with material customers, suppliers, licensors, licensees, distributors and others having material business dealings with it (it being understood that with respect to the matters specifically addressed by any provision of Section 5.02(b), such specific provisions shall govern over the more general provision of this Section 5.02(a)).

(b) During the Pre-Closing Period and except as set forth on Section 5.02(b) of the Parent Disclosure Letter, (ii) any action taken, or omitted to be taken, pursuant to COVID-19 Measures, or (iii) as required by or otherwise contemplated or permitted under this Agreement or as required by applicable Law, Parent shall not and shall not permit any of its Subsidiaries, without the prior written consent of the Company (which consent shall not be unreasonably delayed, withheld or conditioned), to:

(i) amend or permit the adoption of any amendment to its certificate of incorporation and bylaws or other organizational documents;

(ii) adopt a plan or agreement of complete or partial liquidation or dissolution; or

(iii) authorize any of, or agree or commit to take, any of the actions described in clauses (i) through (iv) of this Section 5.02(b).

(c) Parent shall promptly notify the Company (1) of any Parent Material Adverse Effect of which it has Knowledge and (2) upon having Knowledge of any matter reasonably likely to result in any of the conditions contained in Section 7.03(a) not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.02 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to any party.

Section 5.03. No Control of Other Party’s Business. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations or give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the First Effective Time. Prior to the First Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

Section 6.01. Investigation.

(a) Upon reasonable advance notice to the other party, each of the Company and Parent shall and shall direct its Representatives to (i) provide the other party and its Representatives with reasonable access during normal business hours to its officers, employees, other personnel, and assets and to all existing books and records (provided, however, that any such access shall be conducted at the other party’s sole expense, at a reasonable time, under the supervision of appropriate personnel of the Company or Parent, as applicable, and in such a manner as not to unreasonably interfere with the normal operation of the business of the Company or Parent, as applicable) and (ii) furnish to the other party such financial and operating data and other information as the other party may reasonably request, but in the case of clauses (i) and (ii), solely to the extent that such access or furnishing of data or other information is permissible under applicable Law and related to planning for integration or operation of the Surviving Company following the Closing or the satisfaction of any condition to Closing. The foregoing notwithstanding, nothing herein shall require the Company or Parent (w) to permit any inspection or testing, including for purposes of any Phase II Environmental Site Assessment, (x) to provide access to or otherwise make available or furnish any information if and to the extent that the provision of such information would in the good faith judgment of the Company based on advice of outside counsel jeopardize any trade secret protection or any attorney-client, work product or other legal privilege or protection (it being agreed that the Company or Parent, as applicable, shall give notice to the other party of the fact that it is withholding such information or documents and thereafter the Company or Parent, as applicable, shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not reasonably be expected to violate such restriction or waive the applicable privilege or protection), (y) to provide access to or otherwise make available or furnish any information if and to the extent that such access or availability would jeopardize the health and safety of any employee or service provider of the Company or its Subsidiary in light of COVID-19 (taking into account any COVID-19 Measures) or (z) contravene any applicable Law (including Antitrust Law), (ii) in the Company’s or Parent’s reasonable discretion, as applicable, such documents or information are reasonably pertinent to any adverse Action between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand or (iii) in the case of the Company, such information relates to the Sale Process; provided that, in each case the Company or Parent, as applicable, shall use commercially reasonable efforts to provide a reasonable alternative means to provide the access or information contemplated by this Section 6.01 and provided, further that in the event a party restricts access or information pursuant to the foregoing exceptions, the restricting party shall provide written notice of the reason for such restriction. Information disclosed pursuant to this Section 6.01 shall be disclosed subject to execution of a joint defense agreement in customary form, and disclosure may be limited to external counsel for the Company or Parent, as applicable, to the extent the disclosing party determines doing so may be reasonably required for the purpose of complying with applicable Antitrust Laws.

(b) The parties hereto hereby agree that all information provided to them or their respective Representatives in connection with this Agreement and the consummation of the Contemplated Transactions, including the information provided pursuant to the foregoing clause (a), shall be deemed to be Confidential Information, as such term is used in, and shall be treated in accordance with, that certain confidentiality agreement between Parent and the Company dated as of June 17, 2022 (as amended, the “Confidentiality Agreement”) and shall be used solely to effectuate the Contemplated Transactions, including with respect to planning for integration.

Section 6.02. Registration Statement and Proxy Statement for Stockholder Approval.

(a) As soon as practicable after the execution of this Agreement (but in no event later than thirty (30) days following the Agreement Date), (A) Parent and the Company shall jointly prepare and cause to be filed with the SEC a joint proxy statement/prospectus (the “Joint Proxy Statement”) in preliminary form, which shall, subject to Section 6.04(b) or Section 6.04(c), contain each of the Parent Board Recommendation and the Company Board Recommendation, and (B) Parent shall prepare and file with the SEC a registration statement on Form S-4, in which the Joint Proxy Statement shall be included (such registration statement together with the amendments and supplements thereto, the “Registration Statement”). The Company covenants and agrees that the information provided by the Company or its Subsidiary to the Company for inclusion in the Joint Proxy Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will not, at the time that the Joint Proxy Statement or any amendment or supplement thereto is filed with the SEC or is first mailed to the Company Stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Parent shall use commercially reasonable efforts, and the Company shall reasonably cooperate with Parent in such efforts, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Contemplated Transactions, including the Mergers. In furtherance thereof, Parent and the Company will work together in good faith, including with each party’s Representatives (including by providing reasonable access to relevant data, schedules and work papers), to prepare financial statements, financial information and such other information as required to be included in the Registration Statement.

(b) Each of Parent and the Company shall reasonably cooperate with each other and provide, and require its Representatives to provide the other party and its Representatives, with all true, correct and complete information regarding the Company or its Subsidiary that is required by Law to be included in the Registration Statement or reasonably requested by the other party to be included in the Registration Statement. The Company will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of the Company’s independent accounting firm that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

(c) Each of Parent and the Company shall use its commercially reasonable efforts to mail the Joint Proxy Statement to the Company Stockholders and the Parent Stockholders, as applicable, as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Parent shall use commercially reasonable efforts to take any action required to be taken under any applicable state securities Laws and other applicable Laws in connection with the issuance of Parent Shares pursuant to this Agreement, and each party shall furnish all information concerning the Company, Parent and the holders of capital stock of the Company and Parent, as applicable, as may be reasonably requested by another party in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Joint Proxy Statement.

(d) No filing of, or amendment or supplement to, or material correspondence to the SEC or its staff with respect to the Registration Statement or with respect to the Joint Proxy Statement may be made by the Company, Parent or any of their respective Subsidiaries, without providing the other party a reasonable opportunity to review and comment thereon.

(e) Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Shares issuable in connection with the First Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of Parent and the Company shall advise the other, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Registration Statement and/or the Joint Proxy Statement, as applicable, or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the First Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, is discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Registration Statement or the Joint Proxy Statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC, after the other party has had a reasonable opportunity to review and comment thereon, and, to the extent required by applicable Law, disseminated to the Company Stockholders and the Parent Stockholders.

Section 6.03. Stockholder Meetings.

(a) The Company shall take all action necessary in accordance with applicable Law and the Company Organizational Documents to duly give notice of, convene and hold a meeting of the Company Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to obtain the Company Stockholder Approval (the “Company Stockholders’ Meeting”). Subject to Section 6.04(b) and Section 6.04(c), the Company will, through the Company Board, recommend that the Company Stockholders adopt this Agreement and will use commercially reasonably efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and to take all other action necessary or advisable to secure the vote or consent of the Company Stockholders required by the rules of NYSE or applicable Law to obtain such approvals.

(b) Parent shall take all action necessary in accordance with applicable Law and the Parent Organizational Documents to duly give notice of, convene and hold a meeting of the Parent Stockholders, to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, to obtain the Parent Stockholder Approval (the “Parent Stockholders’ Meeting”). Parent will, through the Parent Board, recommend that the Parent Stockholders approve the proposal to issue Parent Shares in connection with the First Merger and in accordance with this Agreement and will use commercially reasonably efforts to solicit from the Parent Stockholders proxies in favor of such share issuance and to take all other action necessary or advisable to secure the vote or consent of Parent Stockholders required by the rules of the Parent Exchange or applicable Law to obtain such approvals.

(c) Each of Parent and the Company shall use its commercially reasonable efforts to schedule and hold the Company Stockholders’ Meeting and the Parent Stockholders’ Meeting, as applicable, on the same date and as promptly as practicable after the Registration Statement is declared effective under the Securities Act; provided that the Company or Parent, as applicable, may, after reasonable consultation with the other party, postpone, recess or adjourn the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as applicable, and, if applicable, set a new record date for such meeting, (i) if there are not sufficient affirmative votes present in person or by proxy at such meeting to obtain the Company Stockholder Approval or the Parent Stockholder Approval, as applicable, and the Company or Parent, as applicable, shall use its commercially reasonable efforts in order to obtain the requisite number of affirmative votes in person or by proxy as of such later date, (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board or Parent Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company Stockholders or Parent Stockholders, as applicable, prior to the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as applicable and (iii) if required by Law; provided, however, that the Company Stockholders’ Meeting or Parent Stockholders’ Meeting, as applicable, shall occur as promptly as reasonably practicable following such postponement, recess or adjournment. In the event either the Company Stockholders’ Meeting or the Parent Stockholders’ Meeting is delayed in compliance with this Section 6.03(c), then the other party may similarly postpone, recess, adjourn or delay its Stockholder meeting to the same date.

Section 6.04. Non-Solicitation.

(a) Except as permitted by this Section 6.04, the Company shall not, and shall cause its Subsidiary not to, and shall instruct its and their respective Representatives not to, directly or indirectly (i) initiate, seek or solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) or inquiries or the making or submission of any proposal that constitutes, or would reasonably be expected to lead to, a Company Acquisition Proposal; (ii) participate or engage in discussions (except to notify a Person that makes an inquiry or offer with respect to a Company Acquisition Proposal of the existence of the provisions of this Section 6.04 or to clarify whether any such inquiry, offer or proposal constitutes a Company Acquisition Proposal) or negotiations with, or disclose any non-public information or data relating to, the Company or its Subsidiary or afford access to the properties, books or records of the Company or its Subsidiary to any Person that has made or could reasonably be expected to make, an Acquisition Proposal; or (iii) enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement or other similar agreement, whether or not binding, with respect to a Company

Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to this Section 6.04). The Company shall, and shall cause its Subsidiary to, and shall instruct its and their respective Representatives to, immediately cause to be terminated any solicitation, discussions or negotiations with or involving any Person (other than Parent and its Affiliates) conducted heretofore by the Company or any Subsidiary thereof or any of its or their respective Representatives, with respect to a Company Acquisition Proposal. The Company shall promptly discontinue access by any Person (other than Parent and its Affiliates) to any data room (virtual or otherwise) established by the Company or its Representatives for such purpose. Within two (2) Business Days from the Agreement Date, the Company shall request the return or destruction of all confidential, non-public information provided to Third Parties that have entered into confidentiality agreements with the Company or its Subsidiary or who have otherwise been provided with confidential, non-public information since January 1, 2022 relating to a Company Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, prior to obtaining the Company Stockholder Approval, the Company and the Company Board may take any actions described in clause (ii) of this Section 6.04(b) with respect to a Third Party if (x) the Company receives a written Company Acquisition Proposal from a Third Party and there has not been a material breach of this Section 6.04(a) and (y) such proposal constitutes and the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Company Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, and in such event, the Company and its Representatives may (i) furnish, pursuant to an Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company to the Person or group of Persons who has made such Company Acquisition Proposal; provided, that the Company shall promptly provide to Parent any non-public information concerning the Company that is provided to any Person given such access and was not previously provided to Parent or its Representatives and (ii) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Company Acquisition Proposal. Nothing contained in this Agreement, including this Section 6.04, shall restrict the Company or the Company Board from (i) taking and disclosing to the Company Stockholders a position with respect to a Company Acquisition Proposal pursuant to Rule 14d-9, Rule 14e-2(a) promulgated under the Exchange Act or (ii) making any legally required disclosure to the Company Stockholders (provided, that any such disclosure that would otherwise constitute a Company Adverse Recommendation Change shall be made only in accordance with Section 6.04(b) or Section 6.04(c), as applicable, it being understood and agreed that any such communication that reaffirms the Company Board Recommendation shall be deemed not to be a Company Adverse Recommendation Change).

(b) Except as is set forth in this Section 6.04(b) and Section 6.04(c), neither the Company Board nor any committee thereof may (i) withhold, withdraw, or publicly propose to withhold or withdraw the Company Board Recommendation; or (ii) propose publicly to recommend, adopt or approve any Company Acquisition Proposal (any action described in this sentence being referred to as a “Company Adverse Recommendation Change”). For the avoidance of doubt, a change of the Company Board Recommendation to “neutral” shall constitute a Company Adverse Recommendation Change. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, and subject to the Company’s compliance in all material respects with the provisions of this Section 6.04, in response to a Company Acquisition Proposal that the Company Board has determined in its reasonable discretion is a Superior Proposal with respect to the Company that has not been withdrawn and there has not been a material breach of Section 6.04(a), (x) the Company Board may make such a Company Adverse Recommendation Change, and (y) the Company may terminate this Agreement and enter into a Specified Agreement with respect to a Superior Proposal, in either case of clauses (x) and (y), if and only if the Company Board has determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that its failure to do so would be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, however, that the Company may not take any such action (A) until three (4) days after the Company provides written notice to Parent advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and including copies of all documents pertaining to such Superior Proposal (it being understood and agreed that any change to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a new notice as provided herein, but with respect to any such subsequent notices references to a “four (4) day period” shall be deemed references to a

“two (2) day period”); and (B) if during such four (4) or two (2) day period, as applicable, Parent proposes any alternative transaction (including any modifications to the terms of this Agreement), unless the Company Board determines in good faith after consultation with its financial advisor and outside legal counsel, and after good faith negotiations between the Company and Parent (if such negotiations are requested by Parent) during such four (4) or two (2) day period, as applicable, (after and taking into account all financial, legal and regulatory terms and conditions of such alternative transaction proposal and expected timing of consummation and the relative risks of non-consummation of the alternative transaction proposal and the Superior Proposal) that such Company Acquisition Proposal nonetheless continues to constitute a Superior Proposal.

(c) Notwithstanding the first sentence of Section 6.04(b), at any time prior to obtaining the Company Stockholder Approval, following any Company Intervening Event, the Company Board may make a Company Adverse Recommendation Change after the Company Board (i) determines in good faith after consultation with its outside legal counsel that the failure to make such a Company Adverse Recommendation Change in response to such Company Intervening Event would be inconsistent with its fiduciary obligations to Company Stockholders, (ii) determines in good faith that the reasons for making such Company Adverse Recommendation Change are independent of and unrelated to any pending Company Acquisition Proposal and (iii) provides written notice to Parent (a “Company Notice of Change”) advising Parent that the Company Board is contemplating making a Company Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Company Board may not make such a Company Adverse Recommendation Change until the fourth (4th) day after receipt by Parent of a Company Notice of Change and (y) during such four (4) day period, at the request of Parent, the Company shall negotiate in good faith with respect to any changes or modifications to this Agreement which would allow the Company Board not to make such a Company Adverse Recommendation Change in response to such Company Intervening Event, consistent with its fiduciary obligations to the Company Stockholders.

(d) The parties agree that in addition to the obligations of Parent and the Company set forth in clauses (a) through (d) of this Section 6.04, as promptly as practicable after receipt thereof, and in any event within twenty-four (24) hours, the Company shall advise Parent in writing of any inquiry or discussions in which a Third Party indicated it might submit a Company Acquisition Proposal or any Company Acquisition Proposal and the terms and conditions of such Company Acquisition Proposal, and the Company shall promptly provide to Parent copies of any written materials received by the Company, in connection with such Company Acquisition Proposal and the identity of the Person or group making any such Company Acquisition Proposal. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning itself or its Subsidiary provided to any other Person or group in connection with any Company Acquisition Proposal which was not previously provided to Parent. The Company shall keep Parent promptly informed of the status of any Company Acquisition Proposals (including the identity of the parties and any changes to any material terms and conditions thereof). The Company agrees not to release any Third Party from, or waive any provisions of, any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted under applicable Law, any such standstill or similar agreement to which it is a party; provided that the Company shall be permitted to waive, modify, amend or terminate any provision of any standstill agreement (or similar agreement) in order to permit a Person to make a Company Acquisition Proposal, if and only if the Company Board shall have determined in good faith (after consultation with outside legal counsel) that the failure to so waive, modify, amend or terminate would be inconsistent with the directors’ fiduciary duties under applicable Law and the Company provides prior written notice to Parent of its intent to take such action.

(e) Neither the Parent Board nor any committee thereof may withhold, withdraw, or publicly propose to withhold or withdraw the Parent Board Recommendation (any action described in this sentence being referred to as a “Parent Adverse Recommendation Change”). For the avoidance of doubt, a change of the Parent Board Recommendation to “neutral” shall constitute a Parent Adverse Recommendation Change.

Section 6.05. Regulatory Approvals; Additional Agreements; Performance of Merger Subs.

(a) As soon as reasonably practicable after the date of this Agreement and in any event within ten (10) Business Days, the Company and Parent each shall file with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice Notification and Report Forms relating to the Contemplated Transactions. The Company and Parent each shall use commercially reasonable efforts to file, as soon as reasonably practicable after the date hereof, all other documents required to be filed with any Governmental Body pursuant to the merger notification or control or other Antitrust Laws of applicable foreign jurisdictions with respect to the Contemplated Transactions. Parent shall be responsible for any applicable filing fees required to be paid pursuant to this Section 6.05.

(b) Parent and the Company each shall promptly (i) supply the other with any information required in order to effectuate the filings described in this Section 6.05, (ii) supply additional information reasonably required by a Governmental Body and, (iii) subject to applicable Law and the instructions of any Governmental Body, keep each other apprised of the status of matters relating to the clearance of the Contemplated Transactions including promptly furnishing the other with copies of communications received from any Governmental Body. Each of Parent and the Company agree not to independently participate in any meeting, or engage in any substantive conversation, with any Governmental Body in connection with such filings without giving the other prior notice of the meeting or conversation and, unless prohibited by such Governmental Body, an opportunity to attend or participate. The parties shall consult and cooperate with one another and permit the other party or its counsel to review in advance any proposed written communication by such party to any Governmental Body in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with proceedings under or relating to Antitrust Laws in connection with the Contemplated Transactions. Parent and the Company shall promptly provide the other party with copies of all filings made by such party with any Governmental Body in connection with the Contemplated Transactions.

(c) Each of the Company and Parent shall (i) give the other party prompt notice of the commencement or written threat of commencement of any legal proceeding by or before any Governmental Body with respect to the Contemplated Transactions, (ii) keep the other party informed as to the status of any such legal proceeding or threat and (iii) reasonably cooperate with each other and use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions.

(d) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use their respective commercially reasonable efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, to file, or cause to be filed, all documents and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to carry out the intent and purposes of this Agreement and to consummate and make effective the Contemplated Transactions as soon as reasonably practicable. Without limiting the generality of the foregoing, subject to the conditions and upon the terms of this Agreement, each party to this Agreement shall use commercially reasonable efforts (i) to cooperate with the other party, execute and deliver such further documents, certificates, agreements and instruments and take such other actions as may be reasonably requested by the other party to evidence or reflect the Contemplated Transactions (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) to give all notices required to be made and given by such party in connection with the Contemplated Transactions; (iii) to obtain each action or nonaction, approval, consent, ratification, clearance, decision, declaration, approval, permission, waiver of authorization, and expirations or terminations of waiting periods required to be obtained from a Governmental Body and the making of all necessary registrations and filings and the taking of all steps as may be reasonably necessary to obtain any such consent, ratification, decision, declaration, approval, permission, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any Governmental Body in connection with any applicable Law; (iv) to obtain all necessary consents, authorizations, approvals or waivers from third parties; and (iv) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions; provided, that, notwithstanding anything to the contrary contained in this Agreement, in no event shall (A) Parent or the Company or any of their respective Subsidiaries be required to pay any fee, penalty or other consideration to any Third Party for any approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any material Contracts or (B) the receipt of any such approval, consent, ratification, permission or waiver of authorization required to be obtained from parties to any Contracts be a condition to any party’s obligations hereunder.

(e) Anything to the contrary herein notwithstanding, in no event shall Parent or the Company be required to (x) sell, divest, license, hold, convey or hold separate or otherwise take any action or agree to any undertaking that limits Parent’s and its Subsidiaries’ or the Company’s and its Subsidiary’s freedom of action with respect to, or their ability to retain, particular Products, assets or business of Parent or the Company or their respective Subsidiaries, or agreeing to take any such action, (y) terminate existing relationships, contractual rights or obligations of Parent or the Company or their respective Subsidiaries or (z) effectuate any other change or restructuring of Parent or the Company or their respective Subsidiaries.

(f) Parent will take all actions necessary to cause each Merger Sub to perform its obligations under this Agreement and to consummate the Mergers on the terms and subject to the conditions set forth in this Agreement. Parent and the Merger Subs shall not, before the Closing, permit any of their Affiliates to, directly or indirectly, acquire or agree to acquire any assets, business or any Person, whether by merger, consolidation, purchasing a substantial portion of the assets of or equity in any Person or by any other manner or engage in any other transaction, if the entering into of an agreement relating to or the consummation of such acquisition, merger, consolidation or purchase or other transaction would reasonably be expected to (i) impose any material delay in the expiration or termination of any applicable waiting period or impose any material delay in the obtaining of, or increase the risk of not obtaining, any consent or order of a Governmental Body necessary to consummate the Mergers and the other Contemplated Transactions, including any approvals and expiration of waiting periods pursuant to the HSR Act or any other applicable Law or (ii) increase the risk of any Governmental Body entering, or increase the risk of not being able to remove or successfully challenge, any permanent, preliminary or temporary order that would materially delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Mergers and the other Contemplated Transactions or (iii) otherwise materially delay or materially impede the consummation of the Mergers and the other Contemplated Transactions.

Section 6.06. Continuing Employee Benefits.

(a) Parent agrees that from and after the First Effective Time, Parent shall assume and honor all severance and employment agreements for all Continuing Employees, in each case, in accordance with their terms as in effect immediately prior to the First Effective Time. For a period of one (1) year following the First Effective Time, Parent shall provide, or cause to be provided, to each employee of the Company who is employed by the Company as of immediately prior to the First Effective Time and who continues to be employed by Parent or the Surviving Company (or any Affiliate thereof) during such one (1)-year period (each, a “Continuing Employee”) (i) base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities (including, but not limited to, bonuses and commission opportunities) no less favorable, in the aggregate, than those provided to such Continuing Employee immediately prior to the execution of this Agreement and (ii) employee benefits (including severance benefits and other health and welfare benefits, but excluding equity or long-term cash incentive compensation and any defined benefit pension and post-employment health and welfare benefits) that are no less favorable in the aggregate than the benefits (including severance benefits and other health and welfare benefits, but excluding equity compensation or long-term cash incentive compensation and any defined benefit pension and post-employment health and welfare benefits) provided to such Continuing Employee immediately prior to the execution of this Agreement.

(b) Without limiting the generality of Section 6.06(a):

(i) Each Continuing Employee shall be given service credit for all purposes, including for eligibility to participate, benefit levels (including, for the avoidance of doubt, levels of benefits under Parent’s or the Surviving Company’s vacation policy) and eligibility for vesting under Parent or the Surviving Company’s employee benefit plans and arrangements with respect to his or her length of service with the Company (and its predecessors) prior to the Closing Date, provided, that the foregoing shall not result in the duplication of benefits or to benefit accrual under any defined benefit pension plan.

(ii) With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the First Effective Time, Parent shall, or shall cause the Surviving Company to and instruct its Affiliates to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of the Company.

(iii) To the extent relevant under any health or welfare benefit plan of Parent or the Surviving Company, then Parent shall use commercially reasonable efforts to waive all limitations and exclusions as to pre-existing conditions, and all waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees, to the extent that such limitations, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the First Effective Time. In addition, Parent shall use commercially reasonable efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of the plan year immediately before the First Effective Time to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents under any health or welfare benefit plan of Parent or the Surviving Company, as if such amounts had been paid in accordance with the applicable health or welfare benefit plan of Parent or the Surviving Company.

(c) On or prior to the Closing Date, the Company shall be permitted to pay the Company Employees short-term annual cash bonuses in respect of the year in which the Closing Date occurs or any year completed prior to the year in which the Closing Date occurs but not paid as of the Closing Date, in amounts calculated on the basis of actual performance through the Closing Date for all or any portion of the applicable performance period, determined and calculated in a manner consistent Section 6.06(c) of the Company Disclosure Letter as determined by the Company in its good faith discretion (the “Permitted Bonuses”); provided, that the Company Board may, in the exercise of its good faith discretion, elect to pay such Permitted Bonuses for an entire performance period (whether or not such performance period has elapsed in full as of the date of payment) or prorate the payment of the Permitted Bonuses to the extent necessary to reflect the portion of the performance period elapsed through the Closing Date, provided further, that, for the avoidance of doubt, to the extent the Company has made any payment in respect of Permitted Bonuses to any Company Executive pursuant to this Section 6.06(c), the Company shall not pay, and the Surviving Company shall not be obligated to pay, amounts otherwise payable in respect of annual cash bonuses pursuant to the Change in Control Severance Plan, the Executive Employment Agreements or any other individual employment or severance agreement with any participating employee or otherwise, solely to the extent any such payment would result in a duplication of benefits otherwise due to any such Company Executive. If the Company has not paid all or any portion of the Permitted Bonuses as of the Closing Date, the Surviving Company shall, and Parent shall cause the Surviving Company to, pay such amounts as promptly as practicable following the Closing Date.

(d) The provisions of this Section 6.06 are solely for the benefit of the parties to this Agreement, and no provision of this Section 6.06 is intended to, or shall, constitute the establishment or adoption of or an amendment to any employee benefit plan for purposes of ERISA or otherwise and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof.

Section 6.07. Indemnification of Officers and Directors.

(a) Parent shall cause the Surviving Company Organizational Documents to contain provisions no less favorable with respect to indemnification, advancement of expenses, and exculpation from liabilities of present and former directors, officers, and employees of the Company than are currently provided in the Company Organizational Documents, which provisions may not be amended, repealed, or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the later of (i) the expiration of the statute of limitations applicable to such matters and (ii) six (6) years from the First Effective Time, and, in the event that any Action is pending or asserted or any claim made during such period, until the disposition of any such Action or claim, unless such amendment, modification, or repeal is required by applicable Law, in which case Parent shall, and shall cause the Surviving Company to, make such changes to the Surviving Company Organizational Documents as to have the least adverse effect on the rights of the individuals referenced in this Section 6.07.

(b) Without limiting any additional rights that any Person may have, from and after the First Effective Time, Parent and the Surviving Company (each, together with their successors and assigns, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each present (as of the First Effective Time) or former director or officer of the Company (each, together with such person’s heirs, executors, or administrators, an “Indemnified Party”), against all obligations to pay a judgment, damages, settlement, or fine or penalty, and reasonable expenses (including legal expenses) incurred in connection with any Action or claim, whether civil, criminal, administrative, arbitrative, or investigative, and whether formal or informal, by reason of the fact that the Indemnified Party is or was an officer, director, employee, fiduciary, or agent of the Company or its Subsidiary, or of another Entity if such service was at the request of the Company, whether asserted or claimed prior to, at, or after the First Effective Time, to the fullest extent provided for under existing indemnification agreements and other similar arrangements in effect as of prior to the date hereof. In the event of any such Action or claim, each Indemnified Party is entitled to the advancement of reasonable expenses (including legal expenses) incurred in the defense of the Action or claim from the Surviving Company (provided that any Person to whom expenses are advanced shall have provided, to the extent required by the DGCL, an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification).

(c) For a period of no less than six (6) years following the First Effective Time, the Surviving Company shall cause to be maintained in effect the existing policies of the Company’s directors’ and officers’ liability insurance (or a comparable replacement policy) with respect to claims arising from acts, errors or omissions that existed or occurred prior to or at the First Effective Time (the “D&O Policy”) containing coverage that is at least as protective to such directors and officers as the coverage, deductibles and amounts provided by such existing policies. Parent shall cause such D&O Policy to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Company. Without limitation of the foregoing, the Company may, or if the Company is unable to, Parent may on its behalf, prior to the First Effective Time, purchase a six (6)-year “tail” prepaid insurance policy on the D&O Policy and in the event that Parent or the Company shall purchase such a “tail” policy, Parent and the Surviving Company shall maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder for so long as such “tail” policy shall be maintained in full force and effect; provided, however, that neither Parent nor the Surviving Company shall be obligated to pay aggregate annual premiums in excess of 300% of the amount paid for the policy year in effect immediately prior to the First Effective Time (the “Maximum Premium”) and (y) the Company shall not be permitted to obtain any “tail” or “runoff” officers’ and directors’ liability insurance policy with a cost in excess of the Maximum Premium. If the aggregate premiums of any such insurance coverage exceed the Maximum Premium, then the Surviving Company will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Premium.

(d) Without limiting any of the rights or obligations under this Section 6.07, from and after the Second Effective Time, the Surviving Company shall keep in full force and effect, and shall comply with the terms and conditions of, any agreement in effect as of the date hereof between or among the Company or its Subsidiary and any Indemnified Party providing for the indemnification of such Indemnified Party, and Parent hereby guarantees the obligations of the Surviving Company pursuant to such agreements.

(e) This Section 6.07 shall survive the consummation of the Mergers and is intended to benefit, and is enforceable by, any Person or Entity referred to in this Section 6.07. The indemnification and advancement provided for in this Section 6.07 is not exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to Law, contract, or otherwise. If Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or Entity resulting from such consolidation or merger or (ii) transfers all or majority of its properties and assets to any Person, then, and in each such case, Parent shall make proper provision such that the respective successors and assigns of the Parent and Surviving Company assume the applicable obligations set forth in this Section 6.07.

(f) Each of the Indemnified Parties or other Persons who are beneficiaries under the D&O Policy or the “tail” policy referred to in this Section 6.07 (and, after the death of any of the foregoing Persons, such Person’s heirs and representatives) are intended to be third party beneficiaries of this Section 6.07, with full rights of enforcement as if a party thereto. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its Subsidiary for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.07 is not prior to or in substitution for any such claims under such policies.

Section 6.08. Public Disclosure. The initial press release relating to this Agreement shall be a joint press release, and thereafter Parent and the Company shall consult with each other before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Mergers or the Contemplated Transactions, and shall not issue any such press release or make any such public statement without the other Person’s written consent (not to be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or legal process. Notwithstanding the foregoing: (a) each party may, without such consultation or consent, make announcements to employees or any public statement in response to questions from the press, analysts, investors or those attending industry conferences, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party); (b) subject to any other applicable terms of this Agreement, either Party may make any disclosures, without the other Party’s prior written consent (but, in the case of the Company, with prior notice), in the Company SEC Documents or Parent SEC Documents, as applicable, as may be required by applicable federal securities Laws; (c) a party may, without the prior consent of the other party but subject to giving advance notice to the other party, issue any such press release or make any such public announcement or statement as may be required by any applicable Law. The restrictions of this Section 6.08 do not apply to communications in connection with and following a Company Adverse Recommendation Change or Parent Adverse Recommendation Change in compliance with Section 6.04.

Section 6.09. Listing of Additional Shares. Parent shall, in accordance with the requirements of the Parent Exchange, file with the Parent Exchange a Listing of Additional Shares Notice covering the Parent Shares to be issued to the Company Stockholders pursuant to this Agreement, as promptly as reasonably practicable after the date of this Agreement. Parent shall use commercially reasonable efforts to cause the Parent Shares to be issued to the Company Stockholders pursuant to this Agreement to be listed on the Parent Exchange, subject to official notice of issuance, prior to the First Effective Time.

Section 6.10. Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Contemplated Transactions, each of Parent and the Company and the members of its respective board of directors, to the extent permissible under applicable Law, shall grant such approvals and take such actions, in accordance with the terms of this Agreement, as are necessary so that the Contemplated Transactions may be consummated as promptly as practicable, and in any event prior to the End Date, on the terms and conditions contemplated hereby and otherwise, to the extent permissible under applicable Law, act to eliminate the effect of any Takeover Law on any of the Contemplated Transactions.

Section 6.11. Section 16 Matters. Parent shall, prior to the First Effective Time, cause the Parent Board to approve the issuance of Parent Shares in connection with the First Merger with respect to any employees of the Company who, as a result of their relationship with Parent as of or following the First Effective Time, are subject or will become subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such issuance to be an exempt acquisition pursuant to SEC Rule 16b-3. Prior to the First Effective Time, the Company Board shall approve the disposition of the Company equity securities (including derivative securities) in connection with the First Merger by those directors and officers of the Company subject to the reporting requirements of Section 16 of the Exchange Act to the extent necessary for such disposition to be an exempt disposition pursuant to SEC Rule 16b-3.

Section 6.12. Transaction Litigation. The Company shall promptly as reasonably practicable (and in any event within forty-eight hours of learning of) notify Parent, as applicable, of any Transaction Litigation commenced against the Company. The Company shall provide the other party the opportunity to participate in the defense of any litigation brought by its stockholders or in the name of the Company against the Company or its directors relating to the Contemplated Transactions, including the Mergers. For purposes of this Section 6.12, “participate” means that the Company shall keep Parent reasonably apprised of the proposed strategy and other significant decisions with respect to any Transaction Litigation, and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith. The Company shall not compromise, settle, come to an arrangement regarding or agree to comprise, settle or come to an arrangement regarding any litigation arising or resulting from the Contemplated Transactions, or consent to the same, without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed.

Section 6.13. Tax Matters.

(a) For U.S. federal income tax purposes, it is intended that the Mergers qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, and this Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”). Each of Parent and the Company shall use commercially reasonable efforts to cause the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties agree not to take any action or fail to take any action, in either case, that could reasonably be expected to prevent or impede the Mergers from qualifying for the Intended Tax Treatment and (ii) to report the Mergers for all Tax purposes consistent with the Intended Tax Treatment, in each case, unless otherwise required by a Governmental Body as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties agree that the tax year of the Company for U.S. federal income tax purposes will end at the close of the Closing Date and that the Company will join the U.S. federal consolidated tax return in which Parent is the common parent as of the opening of the next day. Parent agrees that it will post a duly completed IRS Form 8937 on its website not later than forty-five (45) days after the Closing Date.

(b) In the event the SEC requests or requires a Tax opinion that the Mergers should be a reorganization pursuant to Section 368 of the Code, Troutman Pepper Hamilton Sanders LLP (or other counsel reasonably satisfactory to the Company and Parent) shall prepare such Tax opinion provided that each of Parent, Merger Sub I, Merger Sub II and the Company shall execute and deliver customary tax representations to such advisor in form and substance reasonably satisfactory to such advisor; provided further that no opinion on the tax status of the transaction is required to be delivered to either party as a condition to the Closing.

Section 6.14. Merger Sub Consents. Immediately following the execution of this Agreement, (a) Parent shall execute and deliver, in accordance with Section 228 of the DGCL and in its capacity as the sole stockholder of Merger Sub I, a written consent adopting this Agreement and (b) Parent shall execute and deliver, in accordance with Section 18-209 of the DLLA and its capacity as the sole member of Merger Sub II, a written consent adopting this Agreement and approving the Contemplated Transactions, including the Mergers.

Section 6.15. Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to enable the delisting by the Surviving Company of the Company Shares from NYSE and the deregistration of the Company Shares under the Exchange Act as promptly as practicable after the Second Effective Time.

Section 6.16. Interim Operations of Merger Subs. During the period from the date hereof through the earlier of the First Effective Time or the date of termination of this Agreement, neither Merger Sub shall engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 6.17. Resignation of Directors. Prior to the Closing, Parent shall have received letters of resignation, in form and substance reasonably acceptable to Parent, effective as of the First Effective Time, from the directors of the Company Board who will not be on the Company Board after the First Effective Time.

Section 6.18. Company Net Cash Schedule.

(a) No later than five (5) business days prior to the Closing Date (the “Determination Date”), the Company will deliver to Parent a schedule (the “Company Net Cash Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculation of Company Net Cash (the “Company Net Cash Calculation” and the date of delivery of such schedule being the “Delivery Date”) as of the close of business on the last business day prior to the Determination Date (the “Cash Determination Time”) prepared and certified by the Company’s Chief Financial Officer. The Company shall make available to Parent, as reasonably requested by Parent, the work papers and back-up materials used or useful in preparing the Company Net Cash Schedule and, if reasonably requested by Parent, the Company’s accountants and counsel at reasonable times and upon reasonable notice.

(b) No later than three (3) days after the Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Company Net Cash Calculation by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Company Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(c) If, on or prior to the Response Date, Parent notifies the Company in writing that it has no objections to the Company Net Cash Calculation or, if on the Response Date, Parent fails to deliver a Dispute Notice as provided in Section 6.18(b) then the Company Net Cash Calculation as set forth in the Company Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash at the Cash Determination Time for purposes of this Agreement.

(d) If Parent delivers a Dispute Notice on or prior to the Response Date, then Representatives of the Company and Parent shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Company Net Cash, which agreed upon Company Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash at the Cash Determination Time for purposes of this Agreement.

(e) If Representatives of the Company and Parent are unable to negotiate an agreed-upon determination of Company Net Cash as of the Cash Determination Time pursuant to Section 6.18(d) within three (3) days after delivery of the Dispute Notice (or such other period as the Company and Parent may mutually agree upon), then any remaining disagreements as to the calculation of Company Net Cash shall be referred to an independent auditor of recognized national standing jointly selected by the Company and Parent. If the parties are unable to select an independent auditor within five (5) days, then either the Company or Parent may thereafter request that the Boston, Massachusetts Office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”). The Company and Parent shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Company Net Cash Schedule and the Dispute Notice, and the Company or Parent shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) business days of accepting its selection. The Company and Parent shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of the Company and Parent. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Company Net Cash made by the Accounting Firm shall be made in writing delivered to each of the Company and Parent, shall be final and binding on the Company and Parent and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Company Net Cash at the Cash Determination Time for purposes of this Agreement. The parties shall delay the Closing until the resolution of the matters described in this Section 6.18(e). The fees and expenses of the Accounting Firm shall be allocated between the Company and Parent in the same proportion that the disputed amount of the Company Net Cash that was unsuccessfully disputed by such party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Company Net Cash amount. If this Section 6.18(e) applies as to the determination of the Company Net Cash at the Cash Determination Time described in Section 6.18(a), upon resolution of the matter in accordance with this Section 6.18(e), the Parties shall not be required to determine Company Net Cash again even though the Closing Date may occur later than the original Determination Date except that either the Company or Parent may request a redetermination of Company Net Cash if the Closing Date is more than thirty (30) days after the original Determination Date.

Section 6.19. Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, the Company shall terminate any and all Company Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”). No later than three (3) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that each 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board. The form and substance of such resolutions shall be subject to review and approval of Parent, which such approval shall not be unreasonably withheld, conditioned or delayed. The Company also shall take such other actions in furtherance of terminating each 401(k) Plan as Parent may reasonably require and at Parent’s sole cost and expense, subject to and in accordance with applicable Laws.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01. Conditions to All Parties’ Obligations. The obligations of Parent and the Company to consummate the Contemplated Transactions are subject to the satisfaction or waiver (to the extent permitted by applicable Law) by Parent and the Company of the following conditions:

(a) The Company Stockholder Approval shall have been obtained;

(b) The Parent Stockholder Approval shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect;

(d) The waiting period (and any extension thereof) applicable to the Contemplated Transactions under the HSR Act shall have expired or been terminated;

(e) There shall be no order, injunction, judgment, decree or ruling (whether temporary, preliminary or permanent) enacted, promulgated, issued or entered after the date of this Agreement by any Governmental Body of competent jurisdiction or Laws enacted or promulgated after the date of this Agreement shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Contemplated Transactions or making consummation of the Contemplated Transactions illegal; and

(f) The Parent Shares to be issued pursuant to the First Merger have been approved for listing on the Parent Exchange, subject to official notice of issuance.

Section 7.02. Conditions to Parent’s and Merger Subs’ Obligations. The obligation of Parent and the Merger Subs to consummate the Contemplated Transactions is subject to the satisfaction of the following conditions as of the Closing Date:

(a) (1) Each of the representations and warranties of the Company contained in Article III (other than the representations and warranties contained in Section 3.01 (Organization, Corporate Power), Section 3.02 (Authorization, Valid and Binding Agreement) and Section 3.03 (Capitalization)) that is (i) qualified as to or by a Company Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by a Company Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or would not reasonably be expected to have a Company Material Adverse Effect, and (2) (A) the representations and warranties contained in Section 3.01 (Organization, Corporate Power) and Section 3.02 (Authorization, Valid and Binding Agreement) shall be true and correct (without giving effect to any “Company Material Adverse Effect”, “material”, “materiality” or similar phrases) in all material respects as of the Closing Date, as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (B) the representations and warranties contained in Section 3.03) (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies relative to the total fully-diluted equity capitalization of the Company as of the Closing Date (and, solely in respect of the representations and warranties contained in clauses (a) and (b) or the second and third sentences of clause (c) of Section 3.03 (Capitalization), except for failures to be so true and correct resulting from actions expressly permitted under this Agreement or otherwise consented to by Parent) as if made on the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));

(b) The Company shall be in compliance in all material respects with all of the covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c) Since the date of this Agreement, there shall not have been or occurred any Company Material Adverse Effect;

(d) The Company shall have delivered to Parent a certificate of the Company executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied;

(e) The Company shall have delivered to Parent (i) a properly executed certificate of the Company certifying that the Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, during the applicable period specified in Section 897(c)(1)(a)(ii) of the

Code, which complies with the requirements of Section 1445 of the Code and the Treasury Regulations promulgated thereunder and (ii) evidence that notice of such certificate has been provided to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

Section 7.03. Conditions to the Company’s Obligations. The obligations of the Company to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions as of the Closing Date:

(a) (1) Each of the representations and warranties of Parent and the Merger Subs contained in Article IV (other than the representations and warranties contained in Section 4.01 (Organization, Corporate Power), Section 4.02 (Authorization, Valid and Binding Agreement) and Section 4.03 (Capitalization) that is (i) qualified as to or by a Parent Material Adverse Effect shall be true and correct in all respects as of the Closing Date as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (ii) not qualified as to or by a Parent Material Adverse Effect shall be true and correct as of the Closing Date (without giving effect to any “material,” “materiality” or similar phrases) as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)), except where any failure of any such representation and warranty referred to in this clause (ii) to be true and correct has not had or would not reasonably be expected to have a Parent Material Adverse Effect, and (2) (A) the representations and warranties contained in Section 4.01 (Organization, Corporate Power) and Section 4.02 (Authorization, Valid and Binding Agreement) shall be true and correct (without giving effect to any “materiality”, “material”, “Parent Material Adverse Effect” or similar phrases) in all material respects as of the Closing Date, as if made as of such date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date)) and (B) the representations and warranties contained in Section 4.03 (Capitalization) shall be true and correct in all respects except for de minimis inaccuracies relative to the total fully-diluted equity capitalization of Parent as of the Closing Date as if made on the Closing Date (except to the extent any such representation and warranty expressly relates to an earlier date (in which case as of such earlier date));

(b) Parent and each Merger Sub shall be in compliance in all material respects with all of its respective covenants and agreements under this Agreement that are required to be performed by it at or prior to the Closing Date;

(c) Since the date of this Agreement, there shall not have been or occurred any Parent Material Adverse Effect; and

(d) Parent shall have delivered to the Company a certificate of Parent executed by a duly authorized officer thereof, dated as of the Closing Date, stating that the conditions in Section 7.03(a), Section 7.03(b) and Section 7.03(c) have been satisfied.

Section 7.04. Waiver of Conditions. All conditions to the closing of the Mergers shall be deemed to have been satisfied or waived from and after the First Effective Time.

ARTICLE VIII

TERMINATION

Section 8.01. Termination. This Agreement may be terminated and the Mergers may be abandoned at any time prior to the First Effective Time:

(a) by the mutual written consent of Parent and the Company (notwithstanding any approval of this Agreement by the Company Stockholders);

(b) by Parent:

(i) if any of the Company’s covenants, representations or warranties contained in this Agreement shall be or have become untrue, such that the condition set forth in Section 7.02(a) (Representations and Warranties) or Section 7.02(b) (Covenants) would not be satisfied, and such breach is (A) is incapable of being cured by the Company by or before the End Date or (B) is not cured within forty five (45) days of receipt by the Company of written notice of such breach describing in reasonable detail such breach, provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(b)(i) if any of Parent, Merger Sub I or Merger Sub II is then in material breach of any representation, warranty, covenant or obligation hereunder; or

(ii) if the Company makes a Company Adverse Recommendation Change (provided that, any written notice, including pursuant to Section 6.04(b), of the Company’s intention to make a Company Adverse Recommendation Change in advance of a Company Adverse Recommendation Change shall not result in Parent having any termination rights pursuant to this Section 8.01(b)(ii) unless such written notice otherwise constitutes a Company Adverse Recommendation Change; provided further, that Parent must deliver written notice of such termination within ten (10) Business Days of such Company Adverse Recommendation Change giving rise to such termination right in order for such termination to take effect);

(c) by the Company:

(i) if any of Parent’s, Merger Sub I’s or Merger Sub II’s covenants, representations or warranties contained in this Agreement shall be or have become untrue, such that the conditions set forth in Section 7.03(a) (Representations and Warranties) or Section 7.03(b) (Covenants) of this Agreement would not be satisfied (provided, that in the case of any breach of the covenants and agreements set forth in Section 6.04(e), the Company’s right to terminate this Agreement shall be governed by Section 8.01(c)(iii) and not this Section 8.01(c)(i)) and such breach (A) is incapable of being cured by Parent, Merger Sub I or Merger Sub II, as the case may be, by or before the End Date or (B) is not cured within forty five (45) days of receipt by Parent of written notice of such breach describing in reasonable detail such breach, provided, however, that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(i) if the Company is then in material breach of any representation, warranty, covenant or obligation hereunder;

(ii) at any time prior to the Company Stockholder Approval (and subject to Section 8.03(b)), upon written notice to Parent, in order to enter into a definitive agreement for a transaction constituting a Superior Proposal (a “Specified Agreement”) with respect to the Company, if in connection with such Superior Proposal, the Company has complied in all material respects with all the requirements of Section 6.04(a) applicable to it and substantially concurrently with such termination the Company enters into such Specified Agreement and substantially concurrently with such termination pays the Termination Fee in accordance with Section 8.03(a); or

(iii) if Parent makes a Parent Adverse Recommendation Change (provided, that the Company must deliver written notice of such termination within ten (10) Business Days of such Parent Adverse Recommendation Change giving rise to such termination right in order for such termination to take effect).

(d) by either Parent or the Company if:

(i) the Contemplated Transactions violate any order, decree or ruling of any court or Governmental Body that has become final and non-appealable having the effect of permanently enjoining, or restricting the consummation of the Contemplated Transactions; provided, however, that the right to terminate this Agreement under this Section 8.01(d)(i) shall not be available to any party whose material breach of any provision of this Agreement has been the cause of or resulted in the issuance of such final and non-appealable order;

(ii) the Mergers contemplated hereby have not been consummated by 5:00 p.m., New York time, on March 19, 2023 (the “End Date”); provided, neither Parent nor the Company shall be permitted to terminate this Agreement pursuant to this Section 8.01(d)(ii) in the event that the failure of the Mergers to be consummated on or prior to the End Date is attributable to the failure on the part of Parent or the Company, as applicable, to perform in any material respect any covenant or obligation in this Agreement required to be performed by such party;

(iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or any adjournment thereof; provided, that the right to terminate this Agreement under this Section 8.01(d)(iii) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party; or

(iv) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting; provided, that the right to terminate this Agreement under this Section 8.01(d)(iv) shall not be available to any party whose action or failure to act has been the primary cause of the failure of the Mergers to occur on or before such date and such action or failure to act constitutes a breach of this Agreement by such party.

Section 8.02. Effect of Termination. In the event of the valid termination of this Agreement by either Parent or the Company as provided in Section 8.01 of this Agreement, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made and this Agreement shall be of no further force or effect; provided, however, that (a) this Section 8.02, Section 8.03, and Article IX shall survive the termination of this Agreement and shall remain in full force and effect, and (b) except in a circumstance where the Termination Fee is paid pursuant to Section 8.03 below, no such termination will relieve any Person of any claim, liability or damages resulting from any willful or intention breach of this Agreement prior to such termination. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms. Nothing shall limit or prevent Parent or the Company from exercising any rights or remedies it may have under Section 9.12 (Specific Performance) in lieu of terminating this Agreement pursuant to Section 8.01 (Termination).

Section 8.03. Termination Fees.

(a) In the event that this Agreement is terminated (A) by Parent pursuant to Section 8.01(b)(ii) (Company Adverse Recommendation Change), then the Company shall pay to Parent the Termination Fee as promptly as possible (but in any event within two (2) Business Days) following such termination or (B) by the Company pursuant to Section 8.01(c)(ii) (Company Superior Proposal), then the Company shall pay to Parent the Termination Fee concurrently with such termination and any purported termination pursuant to Section 8.01(c)(ii) (Company Superior Proposal) shall be of no force or effect until such payment is made. Subject to Section 8.02(b), Parent’s right to receive the one-time payment of the Termination Fee from the Company as provided in this Section 8.03(a) shall be the sole and exclusive remedy available to Parent against the Company or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the Contemplated Transactions in the event that this Agreement is terminated by Parent pursuant to Section 8.01(b)(ii) (Company Adverse Recommendation Change) or the Company pursuant to Section 8.01(c)(ii) (Company Superior Proposal), and, upon such payment of the Termination Fee, none of the Company’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

(b) In the event that (i) this Agreement is terminated by Parent or the Company (as applicable) pursuant to Section 8.01(d)(iii) (Company Stockholder Approval), (ii) after the date hereof and prior to such termination, any Person shall have publicly disclosed a bona fide Company Acquisition Proposal and such Company Acquisition Proposal shall not have been publicly withdrawn prior to the time of the termination of this Agreement and (iii) within twelve (12) months of such termination, the Company shall have consummated the transactions contemplated by a Company Acquisition Proposal (provided, that for purposes of this clause (iii) the references to “20%” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “50%”), then the Company shall pay to Parent the Termination Fee, as promptly as possible (but in any event not later one (1) Business Day after the consummation of such Company Acquisition Proposal). Subject to Section 8.02(b), Parent’s right to receive the one-time payment of the Termination Fee (if and when due) from the Company as provided in this Section 8.03(b) shall be the sole and exclusive remedy available to Parent against the Company or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the Contemplated Transactions in the event that this Agreement is terminated by Parent or the Company under circumstances requiring the payment of the Termination Fee pursuant to this Section 8.03(b), and, subject to Section 8.02(b) and upon such payment of the Termination Fee (if and when due), none of the Company’s or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

(c) In the event that this Agreement is terminated (x) by the Company Section 8.01(c)(iii) (Parent Adverse Recommendation Change), then Parent shall pay to the Company the Termination Fee as promptly as possible (but in any event within two (2) Business Days) following such termination or (y) by the Company or Parent pursuant to Section 8.01(d)(iv) (Parent Stockholder Approval), then Parent shall pay to the Company the Company Expense Reimbursement as promptly as possible (but in any event within two (2) Business Days) following such termination. Subject to Section 8.02(b), the Company’s right to receive the one-time payment of the Termination Fee or the Company Expense Reimbursement, as applicable, from Parent as provided in this Section 8.03(c) shall be the sole and exclusive remedy available to the Company against Parent or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives with respect to this Agreement and the Contemplated Transactions in the event that this Agreement is terminated by the Company pursuant to Section 8.01(d)(iv) (Parent Stockholder Approval) or Section 8.01(c)(iii) (Parent Adverse Recommendation Change), as applicable, and, upon such payment of the Termination Fee or the Company Expense Reimbursement, as applicable, none of Parent or any of its former, current or future equityholders, directors, officers, Affiliates, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions. The parties hereto acknowledge and agree that in no event shall Parent be required to pay the Termination Fee or the Company Expense Reimbursement on more than one occasion.

(d) As used in this Agreement, (i) “Termination Fee” shall mean $1,740,000 and “Company Expense Reimbursement” shall mean an amount equal to the Company’s reasonable and documented Transaction Costs incurred by the Company in an aggregate amount not to exceed $750,000.

(e) The parties acknowledge that the agreements contained in this Section 8.03 are an integral part of the Contemplated Transactions, and that, without these agreements, neither the Company nor Parent would enter into this Agreement. If this Agreement is terminated pursuant to a provision that calls for a payment to be made under this Section 8.03, it shall not be a defense to either party’s obligation to pay hereunder that this Agreement could have been terminated under a different provision or could have been terminated at an earlier or later time.

ARTICLE IX

MISCELLANEOUS

Section 9.01. Expenses. Except as otherwise expressly provided herein, Parent and the Merger Subs, on the one hand, and the Company, on the other hand, shall each pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the Contemplated Transactions (whether consummated or not).

Section 9.02. Amendment. At any time prior to the First Effective Time, any provision of this Agreement may be amended (whether before or after any required approval by the Company Stockholders or the Parent Stockholders) if, and only if, such amendment or waiver is in writing and signed by Parent, the Company and the Merger Subs; provided, however, that after the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, no amendment shall be made which by applicable Laws or the rules of any applicable securities exchange requires further approval of the Company Stockholders or the Parent Stockholders without the further approval of such stockholders.

Section 9.03. Waiver.

(a) At any time prior to the First Effective Time, the parties may, to the extent permitted by applicable Law, (i) extend the time for the performance of any of the obligations or acts of the other parties, (ii) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the receipt of the Company Stockholder Approval or the Parent Stockholder Approval, no waiver shall be made which by applicable Laws or the rules of any applicable securities exchange requires further approval of the Company Stockholders or the Parent Stockholders, as applicable, without the further approval of such Stockholders.

(b) No party may waive, and no party shall be deemed to have waived, any provision of this Agreement without the prior written consent of the other parties, to the extent any such waiver would give rise to a termination event under the Company Voting Agreement in favor of a Parent Stockholder party to such agreement or the Parent Voting Agreement in favor of a Company Stockholder party to such agreement.

(c) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(d) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party, and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 9.04. No Survival of Representations and Warranties. None of the representations, warranties or agreements contained in this Agreement or in any certificate, document or instrument delivered pursuant to this Agreement shall survive the First Effective Time, except for covenants and agreements which contemplate performance after the First Effective Time or otherwise expressly by their terms survive the First Effective Time.

Section 9.05. Entire Agreement; Counterparts. This Agreement (and the exhibits and schedules hereto, the Company Disclosure Letter and the Parent Disclosure Letter), the Parent Voting Agreement and the Company Voting Agreement constitute the entire agreement among the parties hereto and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing Date and shall survive any termination of this Agreement. This Agreement may be executed in several counterparts (including counterparts delivered by electronic transmission), each of which shall be deemed an original and all of which shall constitute one and the same instrument.

Section 9.06. Applicable Law; Jurisdiction.

(a) This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby) shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(b) The parties agree that the appropriate, exclusive and convenient forum (the “Forum”) for any disputes among any of the parties arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(c) To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably (i) waives such immunity in respect of its obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in Section 9.06(b).

Section 9.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

Section 9.08. Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of all other parties hereto, and any attempted assignment of this Agreement or any of such rights, interests or obligations without such consent shall be void and of no effect.

Section 9.09. No Third Party Beneficiaries. Except for following the First Effective Time, the right of the Indemnified Parties to enforce the provisions of Section 6.07 only, Parent, the Company and Merger Subs agree that (a) their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and (b) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 9.10. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered, (b) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (c) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (d) when sent by electronic mail; provided the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Parent and Merger Subs:

Rocket Pharmaceuticals, Inc.

9 Cedarbrook Drive

Cranbury, NJ 08512

Attention:         General Counsel

Email:               [Omitted]

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:         John T. Haggerty; William D. Collins; Sarah Ashfaq

Email:               JHaggerty@goodwinlaw.com

                           WCollins@goodwinlaw.com

                           SAshfaq@goodwinlaw.com

Notices to the Company prior to the Closing Date:

Renovacor, Inc.

201 Broadway, Suite 310

Cambridge, MA 02139

Attention:         Magdalene Cook, Chief Executive Officer

Email:               [Omitted]

with a copy (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders, LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

Attention:         Rachael Bushey; Jennifer Porter

Email:               rachael.bushey@troutman.com; jennifer.porter@troutman.com

Section 9.11. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, and the parties shall amend or otherwise modify this Agreement to replace any prohibited or invalid provision with an effective and valid provision that gives effect to the intent of the parties to the maximum extent permitted by applicable Law.

Section 9.12. Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company, Parent, or the Merger Subs in accordance with their specific terms or were otherwise breached by the Company, Parent or the Merger Subs. It is accordingly agreed that (i) the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or the Merger Subs and to enforce specifically the terms and provisions hereof against Parent or the Merger Subs in any court having jurisdiction, this being in addition to any other remedy to which the Company is entitled at law or in equity, including damages in the event of Parent or the Merger Subs’ willful and intentional breach of this Agreement, without posting any bond or other undertaking and (ii) Parent and the Merger Subs shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the

Company and to enforce specifically the terms and provisions hereof against the Company in any court having jurisdiction, this being in addition to any other remedy to which Parent or any Merger Sub is entitled at law or in equity, including damages in the event of the Company’s Intentional Breach of this Agreement, without posting any bond or other undertaking. The parties acknowledge that the agreements contained in this Section 9.12 are an integral part of the Contemplated Transactions and that, without these agreements, neither the Company nor Parent would enter into this Agreement.

(Signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

RENOVACOR, INC.

By:	/s/ Magdalene Cook, M.D.
Name:	Magdalene Cook, M.D.
Title:	President, Chief Executive Officer and Director

ROCKET PHARMACEUTICALS, INC.

By:	/s/ Gaurav Shah, M.D.
Name:	Gaurav Shah, M.D.
Title:	Chief Executive Officer

ZEBRAFISH MERGER SUB, INC.

By:	/s/ Martin Wilson
Name:	Martin Wilson
Title:	Secretary

ZEBRAFISH MERGER SUB II, LLC

By:	/s/ Gaurav Shah, M.D.
Name:	Gaurav Shah, M.D.
Title:	Authorized Person

Exhibit 99.1

Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of September __, 2022, by and between Renovacor, Inc., a Delaware corporation (the “Company”) and the undersigned stockholder (the “Stockholder”) of Rocket Pharmaceuticals, Inc., a Delaware corporation (“Parent”).

WITNESSETH:

WHEREAS, contemporaneously with the execution of this Agreement, the Company, Parent, Zebrafish Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”) and Zebrafish Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, (i) Merger Sub I will merge with and into the Company (the “First Merger”) and (ii), the Company as the surviving corporation of the First Merger, will merge with and into Merger Sub II with Merger Sub II continuing as the surviving limited liability company and a wholly owned Subsidiary of Parent (the “Second Merger” and together with the First Merger, the “Mergers”);

WHEREAS, pursuant to the Mergers, all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in Section 2.08 of the Merger Agreement, subject to and conditioned upon the terms and conditions therein;

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined below) of the Parent Securities as set forth on Schedule A hereto; and

WHEREAS, as a condition and inducement to the willingness of the Company and Parent to enter into the Merger Agreement, the Stockholder (in the Stockholder’s capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) shall have the meaning set forth in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

(b) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article 8 thereof, (ii) such date and time of any material modification, waiver or amendment to any provision of the Merger Agreement without the Stockholder’s consent that reduces the amount or changes the form of consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof, (iii) the First Effective Time; provided that the termination hereof shall not relieve the Stockholder of any liability arising out of any breach hereof and (iv) the time that the Parent Stockholder Approval has been obtained.

(c) “Shares” shall mean (i) all shares of capital stock of the Parent (including the Parent Shares) beneficially owned by the Stockholder or the Stockholder’s Affiliates as of the date hereof and (ii) all additional shares of capital stock of the Parent (including the Parent Shares) which the Stockholder or the Stockholder’s Affiliates acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Date (including by way of exercise of any convertible or derivative security (including any Parent Options or Parent Warrants), stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like).

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(d) “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) offers, sells, pledges, encumbers, hypothecates, assigns, loans, grants an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfers, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of such Share or any interest in or right to such Share, (ii) deposits any Share into a voting trust or enters into a voting agreement or arrangement or grants any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).

2. Transfer.

(a) The Stockholder agrees that from the date hereof until the Expiration Date, the Stockholder shall not Transfer (or cause, permit or commit to the Transfer of) any of the Shares, or enter into any agreement relating thereto. Any Transfer (other than a Permitted Transfer), or purported Transfer (other than a Permitted Transfer), of Shares in breach or violation of this Agreement shall be void and of no force or effect.

(b) Section 2(a) shall not prohibit a Transfer of Shares by the Stockholder (a) if the Stockholder is an individual, (i) to any member of the Stockholder’s immediate family, or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family, or otherwise for estate planning purposes, or (ii) by will or under the laws of intestacy upon the death of the Stockholder; (b) to Affiliates of the Stockholder; (c) to any custodian or nominee for the purpose of holding such Shares for the account of the Stockholder or the Stockholder’s Affiliates; (d) if such Transfers or dispositions do not involve a change in beneficial ownership; (e) if the Stockholder is a trust, to any beneficiary of the Stockholder or the estate of any such beneficiary; (f) by operation of law or to a charitable organization qualified under Section 501(c)(3) of the Code; (g) by exercise of a Parent Option or Parent Warrant (including a net or cashless exercise of such Parent Option or Parent Warrant, as applicable, to purchase Parent Shares); (h) to Parent to cover tax withholding obligations of the Stockholder in connection with any option exercise or the vesting of any restricted stock or restricted stock unit award, provided that the underlying Shares shall continue to be subject to the restrictions on transfer set forth in this Agreement; or (i) with the Company’s prior written consent; provided, however, that a Transfer referred to in clauses (a), (b), (d), (e) and (f) of this sentence shall be permitted only if (as a precondition to such Transfer), the transferee agrees in writing to be bound by all of the terms of this Agreement applicable to the Stockholder (clauses (a) through (i), each referred to as “Permitted Transfers”).

3. Agreement to Vote Shares.

(a) From the date hereof until the earlier of (x) the receipt of the Parent Stockholder Approval and (y) the Expiration Date, at every meeting of the Parent Stockholders, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Parent Stockholders, the Stockholder (in the Stockholder’s capacity as such) agrees, unconditionally and irrevocably, to appear at each such meeting or otherwise cause all Shares to be counted as present thereat for purposes of calculating a quorum and to vote, or to cause the holder of record on any applicable record date to vote, all Shares that are then-owned by the Stockholder and entitled to vote or act by written consent:

(i) in favor of the proposal to issue Parent Shares (the “Parent Share Issuance”) in connection with the First Merger and in accordance with the Merger Agreement;

(ii) against approval of any proposal made in opposition to, in competition with, or inconsistent with the Merger Agreement or the Mergers or any of the other Contemplated Transactions, including the Parent Share Issuance;

(iii) against any action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any of the other Contemplated Transactions, including the Parent Share Issuance;

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(iv) in favor of any proposal to adjourn or postpone any Parent Stockholders’ Meeting to a later date if there are not sufficient votes for the approval of the Parent Share Issuance on the date on which such meeting is held to the extent permitted or required pursuant to Section 6.03 of the Merger Agreement; and

(v) in favor of any other matter necessary or appropriate to effect the consummation of the Contemplated Transactions, including the Mergers and the Parent Share Issuance.

The Stockholder shall retain at all times the right to vote the Stockholder’s Shares in the Stockholder’s sole discretion and without any other limitation on any matters other than those set forth in clauses (i) through (iv), above, that are at any time or from time to time presented for consideration to Parent Stockholders generally.

(b) The Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder, or a designee of the Stockholder, who is a director or officer of Parent from acting in such capacity or fulfilling the obligations of such office, including by voting, in the Stockholder’s capacity as a director of Parent, in the Stockholder’s, or the Stockholder’s designee’s, sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a Parent Stockholder). In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of Parent.

5. Certain Other Actions. The Stockholder hereby agrees not to commence or participate in, any class action with respect to, any legal action, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Parent Board or the Company Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

(a) Power; Organization; Binding Agreement. The Stockholder has full power and authority (or capacity, if the Stockholder is a natural person) to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If the Stockholder is not a natural person, the Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflicts. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of the Stockholder’s obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, (ii) violate any Law or order applicable to the Stockholder or (iii) if the Stockholder is not a natural person, violate the constituent or organizational document of the Stockholder, except, in each case, as would not prevent or materially delay the Stockholder from performing the Stockholder’s obligations under this Agreement.

(c) Ownership of Shares. The Stockholder (i) is the sole beneficial owner of the Parent equity securities set forth on Exhibit A hereto, all of which are free and clear of any Lien (except any Permitted Lien) and (ii) except as set forth on Exhibit A hereto, does not own, beneficially or otherwise, any voting securities of Parent.

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(d) Voting Power. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and arising under the terms of this Agreement.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in the Stockholder’s capacity as such.

(f) Legal Proceedings. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of the Stockholder’s properties or assets (whether tangible or intangible) or, if the Stockholder is an entity, any of the Stockholder’s officers or directors (in their capacities as such), arising out of or relating to: (i) the Stockholder’s beneficial ownership of the Parent equity securities or any right to acquire the same, (ii) the Stockholder’s capacity as a Parent Stockholder or (iii) any other Contract between the Stockholder (or any of its Affiliates) and Parent (or any of its Affiliates), nor to the knowledge of the Stockholder is there any reasonable basis therefor that would reasonably be expected to impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder. There is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder with respect to which the Stockholder has the right, pursuant to Contract, the Laws of the State of Delaware or otherwise, to indemnification from Parent or any of its Affiliates related to facts and circumstances existing prior to the date hereof.

(g) Reliance by the Company. The Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

7. Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder as follows:

(a) Power; Organization; Binding Agreement. The Company has full power and authority to execute and deliver this Agreement, to perform the Company’s obligations hereunder and to consummate the transactions contemplated hereby. The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). This Agreement has been duly executed and delivered by the Company, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflicts. None of the execution and delivery by the Company of this Agreement, the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Company is a party or by which the Company may be bound, including any voting agreement or voting trust, (ii) violate any Law or order applicable to the Company or (iii) violate the constituent or organizational document of the Company, except, in each case, as would not prevent or materially delay the Company from performing the Company’s obligations under this Agreement.

8. Disclosure. The Stockholder shall permit the Company and Parent to disclose in all documents and schedules filed with the SEC (including the Joint Proxy Statement and Registration Statement) that the Company and Parent, as applicable, reasonably determines to be necessary in connection with the Mergers and the Contemplated Transactions, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement. The Stockholder shall as promptly as practicable to notify Parent and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

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9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder.

10. Further Assurances. Subject to the terms and conditions of this Agreement, upon the reasonable request of Parent, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

11. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholder hereby authorizes Parent or its counsel to notify Parent’s transfer agent that there is a stop transfer order with respect to all of the Shares of the Stockholder (and that this Agreement places limits on the voting and transfer of such Shares).

12. Termination. This Agreement, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any willful breach of this Agreement prior to such termination, provided that in no event shall the Stockholder’s monetary damages exceed the value of the aggregate consideration to which the Stockholder and the Stockholder’s Affiliates would be entitled pursuant to the Merger Agreement. This Section 12 and Sections 1, 4 and 13 shall survive any termination of this Agreement.

13. Miscellaneous.

(a) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Body of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.

(b) Survival of Representations and Warranties. All representations, warranties, covenants and agreements in this Agreement, and all rights and remedies with respect thereto, shall not survive the Expiration Date.

(c) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.

(d) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(e) Specific Performance; Injunctive Relief. The parties hereto acknowledge that the Company shall be irreparably harmed and that there shall be no adequate remedy at law for a breach of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to the Company upon any such breach (or threatened breach), the Company shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to the Company at law or in equity.

(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received (i) when personally delivered, (ii) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (iii) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (iv) when sent by electronic mail; provided, that the notice, demand or communication shall be

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confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Company:

Renovacor, Inc.

201 Broadway, Suite 310

Cambridge, MA 02139

Attention: Magdalene Cook, Chief Executive Officer

Email: mcook@renovacor.com

with copies (which shall not constitute notice) to:

Troutman Pepper Hamilton Sanders, LLP

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103

Attention: Rachael Bushey; Jennifer Porter

Email: rachael.bushey@troutman.com; jennifer.porter@troutman.com

Notices to the Stockholder:

[•]

[•]

Attention:  [•]

Email:        [•]

(g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by the other party with such party’s obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(h) No Third Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(j) Submission to Jurisdiction. The parties agree that the appropriate Forum for any disputes between the parties hereto arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such

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judgment. To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to such party or such party’s property, each such party hereby irrevocably (i) waives such immunity in respect of such party’s obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in this Section 13(j).

(k) Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(l) Entire Agreement. This Agreement contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

(m) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(n) Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(o) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(p) No Agreement Until Executed. Irrespective of negotiations between the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) each of the Parent Board and Company Board, as applicable, has approved, for purposes of any applicable anti-takeover laws and regulations, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed by each party hereto.

[Remainder of Page Intentionally Left Blank]

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Execution Version

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

COMPANY

Renovacor, Inc.

By:
Name:
Title:

STOCKHOLDER

[Stockholder]

By:
Name:
Title:

Schedule A

Parent Shares, Parent Options, Parent RSUs, Parent Warrants

Stockholder	Parent Shares	Parent Shares underlying Parent Options	Parent Shares underlying Parent RSUs	Parent Shares underlying Parent Warrants	Total Shares

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Exhibit 99.2

Execution Version

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of September __, 2022, by and between Rocket Pharmaceuticals, Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of Renovacor, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, contemporaneously with the execution of this Agreement, the Company, Parent, Zebrafish Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub I”) and Zebrafish Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub II”) are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, pursuant to the Merger Agreement, (i) Merger Sub I will merge with and into the Company (the “First Merger”) and (ii), the Company as the surviving corporation of the First Merger, will merge with and into Merger Sub II with Merger Sub II continuing as the surviving limited liability company and a wholly owned Subsidiary of Parent (the “Second Merger” and together with the First Merger, the “Mergers”);

WHEREAS, pursuant to the Mergers, all outstanding shares of capital stock of the Company will be converted into the right to receive the consideration set forth in Section 2.08 of the Merger Agreement, subject to and conditioned upon the terms and conditions therein;

WHEREAS, as of the date hereof, the Stockholder is the beneficial owner (as defined below) of the Company Securities as set forth on Schedule A hereto; and

WHEREAS, as a condition and inducement to the willingness of the Company and Parent to enter into the Merger Agreement, the Stockholder (in the Stockholder’s capacity as such) has agreed to enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1. Certain Definitions. All capitalized terms that are used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) shall have the meaning set forth in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance).

(b) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article 8 thereof, (ii) such date and time of any material modification, waiver or amendment to any provision of the Merger Agreement without the Stockholder’s consent that reduces the amount or changes the form of consideration payable to the Stockholder pursuant to the Merger Agreement as in effect on the date hereof, (iii) the First Effective Time; provided that the termination hereof shall not relieve the Stockholder of any liability arising out of any breach hereof and (iv) the time that the Company Stockholder Approval has been obtained.

(c) “Shares” shall mean (i) all shares of capital stock of the Company (including the Company Shares) beneficially owned by the Stockholder or the Stockholder’s Affiliates as of the date hereof and (ii) all additional shares of capital stock of the Company (including the Company Shares) which the Stockholder or the Stockholder’s Affiliates acquires beneficial ownership of during the period from the date of this Agreement through the Expiration Date (including by way of exercise of any convertible or derivative security (including any Company Options or Company Warrants), stock dividend or distribution, split-up, recapitalization, combination, exchange of shares and the like, including the issuance of any Company Earnout Shares).

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(d) “Transfer” A Person shall be deemed to have effected a “Transfer” of a Share if such Person directly or indirectly (i) offers, sells, pledges, encumbers, hypothecates, assigns, loans, grants an option with respect to (or otherwise enters into a hedging arrangement with respect to), transfers, tenders or disposes (by merger, by testamentary disposition, by operation of law or otherwise) of such Share or any interest in or right to such Share, (ii) deposits any Share into a voting trust or enters into a voting agreement or arrangement or grants any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) agrees or commits (whether or not in writing) to take any of the actions referred to in the foregoing clause (i) or (ii).

2. Transfer.

(a) The Stockholder agrees that from the date hereof until the Expiration Date, the Stockholder shall not Transfer (or cause, permit or commit to the Transfer of) any of the Shares, or enter into any agreement relating thereto. Any Transfer (other than a Permitted Transfer), or purported Transfer (other than a Permitted Transfer), of Shares in breach or violation of this Agreement shall be void and of no force or effect.

(b) Section 2(a) shall not prohibit a Transfer of Shares by the Stockholder (a) if the Stockholder is an individual, (i) to any member of the Stockholder’s immediate family, or to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family, or otherwise for estate planning purposes, or (ii) by will or under the laws of intestacy upon the death of the Stockholder; (b) to Affiliates of the Stockholder; (c) to any custodian or nominee for the purpose of holding such Shares for the account of the Stockholder or the Stockholder’s Affiliates; (d) if such Transfers or dispositions do not involve a change in beneficial ownership; (e) if the Stockholder is a trust, to any beneficiary of the Stockholder or the estate of any such beneficiary; (f) by operation of law or to a charitable organization qualified under Section 501(c)(3) of the Code; (g) by exercise of a Company Option or Company Warrant (including a net or cashless exercise of such Company Option or Company Warrant, as applicable, to purchase Company Shares); (h) to the Company to cover tax withholding obligations of the Stockholder in connection with any option exercise or the vesting of any restricted stock or restricted stock unit award, provided that the underlying Shares shall continue to be subject to the restrictions on transfer set forth in this Agreement; or (i) with Parent’s prior written consent; provided, however, that a Transfer referred to in clauses (a), (b), (d), (e) and (f) of this sentence shall be permitted only if (as a precondition to such Transfer) the transferee agrees in writing to be bound by all of the terms of this Agreement applicable to the Stockholder (clauses (a) through (i), each referred to as “Permitted Transfers”).

3. Agreement to Vote Shares.

(a) From the date hereof until the earlier of (x) the receipt of the Company Stockholder Approval and (y) the Expiration Date, at every meeting of the Company Stockholders, and at every adjournment or postponement thereof, and on every action or approval by written consent of the Company Stockholders, the Stockholder (in the Stockholder’s capacity as such) agrees, unconditionally and irrevocably, to appear at each such meeting or otherwise cause all Shares to be counted as present thereat for purposes of calculating a quorum and to vote, or to cause the holder of record on any applicable record date to vote, all Shares that are then-owned by the Stockholder and entitled to vote or act by written consent:

(i) in favor of (A) the First Merger, (B) the adoption and approval of the Merger Agreement and the terms thereof, and (C) each of the other Contemplated Transactions;

(ii) against approval of any proposal made in opposition to, in competition with, or inconsistent with, the Merger Agreement or the Mergers or any of the other Contemplated Transactions;

(iii) against any action that is intended to, or would reasonably be expected to materially, impede, interfere with, delay, postpone, discourage or adversely affect the Mergers or any of the other Contemplated Transactions, including against any Company Acquisition Proposal;

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(iv) in favor of any proposal to adjourn or postpone any Company Stockholders’ Meeting to a later date if there are not sufficient votes for the approval of the Merger Agreement on the date on which such meeting is held to the extent permitted or required pursuant to Section 6.03 of the Merger Agreement; and

(v) in favor of any other matter necessary or appropriate to effect the consummation of the Contemplated Transactions, including the Mergers.

The Stockholder shall retain at all times the right to vote the Stockholder’s Shares in the Stockholder’s sole discretion and without any other limitation on any matters other than those set forth in clauses (i) through (iv), above, that are at any time or from time to time presented for consideration to the Company Stockholders generally.

(b) The Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with the terms of this Section 3.

4. Directors and Officers. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict the Stockholder, or a designee of the Stockholder, who is a director or officer of the Company from acting in such capacity or fulfilling the obligations of such office, including by voting, in the Stockholder’s capacity as a director of the Company, in the Stockholder’s, or the Stockholder’s designee’s, sole discretion on any matter (it being understood that this Agreement shall apply to the Stockholder solely in the Stockholder’s capacity as a Company Stockholder). In this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in Stockholder’s capacity as a director or officer of the Company.

5. Certain Other Actions. The Stockholder hereby agrees not to commence or participate in, any class action with respect to, any legal action, derivative or otherwise, against Parent, the Company or any of their respective Subsidiaries or successors: (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) to the fullest extent permitted under applicable Law, alleging a breach of any duty of the Company Board or Parent Board in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent as follows:

(a) Power; Organization; Binding Agreement. The Stockholder has full power and authority (or capacity, if the Stockholder is a natural person) to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. If the Stockholder is not a natural person, the Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflicts. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of the Stockholder’s obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, (ii) violate any Law or order applicable to the Stockholder or (iii) if the Stockholder is not a natural person, violate the constituent or organizational document of the Stockholder, except, in each case, as would not prevent or materially delay the Stockholder from performing the Stockholder’s obligations under this Agreement.

(c) Ownership of Shares. The Stockholder (i) is the sole beneficial owner of the Company Securities set forth on Exhibit A hereto, all of which are free and clear of any Lien (except any Permitted Lien) and (ii) except as set forth on Exhibit A hereto, does not own, beneficially or otherwise, any voting securities of the Company.

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(d) Voting Power. The Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and arising under the terms of this Agreement.

(e) No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial adviser’s or other similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Stockholder in the Stockholder’s capacity as such.

(f) Legal Proceedings. As of the date of this Agreement, there is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder or any of the Stockholder’s properties or assets (whether tangible or intangible) or, if the Stockholder is an entity, any of the Stockholder’s officers or directors (in their capacities as such), arising out of or relating to: (i) the Stockholder’s beneficial ownership of the Company Equity Securities or any right to acquire the same, (ii) the Stockholder’s capacity as a Company Stockholder or (iii) any other Contract between the Stockholder (or any of its Affiliates) and the Company (or any of its Affiliates), nor to the knowledge of the Stockholder is there any reasonable basis therefor that would reasonably be expected to impair the ability of the Stockholder to perform the Stockholder’s obligations hereunder. There is no Action pending or, to the knowledge of the Stockholder, threatened against the Stockholder with respect to which the Stockholder has the right, pursuant to Contract, the Laws of the State of Delaware or otherwise, to indemnification from the Company or any of its Affiliates related to facts and circumstances existing prior to the date hereof.

(g) Reliance by Parent. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

7. Representations and Warranties of Parent. Parent hereby represents and warrants to the Stockholder as follows:

(a) Power; Organization; Binding Agreement. Parent has full power and authority to execute and deliver this Agreement, to perform Parent’s obligations hereunder and to consummate the transactions contemplated hereby. Parent is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation (except to the extent the “good standing” concept is not applicable in any relevant jurisdiction). This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting or relating to creditors’ rights generally and is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) No Conflicts. None of the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby will (i) result in a violation or breach of any agreement to which Parent is a party or by which Parent may be bound, including any voting agreement or voting trust, (ii) violate any Law or order applicable to Parent or (iii) violate the constituent or organizational document of Parent, except, in each case, as would not prevent or materially delay Parent from performing Parent’s obligations under this Agreement.

8. Disclosure. The Stockholder shall permit the Company and Parent to disclose in all documents and schedules filed with the SEC (including the Joint Proxy Statement and Registration Statement) that the Company and Parent, as applicable, reasonably determines to be necessary in connection with the Mergers and the Contemplated Transactions, the Stockholder’s identity and ownership of Shares and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement. The Stockholder shall as promptly as practicable to notify Parent and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.

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9. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company or Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Shares shall remain vested in and belong to the Stockholder.

10. Further Assurances. Subject to the terms and conditions of this Agreement, upon the reasonable request of the Company, the Stockholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.

11. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares of the Stockholder (and that this Agreement places limits on the voting and transfer of such Shares).

12. Termination. This Agreement, and all rights and obligations of the parties hereunder and thereunder, shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 12 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of either party hereto, for any willful breach of this Agreement prior to such termination, provided that in no event shall the Stockholder’s monetary damages exceed the value of the aggregate consideration to which the Stockholder and the Stockholder’s Affiliates would be entitled pursuant to the Merger Agreement. This Section 12 and Sections 1, 4 and 13 shall survive any termination of this Agreement.

13. Miscellaneous.

(a) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which will remain in full force and effect. In the event any Governmental Body of competent jurisdiction holds any provision of this Agreement to be null, void or unenforceable, the parties hereto shall negotiate in good faith and execute and deliver an amendment to this Agreement in order, as nearly as possible, to effectuate, to the extent permitted by law, the original intent of the parties hereto with respect to such provision.

(b) Survival of Representations and Warranties. All representations, warranties, covenants and agreements in this Agreement, and all rights and remedies with respect thereto, shall not survive the Expiration Date.

(c) Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties (whether by operation of law or otherwise) without prior written consent of the other.

(d) Amendments; Waiver. This Agreement may be amended by the parties hereto, and the terms and conditions hereof may be waived, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

(e) Specific Performance; Injunctive Relief. The parties hereto acknowledge that Parent shall be irreparably harmed and that there shall be no adequate remedy at law for a breach of any of the covenants or agreements of the Stockholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Parent upon any such breach (or threatened breach), Parent shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Parent at law or in equity.

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(f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received (i) when personally delivered, (ii) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service, (iii) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid or (iv) when sent by electronic mail; provided, that the notice, demand or communication shall be confirmed by the same being sent by certified or registered mail. Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Parent:

Rocket Pharmaceuticals, Inc.

9 Cedarbrook Drive

Cranbury, New Jersey 08512

Attention:                 Gaurav Shah, Chief Executive Officer

Email:                       gs@rocketpharma.com

with copies (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

Attention: John T.         Haggerty William D. Collins

      Sarah Ashfaq

Email:                           JHaggerty@goodwinlaw.com

WCollins@goodwinlaw.com

SAshfaq@goodwinlaw.com

Notices to the Stockholder:

[●]

[●]

Attention:                 [●]

Email:                      [●]

(g) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by the other party with such party’s obligation under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or to demand such compliance.

(h) No Third Party Beneficiaries. This Agreement is not intended to confer and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the Laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive Laws of any jurisdiction other than the State of Delaware.

(j) Submission to Jurisdiction. The parties agree that the appropriate Forum for any disputes between the parties hereto arising out of or related to this Agreement or the transactions contemplated by this Agreement shall be in the Court of Chancery in the City of Wilmington, New Castle County, Delaware, except where such court lacks subject matter jurisdiction. In such event, the Forum shall be in the federal district court sitting in Wilmington, Delaware, or, in the event such federal district court lacks subject matter jurisdiction, then in the superior court in the City of Wilmington, New Castle County, Delaware. The parties irrevocably submit to the jurisdiction of

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such courts solely in respect of any disputes between them arising out of or related to this Agreement or the transactions contemplated by this Agreement. The parties further agree that no party shall bring suit with respect to any disputes arising out of or related to this Agreement or the transactions contemplated by this Agreement in any court or jurisdiction other than the above specified courts; provided, however, that the foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that a final and non-appealable judgment against any party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to such party or such party’s property, each such party hereby irrevocably (i) waives such immunity in respect of such party’s obligations with respect to this Agreement and (ii) submits to the personal jurisdiction of each court described in this Section 13(j).

(k) Rules of Construction. The parties hereto hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(l) Entire Agreement. This Agreement contain the entire understanding of the parties hereto in respect of the subject matter hereof, and supersede all prior negotiations, agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

(m) Interpretation.

(i) Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(ii) The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect or be deemed to affect the meaning or interpretation of this Agreement.

(n) Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

(o) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

(p) No Agreement Until Executed. Irrespective of negotiations between the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until (a) each of the Parent Board and Company Board, as applicable, has approved, for purposes of any applicable anti-takeover laws and regulations, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto and (c) this Agreement is executed by each party hereto.

[Remainder of Page Intentionally Left Blank]

7

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first above written.

PARENT

Rocket Pharmaceuticals, Inc.

By:
Name:
Title:

STOCKHOLDER

[Stockholder]

By:
Name:
Title:

[Signature Page to Voting Agreement]

Execution Version

Schedule A

Company Shares, Company Options, Company RSUs, Company Warrants

Stockholder	Company Shares	Company Shares underlying Company Options	Company Shares underlying Company RSUs	Company Shares underlying Company Warrants	Total Shares

Exhibit 99.3

Rocket Pharmaceuticals to Acquire Renovacor,

Extending Leadership in AAV-based Cardiac Gene Therapy

• Acquisition further strengthens Rocket’s leadership in AAV-based cardiac gene therapy and expands Company’s near-term clinical assets for the treatment of heart conditions

• Significant unmet medical need in BAG3-associated dilated cardiomyopathy, with meaningful commercial opportunity, comparable to Danon Disease

• Creates strong synergies by combining key assets, personnel, capabilities and IP,

as well as access to world-leading scientific and clinical collaborators, expected to deliver long-term value for Rocket and Renovacor shareholders

• We believe compelling preclinical data generated by Renovacor validates mechanism of action of AAV-based transgene replacement strategy for BAG-3 dilated cardiomyopathy

• Expected to add approximately $38M in projected cash at closing; combined with recent $26M ATM sale, extends cash runway into 2Q’24

• Webcast to be held at 8:00 a.m. E.T. today, Sept. 20

CRANBURY, N.J. & CAMBRIDGE, Mass. - (September 20, 2022) - Rocket Pharmaceuticals, Inc. (NASDAQ: RCKT), a leading late-stage, clinical biotechnology company advancing an integrated and sustainable pipeline of genetic therapies for rare childhood disorders with high unmet need, and Renovacor, Inc. (NYSE: RCOR), a biotechnology company focused on delivering innovative precision therapies to improve the lives of patients and families battling genetically-driven cardiovascular and mechanistically-related diseases, today announced a definitive agreement under which Rocket will acquire Renovacor in an all-stock transaction for an implied value of approximately $2.60 per share, based on the volume weighted average trading price of Rocket shares of $15.51 for the 30 trading days through and including Monday, September 19, 2022. The boards of directors of both companies have unanimously approved the transaction, which is currently expected to close by the first quarter of 2023.

“The acquisition of Renovacor aligns with our strategy to expand our leadership position in AAV-based gene therapy for cardiac disease and gives us a perfect opportunity to continue on our mission to transform the lives of heart failure patients through the power of gene therapy,” said Gaurav Shah, M.D., Chief Executive Officer of Rocket. “Building on our success in Danon Disease to date, I am particularly excited to expand our cardiology focus and capabilities and address a clear unmet medical need in BAG3-associated dilated cardiomyopathy. By combining Renovacor’s compelling preclinical work with our joint clinical, regulatory and CMC expertise, we believe we will be well-positioned to bring the highest impact gene therapy with the best chance for success to these patients in the most productive and efficient manner possible.”

Dr. Shah continued, “Given the positive pediatric safety data previously announced from our Phase 1 RP-A501 Danon Disease program, and the upcoming pediatric efficacy data and longer-term adult cohort data we anticipate presenting at the Heart Failure Society of America (HFSA) Scientific Meeting at the end of this month, this strategic acquisition gives us what we believe is the broadest platform in the field to address these devastating rare cardiac diseases. Furthermore, the acquisition will bring to Rocket key personnel, namely a team of leading cardiology drug development experts, critical capabilities, and valuable IP to support continued development of the BAG3 as well as other potential cardiac programs, including a gene therapy research collaboration for arrhythmogenic cardiomyopathy.”

Renovacor’s most advanced program, REN-001, is an AAV-based gene therapy targeting BAG3-associated dilated cardiomyopathy (DCM), a severe form of heart failure. BAG3-DCM represents a significant unmet medical need in a patient population with rapidly progressive cardiac dysfunction in whom no treatments targeting the underlying mechanism of disease exist. Renovacor has deep technical expertise in the development of precision therapies that address genetically driven cardiac diseases. Further, Renovacor is supported by world-class scientific collaborators, a robust intellectual property portfolio and personnel with expertise in BAG3-DCM. These assets and capabilities, all together, represent tremendous value and will enhance Rocket’s leading position in cardiac AAV-based gene therapy.

“Renovacor has made tremendous progress in advancing targeted gene therapies to address the high unmet medical needs of patients living with genetically driven forms of heart disease”, said Magdalene Cook, MD, Chief Executive Officer of Renovacor. “Our experienced team is excited to join Rocket in a shared vision of broadening patient access to precision medicines for cardiovascular disease and addressing common barriers jointly. We look forward to combining the considerable resources and expertise of Renovacor and Rocket in creating a category leader in the precision cardiology field. As a result of this combination, we will be suspending current guidance regarding preclinical and clinical timelines for our programs as we evaluate these items with the Rocket team.”

Transaction Details

Under the terms of the definitive agreement, Renovacor shareholders will receive approximately 0.1676 shares of Rocket in exchange for each of their shares in Renovacor (subject to adjustment as described below) and are expected to own approximately 4.6% percent of Rocket equity on a fully diluted basis immediately following the closing of the transaction. The exchange ratio implies an equity deal value of approximately $53 million based on fully diluted shares outstanding via treasury stock method and the acceleration and vesting of all earnout shares, or $2.60 per share of Renovacor, based on the volume weighted average trading price of Rocket shares of $15.51 for the 30 trading days through and including Monday, September 19, 2022. The exchange ratio is subject to adjustment based on Renovacor net cash at closing.

It is currently anticipated that the transaction will close by the first quarter of 2023, subject to approval by Renovacor and Rocket shareholders, receipt of any required customary regulatory approvals and the satisfaction of other customary closing conditions. RTW Investments, LP, a significant shareholder of both Rocket and Renovacor, has entered into a voting agreement with Renovacor, pursuant to which they have agreed, among other things, and subject to the terms and conditions of the agreement, to vote in favor of the Renovacor acquisition as a Rocket stockholder.

SVB Securities is serving as exclusive financial advisor and Goodwin Procter LLP is serving as legal counsel to Rocket. Wells Fargo Securities is serving as exclusive financial advisor and Troutman Pepper Hamilton Sanders LLP is serving as legal counsel to Renovacor.

Investor Webcast Information

Rocket management will discuss the transaction via webcast today, Sept. 20, 2022, at 8:00 a.m. ET. To access the webcast, please register online at: https://ir.rocketpharma.com/events-presentations. Participants are requested to register a minimum of 15 minutes before the start of the call. The webcast replay will be available on the Rocket website upon completion of the event.

About Rocket Pharmaceuticals, Inc.

Rocket Pharmaceuticals, Inc. (NASDAQ: RCKT) is advancing an integrated and sustainable pipeline of genetic therapies that correct the root cause of complex and rare childhood disorders. The Company’s platform-agnostic approach enables it to design the best therapy for each indication, creating potentially transformative options for patients afflicted with rare genetic diseases. Rocket’s clinical programs using lentiviral vector (LVV)-based gene therapy are for the treatment of Fanconi Anemia (FA), a difficult to treat genetic disease that leads to bone marrow failure and potentially cancer, Leukocyte Adhesion Deficiency-I (LAD-I), a severe pediatric genetic disorder that causes recurrent and life-threatening infections which are frequently fatal, and Pyruvate Kinase Deficiency (PKD), a rare, monogenic red blood cell disorder resulting in increased red cell destruction and mild to life-threatening anemia. Rocket’s first clinical program using adeno-associated virus (AAV)-based gene therapy is for Danon Disease, a devastating, pediatric heart failure condition. For more information about Rocket, please visit www.rocketpharma.com.

About Renovacor

Renovacor is a biotechnology company focused on delivering innovative precision therapies to improve the lives of patients and families battling genetically-driven cardiovascular and mechanistically-related diseases. The company’s lead program in BAG3-associated dilated cardiomyopathy (DCM) uses gene transfer technology to address the monogenic cause of this severe form of heart failure. Renovacor’s vision is to bring life-changing therapies to patients living with serious genetic cardiovascular and related diseases, by developing medicines that target the underlying cause of disease and provide a transformative benefit and significant improvement to quality of life.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this communication that do not relate to matters of historical fact should be considered forward-looking statements, including statements regarding the anticipated closing of and synergies related to the transaction, expectations concerning market position, future operations and other financial and operating information.

These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: uncertainties as to the timing of the consummation of the proposed transaction and the ability of the parties to consummate the proposed transaction; the satisfaction of the conditions precedent to consummation of the proposed transaction, including the approval of Renovacor’s and Rocket’s stockholders; any litigation related to the proposed transaction; disruption of Renovacor’s or Rocket’s current plans and operations as a result of the proposed transaction; the ability of Renovacor or Rocket to retain and hire key personnel; competitive responses to the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; the ability of Rocket to successfully integrate Renovacor’s operations and technology; diversion of managements’ attention from ongoing business operations and opportunities; the ability of Rocket to implement its plans, forecasts and other expectations with respect to Renovacor’s business after the completion of the transaction and realize additional opportunities for growth and innovation; the ability of Rocket to realize the anticipated synergies from the proposed transaction in the anticipated amounts or within the anticipated timeframes or costs expectations or at all; the ability to maintain relationships with Rocket’s and Renovacor’s respective employees, customers, other business partners and governmental authorities; competition; the impact of the COVID-19 pandemic on Renovacor’s and Rocket’s businesses, supply chain and labor force; risks related to the potential impact of general economic, political and market factors on the companies or the proposed transaction, including as a result of inflationary pressures; the interest from patients and families for participation in each of Rocket’s ongoing trials, expectations regarding the delays and impact of COVID-19 on clinical sites, patient enrollment, trial timelines and data readouts, our expectations regarding our drug supply for our ongoing and anticipated trials, actions of regulatory agencies, which may affect the initiation, timing and progress of pre-clinical studies and clinical trials of its product candidates; the risk that the results of preclinical studies and clinical trials may not be predictive of future results in connection with future studies or trials; and the risks and uncertainties described in the “Risk Factors” section of Renovacor’s and Rocket’s respective annual and quarterly and reports filed the Securities Exchange Commission. These filings identify and address important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and neither Renovacor nor Rocket assumes any obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Renovacor nor Rocket gives any assurance that it will achieve its expectations.

Important Additional Information Regarding the Transaction Will Be Filed With the SEC

In connection with the proposed transaction between Renovacor and Rocket, Renovacor and Rocket will file relevant materials with the SEC, including a Rocket registration statement on Form S-4 that will include a joint proxy statement of Renovacor and Rocket and will also constitute a prospectus of Rocket, and a definitive proxy statement will be mailed to stockholders of Renovacor and Rocket, respectively. INVESTORS AND SECURITY HOLDERS OF RENOVACOR AND ROCKET ARE URGED TO READ THE PROSPECTUS/JOINT PROXY STATEMENT THAT WILL BE INCLUDED IN THE REGISTRATION STATEMENT ON FORM S-4, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE IN THE PROSPECTUS/JOINT PROXY STATEMENT (IF ANY) CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION, THE

PARTIES TO THE PROPOSED TRANSACTION AND THE RISKS ASSOCIATED WITH THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain, without charge, a copy of the registration statement, the prospectus/joint proxy statement and other relevant documents filed with the SEC (when available) from the SEC’s website at http://www.sec.gov. Copies of the documents filed with the SEC by Renovacor will be available free of charge on Renovacor’s internet website at www.renovacor.com under the tab “Investor & Media—Financials” or by contacting Renovacor’s Investor Relations Department at investors@renovacor.com. Copies of the documents filed with the SEC by Rocket will be available free of charge on Rocket’s internet website at www.rocketpharma.com under the tab “Investors – SEC Filings”.

Participants in the Solicitation

Renovacor, Rocket and certain of their directors, executive officers and other members of management may be deemed to be participants in the solicitation of proxies with respect to the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders of Renovacor or Rocket in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the prospectus/joint proxy statement when it is filed with the SEC. Information regarding Renovacor’s directors and executive officers is contained in Renovacor’s definitive proxy statement, which was filed with the SEC on April 14, 2022, and Renovacor’s Current Reports on Form 8-K, filed with the SEC on March 28, 2022 and June 3, 2022 (as amended on June 24, 2022). Information regarding Rocket’s directors and executive officers is contained in Rocket’s definitive proxy statement, which was filed with the SEC on April 29, 2022. Security holders and investors may obtain additional information regarding the interests of such persons, which may be different than those of Renovacor’s or Rocket’s security holders generally, by reading the prospectus/joint proxy statement and other relevant documents regarding the transaction, which will be filed with the SEC. You may obtain these documents (when they become available) free of charge through the website maintained by the SEC at http://www.sec.gov and from the Investor Relations websites of Rocket or Renovacor as described above.

No Offer or Solicitation

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. This communication does not constitute a prospectus or prospectus equivalent document. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. In connection with the proposed transaction, Rocket will file a registration statement on Form S-4 that will include a joint proxy statement of Renovacor and Rocket and will also constitute a prospectus of Rocket. INVESTORS AND SECURITY HOLDERS OF RENOVACOR AND ROCKET ARE URGED TO READ THE PROSPECTUS/JOINT PROXY STATEMENT AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Contacts

Rocket

Media

Kevin Giordano

Director, Corporate Communications

kgiordano@rocketpharma.com

Investors

Jessie Yeung, M.B.A.

Vice President, Investor Relations and Corporate Finance

investors@rocketpharma.com

Renovacor

Investors

Brooks Rahmer

Renovacor, Inc.

610-424-2627

ir@renovacor.com